UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
CASPER SLEEP INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

Casper Sleep Inc. common stock (“Casper common stock”)
	(2)	Aggregate number of securities to which transaction applies:

As of the close of business on November 30, 2021, 44,147,882 shares of Casper common stock (including issued and outstanding shares of Casper common stock, shares of Casper common stock underlying Company RSU Awards (as defined herein), Company PSU Awards (as defined herein) and in-the-money Company Options (as defined herein)).

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of: (A) 44,050,081 shares of Casper common stock (which includes 41,618,784 shares of common stock, 2,029,833 Company RSU Awards and 401,464 Company PSU Awards (each as defined herein) outstanding as of November 30, 2021) multiplied by $6.90 per share and (B) options to purchase 97,801 shares of Casper common stock multiplied by $3.95 (the difference between $6.90 and the weighted average exercise price of $2.95 per share).

	(4)	Proposed maximum aggregate value of transaction:

$304,331,872.85
	(5)	Total fee paid:

$28,211.56
In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filed fee was determined by multiplying $304,331,872.85 by 0.0000927

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED DECEMBER 3, 2021

175 Greenwich Street
Three World Trade Center
New York, NY 10007
Dear Casper Stockholder:
You are cordially invited to attend a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of Casper Sleep Inc. (“Casper” or the “Company”) to be held on [   ], 2022, at [   ], Eastern time. Casper will hold the Special Meeting virtually via the Internet at [   ]. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.
At the Special Meeting, you will be asked to consider and vote on (i) a proposal to adopt the Agreement and Plan of Merger, dated as of November 14, 2021 (the “Merger Agreement”), by and among Marlin Parent, Inc., a Delaware corporation (“Parent”), Marlin Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Casper and (ii) a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. Parent and Merger Sub are each subsidiaries of Durational Consumer SPV IV, LP (the “Durational Vehicle”), an investment vehicle managed by Durational Capital Management, LP (“Durational”), a U.S.-based private equity firm. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Casper and the separate corporate existence of Merger Sub will cease, with Casper continuing as the surviving corporation (the “Merger”) and a wholly-owned subsidiary of Parent.
If the Merger is completed, you will be entitled to receive $6.90 in cash, without interest, subject to applicable withholding taxes, for each share of Casper common stock that you own, unless you have properly exercised your appraisal rights.
The Board of Directors of Casper (the “Board of Directors”), after considering the factors more fully described in the enclosed proxy statement, has unanimously: (i) determined that it is in the best interests of Casper and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; (ii) approved the execution and delivery of the Merger Agreement by Casper, the performance by Casper of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; and (iii) resolved to recommend that holders of Casper common stock adopt the Merger Agreement. The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement.
The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including, but not limited to, the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person by virtual ballot, your vote will revoke any proxy that you have previously submitted.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Casper common stock entitled to vote at the Special Meeting.
If you have any questions or need assistance voting your shares, please contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll free: (877) 800-5186
Banks and Brokers may call collect: (212) 750-5833
On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of these matters.
Sincerely,

Philip Krim
Chairman of the Board of Directors
The accompanying proxy statement is dated [   ], 2021 and, together with the enclosed form of proxy card, is first being mailed on or about [   ], 2021.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED DECEMBER 3, 2021

175 Greenwich Street
Three World Trade Center
New York, NY 10007
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD VIRTUALLY VIA THE INTERNET ON [  ], 2022
Notice is hereby given that a special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of Casper Sleep Inc., a Delaware corporation (“Casper” or the “Company”), will be held on [  ], 2022 at [  ], Eastern time. Casper will hold the Special Meeting virtually via the Internet at [  ]. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting. The Special Meeting is being held for the following purposes:
1.
To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of November 14, 2021, (the “Merger Agreement”), by and among Marlin Parent, Inc., a Delaware limited liability company (“Parent”), Marlin Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Casper. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Casper and the separate corporate existence of Merger Sub will cease, with Casper continuing as the surviving corporation (the “Merger”) and a wholly owned subsidiary of Parent; and

2.
To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Only holders of Casper common stock (“Casper Stockholders”) of record as of the close of business on [  ], 2021, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person by virtual ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the adoption of the Merger Agreement, and “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
By Order of the Board of Directors,

Philip Krim
Chairman of the Board of Directors
Dated: [  ], 2021

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
If you are a Casper Stockholder of record, voting in person by virtual ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.
If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) vote by virtual ballot in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the Adjournment Proposal.
You should carefully read and consider the entire accompanying proxy statement and its annexes, including, but not limited to, the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Casper common stock, please contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll free: (877) 800-5186
Banks and Brokers may call collect: (212) 750-5833

i

ii

SUMMARY
This summary highlights selected information from this proxy statement related to the merger of Marlin Merger Sub, Inc. with and into Casper Sleep Inc. (the “Merger”) and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement (as defined below), along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.
Except as otherwise specifically noted in this proxy statement, “Casper,” “we,” “our,” “us,” the “Company” and similar words refer to Casper Sleep Inc. and its subsidiaries. Throughout this proxy statement, we refer to Marlin Parent, Inc. as “Parent” and Marlin Merger Sub, Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated November 14, 2021, by and among Parent, Merger Sub and Casper as the “Merger Agreement,” our common stock, par value $0.000001 per share, as “Casper common stock” and the holders of Casper common stock as “Casper Stockholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.
Parties Involved in the Merger
Casper Sleep Inc.
Casper Sleep Inc. (the “Company” or “Casper”) and its subsidiaries design and sell premium sleep products including mattresses, pillows, sheets, and other sleep-centric products. The Company’s head office is located at 175 Greenwich Street, Three World Trade Center, New York, NY. Casper believes everyone should sleep better. The Company has a full portfolio of obsessively engineered sleep products—including mattresses, pillows, bedding, and furniture designed in-house by the Company’s award-winning R&D team at Casper Labs. In addition to its e-commerce business, Casper owns and operates sleep shops across North America and its products are available at a growing list of retailers.
Marlin Parent, Inc.
Parent was formed on November 10, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.
Marlin Merger Sub, Inc.
Merger Sub is a wholly-owned subsidiary of Parent and was formed on November 10, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.
Parent and Merger Sub are each subsidiaries of Durational Consumer SPV IV, LP (the “Durational Vehicle”), an investment vehicle managed by Durational Capital Management, LP (“Durational”), a U.S.-based private equity firm. At the Effective Time (as defined below), the Surviving Corporation (as defined below), will be indirectly owned by the Durational Vehicle and certain of its affiliates.
In connection with the transactions contemplated by the Merger Agreement, (1) the Durational Vehicle has provided Parent with an equity commitment of $372,150,000 and (2) Parent has obtained debt financing commitments in an aggregate amount of $100,000,000 ($75,000,000 of which will be available at the closing of the Merger) from KKR Credit Advisors (US) LLC and Callodine Commercial Finance, LLC. Such amounts will be used to fund the aggregate purchase price required to be paid at the closing of the Merger and to also fund certain other payments (including the Required Amount), subject to the terms and conditions of the Merger Agreement. In addition, the Durational Vehicle has provided a Limited Guarantee (as defined below) with respect to the payment of the termination fee payable by Parent in the event it becomes payable, as well as certain reimbursement obligations that may be owed by Parent pursuant to the Merger Agreement, subject to the terms and conditions set forth in the Merger Agreement and such Limited Guarantee, including a $24,375,000 cap on any damages that may be payable. For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”
Durational Capital Management, LP
Durational is not a party to the Merger Agreement, but certain investors arranged by Durational have committed to capitalize Parent, through the Durational Vehicle, with up to $372,150,000 of equity financing in connection with the Merger pursuant to, and subject to the terms and conditions of, certain equity commitment letters.
The Merger
Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Casper and the separate corporate existence of Merger Sub will cease, with Casper continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Surviving Corporation”). Following the Merger, Casper common stock will no longer be publicly traded and will be delisted from the New York Stock Exchange (the “NYSE”). In addition, Casper common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Casper will no longer file periodic reports with the United States Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation. The time at which the Merger will become effective will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) (the time of such filing and the acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and Casper and specified in the certificate of merger, being referred to herein as the “Effective Time”).
Merger Consideration
Casper Common Stock
At the Effective Time, each then outstanding share of Casper common stock (other than shares of Casper common stock (i) held by Casper as treasury stock, (ii) owned by Parent or Merger Sub, (iii) owned by any direct or indirect wholly owned subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time or (iv) held by Casper stockholders who have not voted in favor of the Merger and who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and who have complied in all respects with, Section 262 of the DGCL with respect to any such shares held by any such holders, collectively, the “Excluded Shares”) will be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to $6.90, without interest (the “Per Share Merger Consideration”), subject to any applicable withholding taxes.
At or prior to the Effective Time, Parent will deposit (or cause to be deposited) an amount of cash equal to the aggregate Per Share Merger Consideration with a Designated Payment Agent (as defined below) for payment to the holders of each outstanding share of Casper common stock owned by Casper Stockholders (excluding, for the avoidance of doubt, the Excluded Shares). For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Exchange and Payment Procedures.”
After the Merger is completed, you will have the right to receive the Per Share Merger Consideration in respect of the Casper common stock that you held, but you will no longer have any rights as a holder of Casper common stock (except that Casper Stockholders who are entitled to demand and have properly demanded appraisal of their Casper common stock may have the right to receive payment for the “fair value” of their shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”
Treatment of Company Equity Awards
Company Options. Each Company Option that is vested, including any Company Option that accelerates and vests in connection with the Merger, and outstanding and exercisable immediately prior to the Effective Time shall be cancelled and converted into the right to receive an amount in cash, subject to withholding taxes, equal to (i) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such Company Option, times (ii) the number of shares of Casper common stock covered by such Company Option immediately prior to the Effective Time. This consideration is referred to herein as the “Option Consideration.” Each Company Option that is unvested or has a per share exercise price that is equal to or greater than the Per Share Merger Consideration shall be cancelled for no consideration as of the Effective Time.
Company RSU Award. Each Company RSU Award that is outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive an amount in cash, subject to withholding taxes, equal to (i) the Per Share Merger Consideration, times (ii) the number of shares of Casper common stock covered by such award immediately prior to the Effective Time, payable promptly following the Effective Time. The foregoing consideration is referred to herein as the “RSU Consideration.”
Company PSU Award. Each Company PSU Award that is outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive an amount in cash, subject to withholding taxes, equal to (i) the Per Share Merger Consideration, times (ii) the number of shares of Casper common stock covered by such award immediately prior to the Effective Time (based on the greater of target and actual performance, as estimated by the Company based on the Company’s performance during the applicable performance period as of the Effective Time), payable promptly following the Effective Time. The foregoing consideration is referred to herein as the “PSU Consideration.”
Company Warrants. At the Effective Time, each Company Warrant will automatically be cancelled for no consideration, and the Company Warrant Agreements will be automatically terminated.
Company ESPP. In connection with the execution and delivery of the Merger Agreement, Casper would be required to take the following actions under its ESPP: (i) ensure no new participants will commence participation in the ESPP after November 14, 2021; (ii) ensure no participant will be allowed to increase his or her payroll contribution rate in effect as of November 14, 2021 or make separate non-payroll contributions on or following such date; and (iii) ensure no new offering period or purchase period will commence or be extended pursuant to the ESPP, in each case, after November 14, 2021. However, as of the date hereof, no offering period has commenced under the ESPP and there are no active participants. The ESPP will terminate, in accordance with its terms, no later than immediately prior to and effective as of the Effective Time.
For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Treatment of Company Equity Awards.”
Material U.S. Federal Income Tax Consequences of the Merger to Holders of Casper Common Stock
The receipt of cash by a U.S. Holder in exchange for such U.S. Holder’s Casper common stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference between the cash such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in Casper common stock surrendered in the Merger. A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to the exchange of Casper common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States. Casper Stockholders should refer to the discussion under the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Casper Common Stock” of this proxy statement, and should consult their tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction or other tax laws.
Appraisal Rights
If the Merger is consummated and certain conditions are met, Casper Stockholders who continuously hold shares of Casper common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement or consent thereto in writing and who are entitled to demand and have properly demanded appraisal of their shares pursuant to, and who have complied in all respects with, Section 262 of the DGCL, and who do not fail to perfect or waive, withdraw or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares of Casper common stock in connection with the Merger under Section 262 of the DGCL. This means that Casper Stockholders may be entitled to have their shares of Casper common stock appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their shares of Casper common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery (or in certain circumstances described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” on the difference between the amount determined to be the fair value by the Delaware Court of Chancery and the amount paid to Casper Stockholders in the Merger to each stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, Casper Stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Casper Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as, or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Casper common stock.
To exercise appraisal rights, Casper Stockholders must: (i) submit a written demand for appraisal to Casper before the vote is taken on the proposal to adopt the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement or consent thereto in writing; (iii) continue to hold shares of Casper common stock of record through the Effective Time; and (iv) strictly comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings as to all Casper Stockholders who have asserted appraisal rights unless certain stock ownership conditions are satisfied by the Casper Stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced in Annex C to this proxy statement. If you hold your shares of Casper common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee. For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”
Regulatory Approvals Required for the Merger
HSR Act and U.S. Antitrust Matters
Under the Merger Agreement, the Merger cannot be completed until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated and approvals, consents, waivers or clearances under other antitrust laws have been obtained. Casper and Parent have made the filings required under the HSR Act on [       ].
For more information, please see the section of this proxy statement captioned “The Merger—Regulatory Approvals Required for the Merger.”
Closing Conditions
The obligations of Casper, Parent, and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of customary conditions, including (among other conditions), the following:
•	the adoption of the Merger Agreement by the requisite affirmative vote of stockholders;
•	the expiration or termination of the applicable waiting period under the HSR Act;
•	the absence of any laws or court orders making the Merger illegal or otherwise prohibiting the Merger;
•
in the case of Parent and Merger Sub, the absence, since the date of the Merger Agreement, of any continuing change, event, effect, development, condition, fact, state of facts, occurrence or circumstance that, individually or in the aggregate, is or would reasonably be expected to have a material adverse effect (with certain limitations) on (i) the ability of Casper and its subsidiaries (each, a “Casper Group Member” and together, the “Casper Group”) to perform its material obligations under, or to consummate the transactions contemplated by the Merger Agreement or (ii) the business, financial condition or results of operations of the Casper Group, taken as a whole;

•
the accuracy of the representations and warranties of Casper, Parent and Merger Sub in the Merger Agreement, subject to materiality qualifiers, as of the Closing Date or the date in respect of which such representation or warranty was specifically made; and

•	the performance in all material respects by Casper, Parent and Merger Sub of their respective obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time.
Financing of the Merger
The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. We anticipate that the total amount of funds necessary to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at the closing of the Merger by Parent and Merger Sub under the Merger Agreement, will be approximately $415,000,000. This amount includes the Required Amount.
The Durational Vehicle has committed to contribute or cause to be contributed to Parent at the closing of the Merger an aggregate amount in cash equal to $372,150,000, subject to the terms and conditions set forth in equity commitment letter provided by the Durational Vehicle, dated as of November 14, 2021 (the “Equity Commitment Letter”). Casper is an express third-party beneficiary of the Equity Commitment Letter and may rely upon and enforce Parent’s right to cause the commitment under the Equity Commitment Letter by the Durational Vehicle to be funded to Parent in accordance with the Equity Commitment Letter subject to (i) the limitations and conditions set forth in the Equity Commitment Letter and (ii) the terms and conditions of the Merger Agreement.
Pursuant to the limited guarantee delivered by the Durational Vehicle in favor of Casper, dated as of November 14, 2021 (the “Limited Guarantee”), the Durational Vehicle has agreed to guarantee certain payment obligations of Parent under the Merger Agreement, subject to an aggregate cap equal to $24,375,000, including the Parent Termination Fee pursuant to and in accordance with the terms of the Merger Agreement and the Reimbursement Obligations.
In addition, in connection with the Merger Agreement, Parent entered into a debt commitment letter, dated as of November 14, 2021 (as amended, supplemented, amended and restated or otherwise modified, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Letters”) with KKR Credit Advisors (US) LLC and Callodine Commercial Finance, LLC (the “Committed Lenders”), pursuant to which the Committed Lenders have committed to provide, upon certain terms and subject to certain conditions, Parent with Debt Financing (as defined in the section of this proxy statement captioned “The Merger—Financing of the Merger”) in an aggregate principal amount of $100,000,000 ($75,000,000 of which will be available at the closing of the Merger). For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”
Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the financing described in the Financing Letters.
Casper has agreed to use its reasonable best efforts to provide, and to cause its subsidiaries to and use their reasonable best efforts to cause its and their respective representatives to use its reasonable best efforts to provide, to Parent and Merger Sub such necessary, advisable or customary cooperation as is reasonably requested by Parent in connection with the arrangement of the financing contemplated by the Debt Commitment Letter, subject to the terms set forth in the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Cooperation with Debt Financing.”
Required Stockholder Approval
The affirmative vote of the holders of a majority of the outstanding shares of Casper common stock is required to adopt the Merger Agreement. As of the Record Date, [    ] votes constitute a majority of the outstanding shares of Casper common stock. The proposal to adjourn the Special Meeting (the “Adjournment Proposal”), whether or not a quorum is present, requires the affirmative vote of a majority of the shares of Casper common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [    ] shares of Casper common stock, representing approximately [    ]% of the shares of Casper common stock outstanding as of the Record Date (and approximately [    ]% of the shares of Casper common stock outstanding when taking into account Company Options held, in the aggregate, by our directors and executive officers). Concurrent with and as a condition to Parent entering into the Merger Agreement, New Enterprise Associates 14, L.P., NEA Ventures 2014, L.P., Philip Krim, Neil Parikh, Benjamin Lerer and Emilie Arel (collectively, the “Voting Agreement Stockholders”) entered into a voting agreement with Parent and the Company, dated as of November 14, 2021 (the “Voting and Support Agreement”). The Voting Agreement Stockholders beneficially own approximately 28% of the outstanding shares of Casper common stock. Pursuant to the Voting and Support Agreement, the Voting Agreement Stockholders have agreed, among other things, subject to the terms and conditions thereof, to vote all of the shares of the Casper common stock held by such Voting Agreement Stockholders as of such date (a) in favor of the Merger and the adoption of the Merger Agreement and the transactions contemplated thereby and (b) against (i) any action or agreement that would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being satisfied and (ii) any Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with or materially and adversely affect the consummation of the Merger and the other transactions contemplated thereby, in each case, at every meeting of the Casper Stockholders at which such matters are to be voted on (including any adjournment or postponement thereof), in each case, so long as the Merger Agreement has not been terminated and there has been no amendment to the Merger Agreement that reduces the Per Share Merger Consideration or changes the form of consideration payable to Casper Stockholders under the Merger Agreement without the consent of Voting Agreement Stockholders. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Voting and Support Agreement.”
We currently expect that our directors and executive officers will vote all of their respective shares of Casper common stock: (1) “FOR” the adoption of the Merger Agreement and (2) “FOR” the Adjournment Proposal.
The Special Meeting
Date, Time and Place
A special meeting of Casper Stockholders to consider and vote on the proposal to adopt the Merger Agreement will be held on [    ], 2022 at [    ], Eastern time (the “Special Meeting”). Casper will hold the Special Meeting virtually via the Internet at [    ] (the “Virtual Meeting Website”). You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.
Record Date; Shares Entitled to Vote
You are entitled to vote at the Special Meeting if you owned shares of Casper common stock at the close of business on [    ], 2021 (the “Record Date”). Each holder of Casper common stock shall be entitled to one (1) vote for each such share owned at the close of business on the Record Date.
Quorum
As of the Record Date, there were [    ] shares of Casper common stock outstanding and entitled to vote at the Special Meeting. The holders of a majority of the shares of Casper common stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the Special Meeting.
Recommendation of the Casper Board of Directors
The Board of Directors has unanimously: (i) determined that it is in the best interests of Casper and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; (ii) approved the execution and delivery of the Merger Agreement by Casper, the performance by Casper of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; and (iii) resolved to recommend that Casper Stockholders adopt the Merger Agreement.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Prior to the adoption of the Merger Agreement by Casper Stockholders and, under certain circumstances, the Board of Directors, may withdraw or change the foregoing recommendation if it determines in good faith (after consultation with its financial advisor and its outside legal counsel) that failure to do so would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties to stockholders under applicable law. However, the Board of Directors cannot withdraw or change the foregoing recommendation unless it complies with certain procedures in the Merger Agreement, including, but not limited to, providing written notice to Parent at least four (4) business days prior to the recommendation change and negotiating with Parent and its representatives in good faith over such four (4) business day period, following which the Board of Directors (after consultation with its outside legal counsel) shall have determined in good faith that the failure of the Board of Directors (or a committee thereof) to make a Company Board Recommendation Change (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change”) would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties to stockholders under applicable law. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change.”
Opinion of Jefferies LLC
Casper retained Jefferies LLC (“Jefferies”) as its financial advisor in connection with a possible sale, disposition and certain other business and financing transactions involving Casper. In connection with this engagement, the Board of Directors requested that Jefferies evaluate the fairness, from a financial point of view, to Casper Stockholders (other than Parent, Merger Sub and their respective affiliates) of the Per Share Merger Consideration to be received by holders of shares of Casper common stock pursuant to the Merger Agreement. At a meeting of the Board of Directors held on November 14, 2021, Jefferies rendered its opinion to the Board of Directors to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Per Share Merger Consideration to be received by holders of shares of Casper common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates).
The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex B to this proxy statement and is incorporated herein by reference. Casper encourages you to read the opinion carefully and in its entirety. Jefferies’ opinion was provided for the use and benefit of the Board of Directors (in its capacity as such) in its evaluation of the Per Share Merger Consideration from a financial point of view and did not address any other aspect of the Merger or any other matter. Jefferies’ opinion did not address the relative merits of the Merger or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Casper, nor did it address the underlying business decision by Casper to engage in the Merger or any term, aspect or implication of any other agreement (or amendment thereto or related arrangements) entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. Jefferies’ opinion did not constitute a recommendation as to how the Board of Directors or any securityholder should vote or act with respect to the Merger or any other matter. For more information, please see the section of this proxy statement captioned “The Merger — Opinion of Jefferies LLC.”

Interests of Casper’s Executive Officers and Directors in the Merger
When considering the foregoing recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, Casper Stockholders should be aware that Casper’s directors and executive officers may have interests in the Merger that are different from, or in addition to, Casper Stockholders more generally. In (1) evaluating and negotiating the Merger Agreement, (2) approving the Merger Agreement and the Merger, and (3) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests, among other matters, to the extent that these interests existed at the time. These interests include:
•
at the Effective Time, each Company Option, Company RSU Award, and Company PSU Award held by an executive officer or director will receive the treatment described in the section of this proxy statement captioned “The Merger—Interests of Executive Officers and Directors of Casper in the Merger—Treatment of Company Equity Awards”;

•
eligibility of certain of Casper’s executive officers to receive severance payments and benefits (including equity award vesting acceleration) and/or supplemental bonuses under their employment, change in control or other similar agreements with Casper, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Executive Officers and Directors of Casper in the Merger—Casper Severance and Change in Control Arrangements”; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.
If the proposal to adopt the Merger Agreement is approved, the shares of Casper common stock held by Casper directors and executive officers will be treated in the same manner as outstanding shares of Casper common stock held by all other stockholders. For more information, please see the section of this proxy statement captioned “The Merger—Interests of Executive Officers and Directors of Casper in the Merger.”
Alternative Acquisition Proposals
No Solicitation of Other Acquisition Proposals
Under the Merger Agreement, from November 14, 2021 (the “Agreement Date”) until the earlier to occur of the termination of the Merger Agreement in accordance with its terms and the Effective Time, Casper and its subsidiaries will not, will cause their respective directors and officers not to, and will instruct and use reasonable best efforts to cause their other respective representatives not to, directly or indirectly: (i) solicit, initiate, propose or induce or knowingly encourage, facilitate or assist any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to any Acquisition Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—No Solicitation of Other Offers”); (ii) enter into, engage, knowingly encourage, continue or otherwise participate in discussions or negotiations with, or provide any non-public information to, any person relating to, an Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any letter of intent or contract relating to an Acquisition Transaction (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—No Solicitation of Other Offers”).
Notwithstanding the foregoing restrictions, under certain specified circumstances, from the Agreement Date until the adoption of the Merger Agreement by Casper Stockholders, Casper may, among other things, provide information to, and engage or participate in negotiations or substantive discussions with, a person in respect of a bona fide written Acquisition Proposal, and otherwise facilitate such Acquisition Proposal or assist such person (and its representatives, prospective debt and equity financing sources and/or their respective representatives) with such Acquisition Proposal (in each case, if requested by such person) and such Acquisition Proposal did not result from the breach of Casper’s obligations, as described in the immediately preceding paragraph if (and only if), subject to complying with certain procedures described in the subsequent paragraph, the Board of Directors (or a committee thereof) determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would be reasonably likely lead to a Superior Proposal, and, in each case has determined in good faith that (after consultation with its outside legal counsel), the failure to take such actions in respect of such Acquisition Proposal would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties to stockholders under applicable law. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—No Solicitation of Other Offers.”
Prior to the adoption of the Merger Agreement by Casper Stockholders, Casper is entitled to terminate the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal if it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a four (4) business day period in an effort to amend the terms and conditions of the Merger Agreement, so that such Superior Proposal no longer constitutes a “Superior Proposal” relative to the transactions contemplated by the Merger Agreement, as amended pursuant to such negotiations.
The termination of the Merger Agreement by Casper following the Board of Directors’ authorization for Casper to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Proposal will result in the payment by Casper of a termination fee of $9,140,000.
For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change.”
Termination of the Merger Agreement
In addition to the circumstances described above, Parent and Casper have certain rights to terminate the Merger Agreement under customary circumstances, including by mutual agreement, the imposition of laws or non-appealable court orders that make the Merger illegal or otherwise prohibit the Merger, an uncured breach of the Merger Agreement by the other party, if the Merger has not been consummated by 11:59 p.m., Eastern time on May 14, 2022 (the “Termination Date”) (as further described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination of the Merger Agreement”), or if Casper Stockholders fail to adopt the Merger Agreement at the Special Meeting (or any adjournment or postponement thereof). Under certain specified circumstances, (i) Casper may be required to pay Parent a termination fee equal to $9,140,000; or (ii) Parent may be required to pay Casper a termination fee equal to $24,375,000.
Please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”
Effect on Casper if the Merger Is Not Completed
If the Merger Agreement is not adopted by Casper Stockholders, or if the Merger is not completed for any other reason:
(i)	Casper Stockholders will not be entitled to, nor will they receive, the Per Share Merger Consideration for shares of Casper common stock pursuant to the Merger Agreement;
(ii)
(a) Casper will remain an independent public company; (b) Casper common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act; and (c) Casper will continue to file periodic reports with the SEC; and

(iii)
under certain specified circumstances, (a) Casper may be required to pay Parent a termination fee of $9,140,000, upon the termination of the Merger Agreement; or (b) Parent may be required to pay Casper a termination fee equal to $24,375,000, upon the termination of the Merger Agreement.

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”
The Voting and Support Agreement
The Voting Agreement Stockholders, which collectively owned approximately 28% of the outstanding Casper common stock as of November 14, 2021, entered into the Voting and Support Agreement with Parent and the Company, a copy of which is attached as Annex D to this proxy statement. Pursuant to the Voting and Support Agreement, Voting Agreement Stockholders have agreed, among other things, subject to the terms and conditions thereof, to vote all of the shares of Casper common stock held by such stockholders as of such date (a) in favor of adoption of the Merger Agreement and the transactions contemplated thereby and (b) against

(i) any action or agreement that would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being satisfied and (ii) any Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with or materially and adversely affect the consummation of the Merger and the other transactions contemplated thereby, in each case, at every meeting of the Casper Stockholders at which such matters are to be voted on (including any adjournment or postponement thereof), in each case, so long as the Merger Agreement has not been terminated and there have been no amendments to the Merger Agreement that reduce the Per Share Merger Consideration or change the form of consideration payable to Casper Stockholders under the Merger Agreement without the consent of Voting Agreement Stockholders.

QUESTIONS AND ANSWERS
The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information.”
Q:	Why am I receiving these materials?
A:
The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of shares of Casper common stock in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	When and where is the Special Meeting?
A:	Casper will hold the Special Meeting virtually via the Internet at the Virtual Meeting Website. You will not be able to attend the Special Meeting physically in person.
Q:	What am I being asked to vote on at the Special Meeting?
A:	You are being asked to vote on the following proposals:
•	to adopt the Merger Agreement pursuant to which Merger Sub will merge with and into Casper, and Casper will become a wholly owned subsidiary of Parent; and
•
to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	Who is entitled to vote at the Special Meeting?
A:
Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of Casper common stock shall be entitled to cast one (1) vote on each matter properly brought before the Special Meeting for each such share of Casper common stock owned at the close of business on the Record Date.

Q:	May I attend the Special Meeting and vote in person?
A:	Yes. You will be able to attend the Special Meeting online and submit your questions by visiting [ ]. You will also be able to vote your shares electronically at the Special Meeting.
To participate and vote at the Special Meeting, you will need the 16-digit control number included in your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials. The meeting webcast will begin promptly at [    ], Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at [    ], Eastern Time, and you should allow ample time for the check-in procedures. If your shares are held in street name and you did not receive a 16-digit control number, you may gain access to and vote at the Special Meeting by logging in to your bank or brokerage firm’s website and selecting the stockholder communications mailbox to access the meeting. The control number will automatically populate. Instructions should also be provided on the voting instruction card provided by your bank or brokerage firm. If you lose your 16-digit control number, you may join the Special Meeting as a “Guest,” but you will not be able to vote, ask questions, or access the list of stockholders as of the Record Date.
Q:	What will I receive if the Merger is completed?
A:
Upon completion of the Merger, you will be entitled to receive the Per Share Merger Consideration of $6.90 in cash, without interest, subject to any applicable withholding taxes, for each share of Casper common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the Section 262 of the DGCL. For example, if you own 100 shares of Casper common stock, you will receive $690 in cash in exchange for your shares of Casper common stock, subject to any applicable withholding taxes.
Additionally, the Merger Agreement provides that each Company Option that is outstanding and vested immediately prior to the Effective Time will be cancelled and converted into the right to receive the Option Consideration. Each Company Option that is unvested or has a per share exercise price that is equal to or greater than the Per Share Merger Consideration shall be cancelled for no consideration as of the Effective Time.
Each Company RSU Award and each Company PSU Award that is outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive the RSU Consideration and the PSU Consideration, respectively, with the PSU Consideration being calculated based on the greater of target performance and actual performance, as estimated by the Company based on the Company’s performance during the applicable performance period as of the Effective Time.
At the Effective Time, each Company Warrant will automatically be cancelled for no consideration, and the Company Warrant Agreements will be automatically terminated.
Q:	What vote is required to adopt the Merger Agreement?
A:	The affirmative vote of the holders of a majority of the outstanding shares of Casper common stock is required to adopt the Merger Agreement.
If a quorum is present at the Special Meeting, the failure of any stockholder of record to: (i) submit a signed proxy card; (ii) grant a proxy over the Internet or by telephone (using the instructions provided in the enclosed proxy card); or (iii) vote in person by virtual ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Each “broker non-vote,” if any, will also have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on any proposal to adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the adoption of the Merger Agreement and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Q:	Have any Casper Stockholders already agreed to approve the proposal to adopt the Merger Agreement?
A:
Yes. The Voting Agreement Stockholders, which collectively own 11,497,211 shares of Casper common stock representing approximately 28% of the outstanding shares of Casper common stock as of November 14, 2021, have entered into the Voting and Support Agreement with Parent, a copy of which is attached as Annex D to this proxy statement. Pursuant to the Voting and Support Agreement, the Voting Agreement Stockholders have agreed, among other things, subject to the terms and conditions thereof, to vote all of the shares of Casper common stock held by such stockholders as of such date (a) in favor of adoption of the Merger Agreement and the transactions contemplated thereby and (b) against (i) any action or agreement that would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being satisfied and (ii) any Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with or materially and adversely affect the consummation of the Merger and the other transactions contemplated thereby, in each case, at every meeting of the Company’s stockholders at which such matters are to be voted on (including any adjournment or postponement thereof), in each case, so long as the Merger Agreement has not been terminated and there have been no amendments to the Merger Agreement that reduce the Per Share Merger Consideration or change the form of consideration payable to Casper Stockholders under the Merger Agreement without the consent of the Voting Agreement Stockholders. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Voting and Support Agreement.”
Q:	What happens if the Merger is not completed?
A:
If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive the Per Share Merger Consideration for their shares of Casper common stock. Instead, Casper will remain an independent public company, Casper common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.

Under certain specified circumstances, (i) Casper may be required to pay Parent a termination fee equal to $9,140,000 or (ii) Parent may be required to pay Casper a termination fee equal to $24,375,000.
Please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”
Q:	What do I need to do now?
A:
You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card), so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the voting instruction form(s) provided by your bank, broker or other nominee to vote your shares.

Q:	Should I surrender my share certificates or book-entry shares now?
A:
No. After the Merger is completed, the Payment Agent (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Exchange and Payment Procedures) will send each holder of record a letter of transmittal and written instructions that explain how to exchange shares of Casper common stock represented by such holder’s share certificates or book-entry shares for the Per Share Merger Consideration.

Q:	What happens if I sell or otherwise transfer my shares of Casper common stock after the Record Date but before the Special Meeting?
A:
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of Casper common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Casper in writing of such special arrangements, you will transfer the right to receive the Per Share Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of Casper common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card).

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Casper.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of Casper common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.
Q:	How may I vote?
A:
If your shares are registered directly in your name with our transfer agent, AST, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Casper.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of Casper common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.
Stockholders of Record
We recommend that stockholders vote by proxy even if they plan to participate in the online Special Meeting and vote electronically. If you are a stockholder of record, there are three ways to vote by proxy:
•	by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card;
•	by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card; or
•	by Mail—You can vote by mail by signing, dating. and mailing the proxy card, which you may have received by mail.
Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on [    ]. In light of possible disruptions in mail service related to the novel coronavirus, or COVID-19 pandemic, we encourage stockholders to submit their proxy via the Internet or telephone. Stockholders of record may vote during the Special Meeting by visiting [    ] and entering the 16-digit control number included in your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials. The meeting webcast will begin promptly at [    ] Eastern Time on [    ].
Beneficial Owners
If your shares are held in “street name” through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are held in “street name” and you would like to vote at the Special Meeting, you may visit [  ] and enter the 16-digit control number included in the voting instruction card provided to you by your bank or brokerage firm. If you hold your shares in “street name” and you did not receive a 16-digit control number, you may need to log in to your bank or brokerage firm’s website and select the stockholder communications mailbox to access the meeting and vote. Instructions should also be provided on the voting instruction card provided by your bank or brokerage firm.
Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?
A:
No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against adoption of the Merger Agreement but will have no effect on the Adjournment Proposal.
Q:	May I change my vote after I have mailed my signed and dated proxy card?
A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;
•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;
•	delivering a written notice of revocation to the Secretary of Casper; or
•	attending the Special Meeting virtually via the Internet at the Virtual Meeting Website and completing a virtual ballot.
If you hold your shares of Casper common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.
Q:	What is a proxy?
A:
A proxy is your legal designation of another person (the “Proxy Holder”) to vote your shares of Casper common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Casper common stock is called a “proxy card.” Emilie Arel, our President and Chief Executive Officer, Philip Krim, our Non-Executive Chairman of the Board of Directors, and Michael Monahan, our Chief Financial Officer, or either of them are the Proxy Holder for the Special Meeting, each with full power of substitution and re-substitution.

Q:	If a stockholder gives a proxy, how are the shares voted?
A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the adoption of the Merger Agreement and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Q:	What should I do if I receive more than one (1) set of voting materials?
A:
Please sign, date and return (or grant your proxy electronically over the Internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.

You may receive more than one (1) set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one (1) brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one (1) name, you will receive more than one (1) proxy card.
Q:	Where can I find the voting results of the Special Meeting?
A:
Casper intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Casper files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of Casper common stock for cash pursuant to the Merger?
A:
If you are a U.S. Holder (as defined under the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Casper Common Stock”), the exchange of Casper common stock for cash pursuant to the Merger generally will require you to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash you received pursuant to the Merger and your adjusted tax basis in the shares of Casper common stock surrendered pursuant to the Merger.

A Non-U.S. Holder (as defined under the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Casper Common Stock”) generally will not be subject to U.S. federal income tax with respect to the exchange of Casper common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.
You should consult your own tax advisor to determine the U.S. federal income tax consequences of the Merger to you in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. A more complete description of certain U.S. federal income tax consequences of the Merger is provided under the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Casper Common Stock.”
Q:	When do you expect the Merger to be completed?
A:
We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in 2022. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.

Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Casper common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll free: (877) 800-5186
Banks and Brokers may call collect: (212) 750-5833

FORWARD-LOOKING STATEMENTS
This communication, and any other communication or document referred to herein, contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the Company’s current expectations, estimates and projections, including about the expected date of closing of the proposed transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by the Company, Parent, Merger Sub and Durational Capital Management LP, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control, and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate the transaction in a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to:
•
the completion of the proposed transaction on anticipated terms and timing, including obtaining stockholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the Company’s business and other conditions to the completion of the transaction;

•	conditions to the closing of the transaction may not be satisfied;
•	the transaction may involve unexpected costs, liabilities or delays;
•	the outcome of any legal proceedings related to the transaction;
•	the failure by Parent to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the transaction;
•	the impact of the COVID-19 pandemic on the Company’s business and general economic conditions;
•	the Company’s ability to implement its business strategy or the failure by the Company to obtain or maintain adequate liquidity;
•	significant transaction costs associated with the proposed transaction;
•	potential litigation relating to the proposed transaction;
•	the risk that disruptions from the proposed transaction will harm the Company’s business, including current plans and operations;
•	the ability of the Company to retain and hire key personnel;
•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction;
•	legislative, regulatory and economic developments affecting the Company’s business;
•	general economic and market developments and conditions;
•	the evolving legal, regulatory and tax regimes under which the Company operates;
•	potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect the Company’s financial performance;

•	restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions;
•
such other risks and uncertainties described more fully in documents filed with or furnished to the SEC by the Company, including its Annual Report on Form 10-K previously filed with the SEC on February 26, 2021 and its Quarterly Report on Form 10-Q previously filed with the SEC on November 15, 2021; and

•
unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as the Company’s response to any of the aforementioned factors.

While the list of factors presented here is considered representative, such list should not be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the Company’s financial condition, results of operations, or liquidity.
All information provided in this proxy statement is as of the date hereof and the Company does not undertake any duty to update this information. The Company does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

THE SPECIAL MEETING
You are receiving this proxy statement because our Board of Directors is soliciting your proxy to vote your shares at the Special Meeting with respect to the proposals described in this proxy statement. This proxy statement includes information that we are required to provide to you pursuant to the rules and regulations of the SEC and is designed to assist you in voting your shares.
Date, Time and Place
The Special Meeting will be held on [     ], 2022 at [     ], Eastern time. Due to the possible public health impact of the coronavirus (COVID-19) and to support the well-being of our employees and stockholders, Casper will hold the special meeting virtually via the Internet at the Virtual Meeting Website. You will not be able to attend the Special Meeting physically in person.
Purpose of the Special Meeting
At the Special Meeting, we will ask stockholders to vote on proposals to: (i) adopt the Merger Agreement; and (ii) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Record Date; Outstanding Shares; Quorum
Only holders of record of our common stock at the close of business on the record date, which is [     ], 2021, will be entitled to notice of and to vote at the Special Meeting. As of the close of business on the record date, there were [     ] shares of our common stock outstanding and entitled to vote, held of record by approximately [     ] stockholders.
Pursuant to our bylaws, the holders of a majority of the voting power of the shares of Casper common stock issued and outstanding and entitled to vote at the Special Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Each of our stockholders is entitled to one vote for each outstanding share of Casper common stock held as of the record date on each matter properly submitted to the stockholders for their vote. For at least ten days prior to the Special Meeting, a complete list of stockholders entitled to vote at the Special Meeting will be available upon written request by any stockholder for any purpose germane to the Special Meeting. Requests should be sent to Casper Sleep Inc. at cspr@jcir.com. The stockholder list will also be available during the Special Meeting for those with a control number at [     ].
Attending the Meeting
Our Special Meeting will be a virtual meeting. To attend, go to [     ] and follow the instructions provided. You will need the control number printed on your proxy card, in order to join the meeting. We recommend you join the meeting 15 minutes before the meeting is scheduled to begin. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.
Vote Required; Abstentions and Broker Non-Votes
The affirmative vote of the holders of a majority of the outstanding shares of Casper common stock is required to adopt the Merger Agreement. Each Casper stockholder is entitled to cast one vote on each matter presented at the Special Meeting for each share of Casper common stock owned by such stockholder on the Record Date. As of the Record Date, [     ] votes constitute a majority of the outstanding shares of Casper common stock. Adoption of the Merger Agreement by stockholders is a condition to the closing of the Merger. Because the required vote for this proposal is based on the number of shares of Casper common stock issued and outstanding rather than on the number of votes cast, if you fail to vote by proxy or virtually (including by abstaining), or fail to instruct your broker on how to vote, such failure will have the same effect as voting against the proposal to adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement.
Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of Casper common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.

If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement. For stockholders who do not attend the meeting, are not represented by proxy or otherwise abstain from voting, it will not have any effect on the proposal to adjourn the Special Meeting. Abstentions in respect of shares that are not present virtually or represented by proxy at the Special Meeting are not considered votes cast and therefore will have no effect on the outcome of this proposal. For stockholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the stockholder voted “AGAINST” any proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Approval of the proposal to adjourn the Special Meeting is not a condition to completion of the Merger.
Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on any proposal to adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Casper does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting is considered non-routine. As a result, no broker will be permitted to vote your shares of Casper common stock at the Special Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.
Stock Ownership and Interests of Certain Persons
Shares Held by Casper’s Executive Officers and Directors
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [     ] shares of Casper common stock, representing approximately [     ]% of the shares of Casper common stock outstanding on the Record Date (and approximately [     ]% of the total shares of Casper common stock outstanding when taking into account Company Options held, in the aggregate, by our directors and executive officers).
We currently expect that our directors and executive officers will vote all of their respective shares of Casper common stock (1) “FOR” the adoption of the Merger Agreement and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Shares Held by Voting Agreement Stockholders
The Voting Agreement Stockholders, which collectively own 11,497,211 shares of Casper common stock representing approximately 28% of the outstanding Casper common stock as of November 14, 2021, have entered into the Voting and Support Agreement with Parent and the Company, a copy of which is attached as Annex D to this proxy statement. Pursuant to the Voting and Support Agreement, the Voting Agreement Stockholders have agreed, among other things, subject to the terms and conditions thereof, to vote all of the shares of Casper common stock held by such stockholders as of such date (a) in favor of adoption of the Merger Agreement and the transactions contemplated thereby and (b) against (i) any action or agreement that would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being satisfied and (ii) any Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with or materially and adversely affect the consummation of the Merger and the other transactions contemplated thereby, in each case, at every meeting of the Company’s stockholders at which such matters are to be voted on (including any adjournment or postponement thereof) in each case, so long as the Merger Agreement has not been terminated and there have been no amendments to the Merger Agreement that reduce the Per Share Merger Consideration or change the form of consideration payable to Casper Stockholders under the Merger Agreement without the consent of the Voting Agreement Stockholders. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Voting and Support Agreement.”

Voting of Proxies
If your shares are registered in your name with our transfer agent, AST, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). You must have the enclosed proxy card available and follow the instructions on the proxy card in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.
If you plan to attend the Special Meeting and wish to vote in person, you will be given a virtual ballot at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person by virtual ballot, your vote will revoke any previously submitted proxy.
Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” adoption of the Merger Agreement and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting instruction form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting instruction form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement but will not have any effect on the Adjournment Proposal.
Revocability of Proxies
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;
•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;
•	delivering a written notice of revocation to the Secretary of Casper; or
•	attending the Special Meeting virtually via the Internet at the Virtual Meeting Website and completing a virtual ballot.
If you have submitted a proxy, your appearance at the Special Meeting will not have the effect of revoking your prior proxy, provided that you do not vote in person or submit an additional proxy or revocation, which, in each case, will have the effect of revoking your proxy.
If you hold your shares of Casper common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.
Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Board of Directors’ Recommendation
The Board of Directors has unanimously: (i) determined that it is in the best interests of Casper and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; (ii) approved the execution and delivery of the Merger Agreement by Casper, the performance by Casper of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; and (iii) resolved to recommend that Casper Stockholders adopt the Merger Agreement.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Solicitation of Proxies
The expense of soliciting proxies will be borne by Casper. We have retained Innisfree M&A Incorporated (“Innisfree”), a proxy solicitation firm, to solicit proxies in connection with the Special Meeting for a fee of $20,000 plus expenses. We will also indemnify Innisfree against losses arising out of its provision of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.
Anticipated Date of Completion of the Merger
Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to adopt the Merger Agreement, we anticipate that the Merger will be consummated in 2022.
Appraisal Rights
If the Merger is consummated, stockholders who continuously hold shares of Casper common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement or consent thereto in writing and who are entitled to demand and have properly demanded appraisal of their shares pursuant to, and who have complied in all respects with, Section 262 of the DGCL, and who do not fail to perfect, waive, withdraw or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their Casper common stock in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of Casper common stock who perfect their appraisal rights, who do not thereafter withdraw their demand for appraisal, and who follow the procedures in the manner prescribed by Section 262 of the DGCL may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Casper common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest to be paid on the amount determined to be fair value, if any, (or in certain circumstances described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” on the difference between the amount determined to be the fair value by the Delaware Court of Chancery and the amount paid by the Surviving Corporation in the Merger to each stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to review Section 262 of the DGCL carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Casper Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.
To exercise your appraisal rights, you must: (i) submit a written demand for appraisal to Casper before the vote is taken on the adoption of the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement or consent thereto in writing; (iii) continue to hold your shares of

Casper common stock of record through the Effective Time; and (iv) strictly comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL. Your failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings as to all Casper Stockholders who have asserted appraisal rights unless certain stock ownership conditions are satisfied by the stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced and attached as Annex C to this proxy statement and incorporated herein by reference. If you hold your shares of Casper common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee.
Delisting and Deregistration of Casper Common Stock
Prior to the Effective Time, Casper will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under the applicable laws and rules and policies of NYSE to enable the delisting of Casper common stock from the NYSE and the deregistration of Casper common stock under the Exchange Act as promptly as practicable after the Effective Time. As a result, shares of Casper common stock will no longer be publicly traded.
Other Matters
At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of Casper common stock will be voted in accordance with the discretion of the appointed proxy holders.
Householding of Special Meeting Materials
Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two (2) or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.
If you would like to receive your own set of our disclosure documents, please contact us using the instructions set forth below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, please contact us using the instructions set forth below.
If you are a stockholder of record, you may contact us by writing to Casper at Three World Trade Center, 175 Greenwich Street, 40th Floor, New York, NY 10007. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.
Questions and Additional Information
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Casper common stock, please contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll free: (877) 800-5186
Banks and Brokers may call collect: (212) 750-5833

THE MERGER
This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this document contains important information about the Merger and how it affects you.
Parties Involved in the Merger
Casper Sleep Inc.
Three World Trade Center
175 Greenwich Street, 40th Floor
New York, NY 10007
(347) 941-1871
Casper and its subsidiaries design and sell premium sleep products including mattresses, pillows, sheets, and other sleep-centric products. The Company’s head office is located at 175 Greenwich Street, Three World Trade Center, New York, NY. Casper believes everyone should sleep better. The Company has a full portfolio of obsessively engineered sleep products—including mattresses, pillows, bedding, and furniture designed in-house by the Company’s award-winning R&D team at Casper Labs. In addition to its e-commerce business, Casper owns and operates sleep shops across North America and its products are available at a growing list of retailers.
Marlin Parent, Inc.
c/o Durational Capital Partners
107 Grand Street, 7th Floor
New York, NY 10013
(212) 390-9164
Parent was formed on November 10, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.
Marlin Merger Sub, Inc.
c/o Durational Capital Partners
107 Grand Street, 7th Floor
New York, NY 10013
(212) 390-9164
Merger Sub is a wholly-owned subsidiary of Parent and was formed on November 10, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.
Parent and Merger Sub are each subsidiaries of the Durational Vehicle. At the Effective Time, the Surviving Corporation, will be indirectly owned by the Durational Vehicle.
In connection with the transactions contemplated by the Merger Agreement, (1) the Durational Vehicle has provided Parent with an aggregate equity commitment of $372,150,000 and (2) Parent has obtained debt financing commitments in an aggregate amount of $100,000,000 ($75,000,000 of which will be available at the closing of the Merger) from KKR Credit Advisors (US) LLC and Callodine Commercial Finance, LLC. Such amounts will be used to fund the aggregate purchase price required to be paid at the closing of the Merger and to also fund certain other payments (including the Required Amount), subject to the terms and conditions of the Merger Agreement. In addition, the Durational Vehicle has agreed to guarantee the payment of certain liabilities and obligations of Parent and Merger Sub under the Merger Agreement, subject to an aggregate cap equal to $24,375,000, including any termination fee and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by Casper, as specified in the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”

Durational Capital Management, LP
Durational Capital Partners
107 Grand Street, 7th Floor
New York, NY 10013
(212) 390-9164
Durational is not a party to the Merger Agreement, but certain investors arranged by Durational have committed to capitalize Parent, through the Durational Vehicle, with up to $372,150,000 of equity financing in connection with the Merger pursuant to, and subject to the terms and conditions of, certain equity commitment letters. Based in New York, Durational is an investment firm that invests in high quality consumer companies. Durational approaches its investments with a strategic mindset and focuses on driving long-term value creation through partnership with top tier management teams and actively supporting management to drive operational improvements. The firm was founded in 2017, and its investment professionals have extensive experience investing in the consumer sector.
Effect of the Merger
Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Casper and the separate corporate existence of Merger Sub will cease, with Casper continuing as the Surviving Corporation. As a result of the Merger, Casper will become a wholly-owned subsidiary of Parent, and Casper common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, Casper common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.
The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).
Effect on Casper If the Merger Is Not Completed
If the Merger Agreement is not adopted by stockholders, or if the Merger is not completed for any other reason:
(i)	the stockholders will not be entitled to, nor will they receive, the Per Share Merger Consideration for their respective shares of Casper common stock pursuant to the Merger Agreement;
(ii)
(a) Casper will remain an independent public company; (b) Casper common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act; and (c) Casper will continue to file periodic reports with the SEC;

(iii)
we anticipate that (a) management will operate the business in a manner similar to that in which it is being operated today and (b) stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, risks and uncertainties with respect to Casper’s business, prospects and results of operations, as such may be affected by, among other things, the highly competitive industry in which Casper operates and economic conditions;

(iv)
the price of Casper common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of Casper common stock would return to the price at which it trades as of the date of this proxy statement;

(v)
the Board of Directors will continue to evaluate and review Casper’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate; irrespective of these efforts, it is possible that no other transaction acceptable to the Board of Directors will be offered or that Casper’s business, prospects and results of operations will be adversely impacted; and

(vi)
under certain specified circumstances, (a) Casper may be required to pay Parent a termination fee of $9,140,000, upon the termination of the Merger Agreement; or (b), Parent may be required to pay Casper a termination fee equal to $24,375,000, upon the termination of the Merger Agreement.

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”

Merger Consideration
Casper Common Stock
At the Effective Time, each share of Casper common stock (other than Excluded Shares, which include, among other things, shares of Casper common stock owned by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and who have complied in all respects with, Section 262 of the DGCL) outstanding as of immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive the Per Share Merger Consideration, subject to any applicable withholding taxes.
After the Merger is completed, you will have the right to receive the Per Share Merger Consideration in respect of each share of Casper common stock that you own (subject to any applicable withholding taxes), but you will no longer have any rights as a stockholder (except that stockholders are entitled to demand and have properly demanded appraisal of their Casper common stock will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “—Appraisal Rights.”
Treatment of Company Equity Awards
The Merger Agreement provides that each Company Option that is vested, including any Company Option that accelerates and vests in connection with the Merger, and outstanding and exercisable immediately prior to the Effective Time shall be cancelled and converted into the right to receive the Option Consideration. Each Company Option that is unvested or has a per share exercise price that is equal to or greater than the Per Share Merger Consideration shall be cancelled for no consideration as of the Effective Time.
Each Company RSU Award and each Company PSU Award that is outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive the RSU Consideration and the PSU Consideration, respectively (with the PSU Consideration being calculated based on the greater of target performance and actual performance, as estimated by the Company based on the Company’s performance during the applicable performance period as of the Effective Time).
At the Effective Time, each Company Warrant will automatically be cancelled for no consideration, and the Company Warrant Agreements will be automatically terminated.
In connection with the execution and delivery of the Merger Agreement, Casper would be required to take the following actions under its ESPP: (i) ensure no new participants will commence participation in the ESPP after November 14, 2021; (ii) ensure no participant will be allowed to increase his or her payroll contribution rate in effect as of November 14, 2021 or make separate non-payroll contributions on or following such date; and (iii) ensure no new offering period or purchase period will commence or be extended pursuant to the ESPP, in each case, after November 14, 2021. However, as of the date hereof, no offering period has commenced under the ESPP and there are no active participants. The ESPP will terminate, in accordance with its terms, no later than immediately prior to and effective as of the Effective Time.
Background of the Merger
Events Leading Up to the Merger Agreement
From time to time following Casper’s initial public offering in February 2020 (the “IPO”), Casper’s management and the Board of Directors evaluated financing and strategic alternatives that might be available to Casper, including retail partnerships, other potential strategic partnerships within the retail bedding industry and potential debt financing alternatives. Casper also held preliminary discussions with representatives of several financial sponsors regarding potential financing transactions involving Casper, including a potential private investment in public equity, or PIPE, in late 2020 and again in the first half of 2021. Casper engaged in such discussions as part of its ordinary course efforts to remain knowledgeable about its market and its strategic and financial options.
In June 2021, as part of its ordinary course strategic and operational long-range planning for Casper and its business, Casper’s management, working together with a planning consultant, developed a long-range strategic plan for Casper, to help the Board of Directors better understand potential growth opportunities for the business for fiscal years 2021 through 2026, based upon a range of marketing, pricing and penetration assumptions made at that time (the “June Long-Range Plan”).

On July 29, 2021, the Board of Directors held a meeting by videoconference (a “Board Meeting”), which was attended by members of Casper management. At that Board Meeting, the meeting participants discussed the June Long-Range Plan prepared by Casper management, including the related methodology, the underlying assumptions and related risks, and the preliminary financial forecasts that were prepared based on the June Long-Range Plan. Following the meeting, at the direction of the Board of Directors, Philip Krim (“Mr. Krim”), Casper’s then Chief Executive Officer, reached out to representatives of several financial sponsors with whom he had pre-existing relationships and asked the representatives of such financial sponsors if they were interested in potentially pursuing a financing transaction involving Casper. The contacted parties declined to pursue the opportunity to consider a potential transaction with Casper, citing various reasons including that the probable transaction size was too small and the lack of strategic interest in an investment in the retail bedding industry.
On August 10, 2021, Casper announced financial results for the quarter ended June 30, 2021, including a loss of $0.39 per share relative to consensus street estimates of a loss of $0.34 per share. The closing price for Casper’s common stock on the New York Stock Exchange on August 11, 2021, was $5.81 per share.
On August 10, 2021, Eric Sobotka (“Mr. Sobotka”), Managing Partner at Durational Capital Management LP (“Durational”), called Ben Lerer (“Mr. Lerer”), a director on the Board of Directors. Mr. Sobotka informed Mr. Lerer that Durational was interested in learning more about Casper and exploring a potential transaction with Casper, and asked Mr. Lerer to introduce Mr. Sobotka to Mr. Krim. The call from Mr. Sobotka was unsolicited and representatives of Casper had not held any previous discussions with Durational regarding a potential strategic or financing transaction. Mr. Lerer and Mr. Sobotka did not discuss price or any other specific terms of a potential transaction with Casper.
On August 11, 2021, Mr. Lerer arranged a call between Mr. Sobotka and Mr. Krim. During the call, Mr. Sobotka indicated to Mr. Krim that Durational was interested in learning more about Casper and exploring a potential transaction with Casper. During this call, there was no discussion of price or any other specific terms of a potential transaction with Casper.
On August 12, 2021, representatives of Casper provided Mr. Sobotka with a draft confidentiality agreement to facilitate due diligence between the parties. Following negotiation, the parties executed the confidentiality agreement on August 19, 2021 (the “Confidentiality Agreement”). The Confidentiality Agreement contained a standstill restriction against Durational, with a customary fall away upon a public announcement of a sale of Casper.
On August 16, 2021, representatives of Jefferies held an introductory call with the Board of Directors and with members of Casper management present. The Board of Directors discussed the engagement of Jefferies to serve as a financial advisor to Casper in connection with a review of potential financing and strategic alternatives by Casper, including potential debt refinancing transactions, an “at the market” offering program (the “ATM Program”), a PIPE, or an acquisition of Casper. Following this discussion, the Board of Directors instructed management to negotiate an engagement with Jefferies to act as a financial advisor to Casper in connection with its financing and strategic review based on Jefferies’ qualifications as a financial advisor and its experience in the retail bedding industry, as well as its familiarity with Casper.
On August 19, 2021, Mr. Sobotka met with Mr. Lerer and Mr. Krim in person in New York. During the August 19, 2021 meeting, Mr. Sobotka expressed Durational’s potential interest in a strategic transaction with Casper, but there was no discussion of price or any other specific terms of a potential transaction. Mr. Sobotka and Mr. Krim agreed to explore further the possibility of a strategic transaction between Casper and Durational, with Mr. Sobotka indicating that Durational would need to conduct preliminary due diligence on Casper before determining whether to make a proposal for a potential strategic transaction and the terms of any such proposal.
On August 20, 2021, the Board of Directors held a Board Meeting at which representatives of Jefferies and members of the Board of Directors discussed various strategic alternatives with Casper’s management, including raising additional subordinated debt, an expansion of Casper’s growth capital loan with TriplePoint Capital LLC (“TriplePoint”), strategic partnerships, a potential PIPE or ATM Program, and a potential sale of Casper. Following this discussion, the Board of Directors authorized management to provide Durational with due diligence information regarding Casper to determine its level of interest and whether Durational would like to proceed with discussions regarding a potential financing or acquisition transaction. The Board of Directors requested that representatives of Jefferies prepare a presentation for the Board of Directors with respect to potential strategic alternatives that might be available to Casper. The Board of Directors also authorized Jefferies to begin initial preparations for a launch of a confidential financing and sale process.

During the last week of August 2021, representatives of Durational engaged with representatives of Jefferies regarding the timing of access to initial due diligence information with respect to Casper. Shortly thereafter, Durational was provided with limited non-public information regarding Casper that was responsive to Durational’s business information request list.
On August 27, 2021, at the direction of the Board of Directors, representatives of Jefferies sent certain publicly available financial statements and historical financial information of Casper to Durational.
On September 2, 2021, Mr. Krim received an unsolicited written non-binding proposal from Durational (the “September 2 Proposal”) pursuant to which Durational proposed to acquire 100% of the outstanding stock of Casper in an all-cash transaction at a price of $8.10 per share, that was subject to, among other conditions, satisfactory completion of remaining due diligence. The closing price for Casper’s common stock on the New York Stock Exchange on September 1, 2021, the most recently concluded trading day prior to the September 2 Proposal, was $5.25 per share.
On September 3, 2021, the Board of Directors held a Board Meeting, together with representatives of Casper’s management, Jefferies, and Latham & Watkins LLP (“Latham & Watkins”). Representatives of Jefferies reviewed the September 2 Proposal with the Board of Directors. Representatives of Jefferies then reviewed recent merger and acquisition activity in the retail bedding industry and provided an overview of certain publicly available information regarding implied premiums paid in selected precedent transactions in the retail bedding industry. Representatives of Jefferies also discussed Durational and its acquisition history. Representatives of Jefferies identified for the Board of Directors certain financial sponsors and companies, in addition to Durational, that representatives of Jefferies had identified in discussions with management as potentially being interested in a financing or strategic transaction with Casper, if Casper were to decide to engage in a financing transaction or strategic review process. A representative from Latham & Watkins discussed the fiduciary duties of the Board of Directors if Casper were to decide to engage in a strategic review process. At the meeting, Mr. Krim noted that management was updating its June Long-Range Plan to reflect developments with respect to Casper, its business, and the market for its products since the time the June Long-Range Plan was prepared. Following the discussion, the Board of Directors requested that management present its updated June Long-Range Plan to the Board of Directors for consideration and that representatives of Jefferies inform Durational that the Board of Directors would review and consider the September 2 Proposal and respond in the coming weeks. The Board of Directors also directed representatives of Jefferies to explore potential financing transactions, including the ATM Program, a potential PIPE transaction, potential debt financing alternatives, and a sale transaction since the Board of Directors considered those options as the most likely potential strategic alternatives available to Casper at the time, and directed representatives of Jefferies and management to begin outreach to third parties, including both the identified financial sponsors and companies, to attempt to understand interest in a potential financing transaction or acquisition of Casper.
During the period beginning on September 10, 2021, and continuing until October 19, 2021, at the direction of the Board of Directors, representatives of Jefferies contacted 25 potential counterparties, including 6 potential strategic counterparties and 19 financial sponsors, including Durational, to solicit interest in a potential acquisition of or debt or equity financing of Casper (a “Potential Transaction”). Of these parties (i) 16 parties indicated to representatives of Jefferies that they were not interested in a potential transaction involving Casper following initial contact, and informed representatives of Jefferies that they were not interested in pursuing a transaction either because Casper was too small and did not present a perceived attractive investment scenario or that they were not interested in pursuing a transaction with Casper at that time, or they did not provide a reason for their decision not to pursue a potential transaction, and (ii) 9 parties, including 2 financial sponsors (“Party A” and “Party B”), executed non-disclosure agreements with Casper that included a “standstill” provision, with a fall-away provision upon the entry or public announcement of certain acquisition transactions. At the direction of the Board of Directors, representatives of Jefferies sent process letters to the 5 parties that had executed confidentiality agreements with Casper and expressed continued interest (including Party A and Party B but excluding Durational), inviting them to submit non-binding proposals for a Potential Transaction by October 19, 2021. The letters stated that all proposals should include an indication of the purchase price, or the commitment amount the bidder would be prepared to pay or provide for a Potential Transaction, to specify the bidder’s proposed form of consideration or commitment amount, key conditions and assumptions, proposed financing sources, required approvals, anticipated timing, due diligence requirements and proposed Potential Transaction structure.

On September 13, 2021, the Board of Directors held a Board Meeting, together with representatives of Casper’s management, to discuss a draft of updated financial forecasts from the June Long-Range Plan that had been prepared by management at the request of the Board of Directors for calendar years 2021 through 2026 (the “September Long-Range Plan”), which is more fully described under the heading “—Management Projections,” as well as Casper’s current cash position and cash flow outlook for 2021. Casper’s management updated and made adjustments to the June Long-Range Plan to reflect, among other matters, Casper’s third quarter performance, the impact of third quarter performance and shifts in the retail bedding market leading to a reduction in management’s long-term outlook for Casper’s ability to use cash to fund further growth resulting in reduced growth in the business across sales channels, Casper’s significant near term cash needs, additional input received from the Board of Directors, and other matters described below in greater detail under the heading “—Recommendation of the Board of Directors and Reasons for the Merger.” The Board of Directors had an extensive discussion regarding the underlying assumptions for the projections contained in the September Long-Range Plan. Following that discussion, management made certain updates to the draft September Long-Range Plan that had been requested by the Board of Directors, and the members of the Board of Directors executed a unanimous written consent, effective as of September 20, 2021, to approve the September Long-Range Plan for use by Jefferies in its financial analysis of Casper.
On September 20, 2021, Mr. Sobotka called Mr. Krim about the status of the potential transaction with Durational.
On September 22, 2021, the Board of Directors held a Board Meeting, with representatives from Casper’s management, Jefferies, and Latham & Watkins present, to discuss Jefferies’ preliminary financial analysis of Casper based upon the September Long-Range Plan. Representatives of Jefferies and Latham & Watkins and the members of the Board of Directors then discussed Casper’s response to Durational’s September 2 Proposal. Representatives of Latham & Watkins also reviewed with the Board of Directors its fiduciary duties in connection with a potential sale of Casper. After discussion and deliberation, the members of the Board of Directors authorized Casper’s management to provide additional diligence information to Durational, but to communicate to Durational that the Board of Directors expected that Durational would improve the $8.10 price per share from its September 2 Proposal after completing its review of the additional information. On that day, Casper executed a customary engagement letter with Jefferies.
On September 24, 2021, representatives of Jefferies informed Mr. Sobotka that Durational would need to increase its proposed price above $8.10 per share in order to proceed in the process, but that Casper was willing to provide Durational and its advisors further business and legal diligence materials and access to management in order to find more value.
On October 1, 2021, Casper provided access to further due diligence materials to Durational through the online data room.
On October 5, 2021, at the request of the Board of Directors, representatives of Jefferies shared the September Long-Range Plan with Durational. On that day, Mr. Krim and other representatives of Casper hosted Mr. Sobotka and other representatives from Durational at Casper’s showroom in New York for a due diligence session, followed by dinner. Representatives from Jefferies also attended the meeting and dinner. The participants did not discuss price or any other specific terms of a potential transaction with Casper at the meeting.
On October 7, 2021, the Board of Directors held a Board Meeting, with representatives from Casper’s management, Jefferies, and Latham & Watkins present. At the meeting, representatives of Jefferies provided an update to the Board of Directors on its outreach to various parties, and informed the Board of Directors that the submission date for indications of interest was to be October 19, 2021.
During the weeks of October 4, 2021, and October 11, 2021, at the direction of the Board of Directors, representatives of Jefferies sent the September Long-Range Plan to Party A, Party B and 4 other financial sponsors that executed non-disclosure agreements with Casper. During the period between October 10, 2021, and October 14, 2021, Durational, Party A, and 2 other financial sponsors that had executed non-disclosure agreements with Casper were also provided certain additional diligence information, including materials that had been prepared for the Company by a financial consulting firm earlier in the year regarding potential cost savings and other opportunities existed to improve Casper’s operational performance and profit generation.

On October 15, 2021, the representatives of Durational had a diligence call with the financial consulting firm to discuss these materials, including potential cost savings, profitability enhancements and gross margin opportunities for Casper.
On October 18, 2021, at the direction of the Board of Directors, representatives of Jefferies hosted a representative of Party A in its offices to discuss a potential transaction between Casper and Party A.
Casper’s lower e-commerce and retail growth, combined with the intense competition in the retail bedding industry raised significant questions internally about its ability to continue receiving sufficient cash flows to continue operating on a normal basis in the short and long-term. Because of its deteriorating financial performance, on October 18, 2021, Casper entered into a waiver and amendment to the credit agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”) and other parties thereto, which, among other things, waived certain requirements with respect to both an Accelerated Borrowing Base Delivery Event and a Cash Dominion Event (each, as defined in the Credit Agreement) for the period from October 18, 2021 through December 31, 2021 (the “First Waiver”).
On October 19, 2021, Casper received a legal due diligence request list from Kirkland & Ellis LLP (“Kirkland & Ellis”), outside counsel to Durational.
On October 19, 2021, Party A submitted a non-binding proposal to invest at least $105 million in the form of a 5-year, 8.5% senior secured term loan with two tranches of warrants issued at closing of the potential financing, where the first tranche would strike at $0.00 and represent shares equivalent to 19.9% of Casper’s fully diluted share count, and the second tranche would strike at $10.00 and represent an additional 10.0% of Casper’s fully diluted share count (subject to a stockholder vote of Casper), each tranche exercisable within 5 years after issuance of warrants (the “Party A Proposal”). Party A did not submit a proposal to acquire Casper. Each of the parties to which representatives of Jefferies had sent process letters (other than Party A and Party B) informed representatives of Jefferies either that they were not interested in pursuing a transaction with Casper because Casper was too small and did not present an attractive investment opportunity, or that they were not interested in pursuing a transaction with Casper at that time, or they did not provide a reason for their decision not to pursue a Potential Transaction.
On October 21, 2021, the Board of Directors held a Board Meeting, with representatives from Casper’s management, Latham & Watkins, and Jefferies present, to discuss the potential financing transactions, including the Party A Proposal, and other financing or strategic alternatives that might be available to Casper. Management reviewed Casper’s preliminary third quarter financial results and recent developments with respect to the fourth quarter of 2021, as well as the cash position of Casper. Representatives of Jefferies then provided an update with respect to the strategic outreach process, including the fact that the target bid deadline of October 19, 2021 had passed and that Casper had only received the Party A Proposal and the September 2 Proposal. Representatives of Jefferies then discussed, among other matters, certain options for Casper with respect to the ATM Program as well as key considerations and potential challenges anticipated in connection with the ATM Program. Following a discussion, the Board of Directors instructed representatives of Jefferies and Casper management to continue engaging with investors that might be interested in a potential financing transaction involving Casper or an acquisition of Casper, including Durational. Also at that meeting, the Board of Directors requested that management present the final third quarter financial results, as well as an updated outlook for the fourth quarter of 2021 for further consideration.
On October 22, 2021, Casper filed a Form 8-K, which announced that it had entered into the First Waiver with respect to the Credit Agreement. The closing price for Casper’s common stock on the New York Stock Exchange on October 22, 2021, was $4.43 per share.
On October 25, 2021, at the direction of the Board of Directors, representatives of Jefferies corresponded with Party A concerning the Party A Proposal and inquired about the possibility of an acquisition of Casper by Party A. Representatives of Party A responded with a request for more time to complete due diligence with respect to Casper.
On October 25, 2021, Casper filed a Form S-3 prospectus, which described the offering, issuance and sale by Casper of up to $150 million in aggregate of securities to be identified in the future, and entered into an Open Market Sale Agreement with Jefferies relating to the sale of Casper common shares pursuant to the Form S-3.

On October 29, 2021, at the direction of the Board of Directors, representatives of Jefferies followed up with Party B about its potential interest in submitting a proposal for a transaction with Casper.
On November 1, 2021, Mr. Krim was contacted by the financial advisor of a financial sponsor (“Party C”), which until that point had not expressed an interest in a potential transaction involving Casper, to introduce Party C and to inquire about exploring a potential acquisition of Casper by Party C. Mr. Krim and Party C scheduled an introductory in-person meeting in Party C’s offices for November 3, 2021. The closing price for Casper’s common stock on the New York Stock Exchange on November 2, 2021, was $3.84 per share.
On November 2, 2021, Mr. Krim, representatives of Jefferies, and Party B had a call to discuss a potential transaction between Party B and Casper. Party B had expressed an interest in potential transactions based on public information available to Party B. On that call, Party B provided a verbal non-binding proposal (which was provided in writing the following day), in which Party B had proposed either (i) an investment of approximately $200 million in the form of a secured convertible debt instrument with a 5% to 7% coupon and a conversion price reflecting a 30% to 35% premium to Casper’s 30 day volume weighted average market price per share, or (ii) a refinancing of approximately $75 million in the form of a new 10% secured bridge loan with 7-year warrants representing 15% of the fully diluted Casper common stock with a strike price at a 30% to 35% premium to Casper’s 30 day volume weighted average market price per share (the “Party B Proposal”). Further, it was noted that the first alternative in the Party B Proposal was dependent upon Party B obtaining one or two commercial agreements with other key third-party strategic parties, and that Party B strongly preferred the first alternative.
On November 2, 2021, the Board of Directors held a Board Meeting, with representatives from Casper’s management, Latham & Watkins, and Jefferies present, to discuss the potential financing transactions that had been submitted, including the Party A Proposal and the then verbal Party B Proposal, and other financing or strategic alternatives that might be available to Casper. Casper’s management also provided an update on Casper’s (i) preliminary third quarter financial results and fourth quarter outlook of 2021, (ii) cash position, rate of expenditures and cash flows, near term cash needs, and potential variability in available cash levels based on sales performance through the holiday season, (iii) overall margins, including the impact of increased sales through wholesale channels, and (iv) product inventory levels, along with further key considerations and potential challenges in connection with ongoing cost increases for product manufacturing materials in the market and supply chain and manufacturing challenges. Representatives of Latham & Watkins also reviewed with the Board of Directors its fiduciary duties in connection with a potential sale of Casper. The preliminary third quarter financial results of 2021 showed a loss of $0.61 per share relative to consensus street estimates of a loss of $0.43 per share. Following a discussion, the Board of Directors then instructed representatives of Jefferies and management to continue to engage with the investors, including Durational, Party A, Party B and Party C, that had indicated that they might be interested in a potential financing transaction involving Casper, or in an acquisition of Casper. The Board of Directors also requested that representatives of Jefferies share the preliminary third quarter financial results and updated fourth quarter outlook of 2021 with Durational.
On November 2, 2021, representatives of Jefferies shared the preliminary third quarter financial results and updated fourth quarter outlook of 2021 with Durational. Representatives of Durational subsequently held a call with members of Casper management and representatives of Jefferies to discuss the preliminary financial results for the third quarter and updated outlook for the fourth quarter of 2021.
On November 3, 2021, Party C and its financial advisors held an in-person meeting with Mr. Krim to discuss, among other things, Casper’s performance, its business outlook, and a potential transaction involving Casper and Party C. During this meeting, there was no discussion of price or any other specific terms of a potential transaction involving Casper and Party C. Also on that day, representatives of Jefferies called Party C’s financial representatives to discuss a potential transaction between Casper and Party C. During this call, there was no discussion of price or any other specific terms of a potential transaction between Casper and Party C.
On November 3, 2021, Party B through its financial advisor delivered to Casper, via Jefferies, a written copy of the Party B Proposal.
On November 5, 2021, Mr. Lerer and Mr. Sobotka also had a call to discuss Durational’s September 2 Proposal. Mr. Sobotka indicated that Durational was confident in its ability to raise sufficient debt financing for the proposed transaction and to secure equity commitments from leading institutional investors and other credit market participants. Mr. Sobotka indicated that Durational would be in a position to sign and announce the transaction before market open on Monday, November 15, 2021, but stated that Durational’s previously proposed purchase price of $8.10 per share would have to be reduced because of the weakening developments in Casper’s business and financial outlook and higher operating cash needs.
On November 5, 2021, representatives of Durational and Jefferies had a call to discuss the status of the proposed transaction between Durational and Casper. Mr. Sobotka noted that, based on Durational’s due diligence review of Casper, the decline in Casper’s stock price, Casper’s preliminary third quarter financial results and updated fourth quarter outlook of 2021, and changes in Casper’s cash needs as a result of preliminary third quarter financial results and updated fourth quarter outlook of 2021 and in its inventory and payables levels, Durational could not justify paying the $8.10 per share offer in the September 2 Proposal and would need to revise its purchase price proposal to $6.40 per share of Casper common stock (the “November 5 Proposal”), provided that Casper had enough cash to make it through closing of the proposed transaction. The closing price for Casper’s common stock on the New York Stock Exchange on November 5, 2021, was $4.03 per share.
On November 6, 2021, the Board of Directors held a Board Meeting, with representatives from Casper’s management, Latham & Watkins, and Jefferies present, to discuss Durational’s November 5 Proposal, the Party A Proposal, and the Party B Proposal. Representatives of Jefferies noted that other than Durational’s November 5 Proposal, the Party A Proposal, and the Party B Proposal, Jefferies had not received any additional proposals with respect to a potential financing transaction or an acquisition of Casper. Following a discussion, the Board of Directors instructed representatives of Jefferies and management to continue to engage with Durational, Party A, Party B, Party C and other parties that may be interested in a potential financing transaction or an acquisition of Casper, and to continue to explore other alternatives such as amendments of certain debt financing arrangements of Casper, which included attempting to improve the terms of the Party A Proposal and Party B Proposal, and exploring additional financing from TriplePoint, and a further amendment of the First Waiver in order to extend the relevant period through February 28, 2022. At that meeting, the Board of Directors instructed representatives of Jefferies to deliver the preliminary third quarter financial results and updated fourth quarter outlook of 2021 to Party A and Party B in order for these parties to confirm their prior proposals and determine if either party would be willing to propose an acquisition of Casper that would be competitive with Durational’s proposed transaction and purchase price.
On November 7, 2021, a representative from Durational informed representatives of Jefferies that Kirkland & Ellis had prepared a draft merger agreement and would share the draft with Latham & Watkins. The representative from Durational also reiterated to representatives of Jefferies its ability to be in a position to sign an acquisition of Casper before market open on Monday, November 15, 2021, and to close in mid- to late- January of 2022.
On November 7, 2021, the Board of Directors held a Board Meeting, with representatives from Casper’s management, Latham & Watkins, and Jefferies present, to further discuss Durational’s November 5 Proposal. Representatives of Jefferies noted that Durational informed them that a draft of the merger agreement would be provided to Casper over the next few days. Representatives of Jefferies then provided an update with respect to the Party A Proposal, the Party B Proposal, and the ATM Program. The representatives of Jefferies noted that both Party A and Party B were still continuing their respective due diligence processes and engaging in further discussions with respect to a potential financing transaction. The representatives of Jefferies then proceeded to discuss the ATM Program as well as key considerations, potential challenges, and the potential timing anticipated in connection with the ATM Program, and noted that Casper would not be able to engage in sales under the ATM Program until Casper’s third quarter black-out period had been lifted following Casper’s third quarter earnings release and Casper did not have additional material non-public information with respect to a strategic transaction. During such discussion, the members of the Board of Directors reiterated their support to continue evaluating the November 5 Proposal while simultaneously pursuing other potentially available strategic alternatives. Later that day, Kirkland & Ellis sent a draft of the merger agreement to Latham & Watkins.
On November 7, 2021, the representatives of Casper, Party A, and representatives of Jefferies had a call to discuss Party A’s potential transaction with Casper. Party A reiterated its interest in a potential financing transaction involving Casper and that it would continue to consider a potential acquisition of Casper, but stated that it would need approximately 45 days to conduct further due diligence and confirm any transaction.

Also on November 7, 2021, the representatives of Casper, Party B, and representatives of Jefferies had a call to discuss the preliminary third quarter financial results and updated fourth quarter outlook of 2021 and future operating cash needs of Casper. Later that same day, Party B had a follow-up call with representatives of Jefferies to inform Jefferies that it would be unable to provide a definitive view regarding its ability to reconfirm its proposal and reach a definitive agreement regarding a transaction with Casper based on the preliminary third quarter financial results and updated fourth quarter outlook of 2021, but that Party B would be willing to continue to conduct due diligence on Casper and its business over the subsequent weeks to determine final terms of a potential investment.
Later, on November 7, 2021, the Board of Directors held a Board Meeting, with representatives from Casper’s management, Latham & Watkins, and Jefferies present, to discuss the draft merger agreement and status of negotiations with Durational, Party A and Party B. Representatives of Latham & Watkins reviewed with the Board of Directors its fiduciary duties in connection with a potential sale of Casper. Representatives of Latham & Watkins then reviewed with the Board of Directors the terms of the draft merger agreement, including, among other things, (i) a termination fee payable by Casper of 3.5% of Casper’s equity value based on the aggregate merger consideration if the merger agreement is terminated under certain circumstances (the “Termination Fee”) and a reverse termination fee payable by Durational of 4.5% of Casper’s equity value based on the aggregate merger consideration if the merger agreement is terminated under certain circumstances (the “Reverse Termination Fee”), and (ii) the “window shop” and lack of a “Go-Shop” provision. At the request of the Board of Directors, representatives of Jefferies then provided an updated preliminary financial analysis of Casper. Representatives of Jefferies then noted that Party A and Party B were continuing their respective diligence processes. Representatives of Jefferies and Latham & Watkins and the members of the Board of Directors then discussed Casper’s response to Durational’s November 5 Proposal. Following the discussion, the Board of Directors instructed Mr. Lerer to respond with a counter-proposal to Durational of $8.10 in cash per share of Casper common stock, with (i) the inclusion of a “Go-Shop” provision in the merger agreement, and (ii) an increase in the Reverse Termination Fee to 9%.
On November 8, 2021, Mr. Lerer and Mr. Sobotka had a call to discuss Durational’s November 5 Proposal. After significant discussion, Mr. Sobotka offered to (i) increase Durational’s offer to $7.00 per share of Casper common stock and (ii) agree to a Reverse Termination Fee of 7%, but insisted that, in return, Casper agree to drop the “Go-Shop” provision from the merger agreement (the “November 8 Proposal”).
On November 8, 2021, the Board of Directors held a Board Meeting, with representatives from Casper’s management, Latham & Watkins, and Jefferies present, to discuss the November 8 Proposal. Following the discussion, the Board of Directors instructed Mr. Lerer to respond with a counterproposal of $7.50 in cash per share of Casper common stock, with (i) an inclusion of a “Go-Shop” provision in the merger agreement, and (ii) an increase in the Reverse Termination Fee to 8%.
Later, on November 8, 2021, Mr. Lerer called Mr. Sobotka to indicate that Durational would be willing to agree to a $7.50 per share of Casper common stock proposal if Durational agreed to include the “Go-Shop” provision in the merger agreement and to increase the Reverse Termination Fee to 8%. After significant discussion, Mr. Sobotka agreed to (i) increase Durational’s offer to $7.25 per share of Casper common stock, and (ii) a Reverse Termination Fee of 8%, so long as Casper agreed to drop the “Go-Shop” provision (the “New November 8 Proposal”), and informed Mr. Lerer that the New November 8 Proposal represented Durational’s best offer.
On November 9, 2021, Casper provided access to further due diligence materials to Party B through the online data room.
On November 9, 2021, the Board of Directors held a Board Meeting, with representatives from Casper’s management, Latham & Watkins, and Jefferies present, to discuss the New November 8 Proposal. Mr. Lerer informed the Board of Directors that Durational indicated that the New November 8 Proposal was its best offer. Following the discussion, the Board of Directors authorized Casper management, representatives of Jefferies, and Latham & Watkins to proceed with negotiating definitive documentation with respect to the New November 8 Proposal to present to the Board of Directors for further consideration. The Board of Directors then proceeded to discuss Casper’s anticipated management transitions that would be announced together with Casper’s third quarter earnings on November 15, 2021, which involved Mr. Krim relinquishing his role as Chief Executive Officer and transitioning into the role of Chairman, and Emilie Arel (“Ms. Arel”), Casper’s Chief Commercial

Officer, transitioning into the role of Chief Executive Officer. Following such discussions, the Board of Directors instructed Mr. Krim and Mr. Lerer to engage with Durational regarding the anticipated management transitions as well as anticipated equity and cash compensation for Ms. Arel and Mike Monahan (“Mr. Monahan”), Casper’s Chief Financial Officer.
Later, on November 9, 2021, Casper’s management and Casper’s outside finance legal counsel, and representatives of Durational, Kirkland & Ellis, and Jefferies had a call to discuss Casper’s ongoing discussion with Casper’s existing lenders regarding waivers and potential additional financing and expected liquidity needs between signing and closing of a potential transaction (the “Interim Period”). During that call, Mr. Monahan indicated that Casper anticipated capital and cash needs during the Interim Period of approximately $30 million, which was a significantly greater amount than Durational had previously anticipated (the “Increased Capital Requirements”).
On November 9, 2021, Kirkland & Ellis sent to Latham & Watkins an initial draft of the voting and support agreement to be executed by certain stockholders of Casper in connection with the proposed transaction with Durational.
On November 10, 2021, Party C executed a non-disclosure agreement with Casper that included a “standstill” provision, with a fall-away provision upon the entry or public announcement of certain acquisition transactions.
On November 10, 2021, Latham & Watkins sent a revised draft of the merger agreement to Kirkland & Ellis.
On November 10, 2021, at the direction of the Board of Directors, representatives of Jefferies sent additional due diligence materials to Party B.
On November 10, 2021, at Durational’s request, Casper sent detailed preliminary cash flow projections for Casper for the fourth quarter of 2021 and preliminary projections for the months of January and February of 2022 (the “Cash Flow Projections”) to Durational.
On November 10, 2021, Durational, Jonathan Truppman (“Mr. Truppman”), General Counsel at Casper, Mr. Krim, and Mr. Lerer had a call to discuss Casper’s anticipated management transitions, cash and equity compensation that Casper anticipated providing to Ms. Arel and Mr. Monahan, and details of management compensation should the proposed transaction with Durational go through. The parties discussed overall compensation philosophy and employee retention issues, including whether Durational expected to ultimately put in place a management incentive plan at closing of the proposed transaction, though the terms of any such management incentive plan were not discussed. The parties also discussed transition plans for Ms. Arel and the importance of retaining key members of Casper leadership team for continuity and stability in the business.
On November 10, 2021, Mr. Sobotka called Mr. Krim and Mr. Lerer to deliver a revised purchase price proposal of $6.75 per share of Casper common stock (the “November 10 Proposal”). Mr. Sobotka noted that Durational needed to propose the November 10 Proposal after receipt of the Cash Flow Projections and the Increased Capital Requirements.
On November 11, 2021, the Board of Directors held a Board Meeting, with representatives from Casper’s management, Latham & Watkins, and Jefferies present, to discuss the November 10 Proposal. Mr. Krim explained that Durational’s explanation for the November 10 Proposal was based on Durational’s receipt of the Cash Flow Projections, which implied a need for at least $20 million of financing in January and February of 2022, as well as the Increased Capital Requirements. At the meeting, representatives of Latham & Watkins reviewed with the Board of Directors its fiduciary duties in considering Durational’s November 10 Proposal. Following a discussion, the Board of Directors instructed representatives of Jefferies, Mr. Krim, and Mr. Lerer to convey the Board of Directors’s disappointment with the November 10 Proposal to Durational and engage with Durational to improve the November 10 Proposal.
On November 11, 2021, representatives of Jefferies, Mr. Lerer and Durational had a call to discuss the November 10 Proposal. After significant discussion, Durational agreed to increase the November 10 Proposal to $6.90 per share of Casper common stock (the “November 11 Proposal”) and Durational informed Mr. Lerer that

$6.90 represented Durational’s final and best offer. Following the call, Mr. Sobotka sent an email to Mr. Lerer and Mr. Krim confirming the November 11 Proposal. The closing price for Casper’s common stock on the New York Stock Exchange on November 11, 2021, was $3.19 per share.
On November 11, 2021, Kirkland & Ellis sent to Latham & Watkins initial drafts of the equity commitment letter and limited guaranty. On that same day, Latham & Watkins sent a revised draft of the voting and support agreement to Kirkland & Ellis.
On November 12, 2021, the Board of Directors held a Board Meeting, with representatives from Casper’s management, Latham & Watkins, and Jefferies present, to discuss the November 11 Proposal. During the Board Meeting, the members of the Board of Directors further considered and debated (i) Casper’s cash position, rate of expenditures and cash flows, and near term cash and financing needs, (ii) other alternatives available to Casper, including remaining as a stand-alone company, Casper’s available financing alternatives, transaction timing and likelihood of completion, and the merits of a strategic transaction with Durational, (iii) the third quarter earnings announcement and related impact on Casper’s stock price, and (iv) the November 11 Proposal and the underlying rationale for the revised offer. Following the discussion, the Board of Directors instructed representatives of Jefferies and Latham & Watkins to work to finalize definitive documentation with Durational for consideration by the Board of Directors.
On November 12, 2021, the financial advisor of Party C contacted representatives of Jefferies via email to inform Jefferies that Party C indicated it had interest in a potential transaction with Casper and conveyed that Party C may be in a position to offer a substantial premium to Casper’s current common stock trading levels.
On November 12, 2021, Kirkland & Ellis sent a revised draft of the merger agreement to Latham & Watkins. On that same day, Latham & Watkins sent an initial draft of the disclosure schedules to Kirkland & Ellis. Later that same evening, representatives of Kirkland & Ellis and Latham & Watkins had a call to discuss the merger agreement and preliminary transaction matters.
Between November 12, 2021, and November 14, 2021, representatives of Casper and Latham & Watkins and Durational and Kirkland & Ellis negotiated and finalized the terms of the merger agreement, and the equity commitment letter, limited guarantee, voting and support agreement, debt commitment letters and disclosure schedules. All open points in the transaction documents were substantially resolved by the afternoon of November 14, 2021.
On November 13, 2021, the Board of Directors held a Board Meeting, with representatives of Casper management, Latham & Watkins, and Jefferies present. Mr. Krim proceeded to discuss and provide an update with regards to (i) the additional funding from TriplePoint in an aggregate principal amount of up to $30.0 million (the “Bridge Loans”) and (ii) a further amendment and extension of the First Waiver in order to extend the relevant period through February 28, 2022, and to permit the incurrence of the Bridge Loans (the “Second Waiver”), noting that Casper would be able to secure both the Bridge Loans and the Second Waiver, but that each of these events would be subject to Casper entering into the proposed transaction with Durational. Representatives of Jefferies then reviewed with the Board of Directors, Jefferies’ updated preliminary financial analysis of Casper. Representatives of Jefferies then provided an update with respect to the status of conversations with Party C. Following such discussions, the Board of Directors instructed representatives of Jefferies to continue engaging with Party C, share the September Long-Range Plan with Party C, the preliminary third quarter financial results and updated fourth quarter outlook of 2021 and other diligence materials, and explore the possibility of receiving an offer from Party C within the next 24 hours. A representative of Latham & Watkins then provided a general overview of (i) the structure, (ii) key terms of the merger agreement with Durational, and (iii) the Board of Directors’s fiduciary duties in connection with the consideration of a sale of Casper. The members of the Board of Directors proceeded to discuss the pending management transition agreements and bonuses for Mr. Krim, Ms. Arel and Mr. Monahan. Following such discussion, the Board of Directors determined to explore providing Ms. Arel and Mr. Monahan with bonuses equal to 1x their base cash compensation, with Ms. Arel and Mr. Monahan as well as with Durational.
After the Board Meeting on November 13, 2021, representatives of Jefferies reached out to Party C and its advisors to set up a call to discuss its interest in Casper. Following the call on November 14, 2021, Party C did not submit any formal proposal for a strategic transaction with Casper, nor did Casper receive any updated proposals from Party A or Party B prior to the Board Meeting on November 14, 2021 discussed in the next paragraph.

On November 14, 2021, the Board of Directors held a Board Meeting, with representatives of Casper management, Latham & Watkins, and Jefferies present. Representatives of Jefferies reviewed with the Board of Directors Jefferies’ financial analyses of the Per Share Merger Consideration, and representatives of Latham reviewed the final proposed terms of the merger agreement, voting and support agreement, equity commitment letter, limited guarantee, management transition agreements, debt commitment letter, the Bridge Loans and the Second Waiver. Thereafter, Jefferies rendered its opinion to the Board of Directors to the effect that, as of November 14, 2021 and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Per Share Merger Consideration to be received by holders of shares of Casper common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates). After further deliberation and discussion, the Board of Directors unanimously (i) determined that it is in the best interests of Casper and its stockholders, and declared it advisable, to enter into the merger agreement and consummate the merger upon the terms and subject to the conditions set forth therein, (ii) approved the execution and delivery of the merger agreement by Casper, the performance by Casper of its covenants and other obligations thereunder, and the consummation of the merger upon the terms and subject to the conditions set forth therein, (iii) resolved to recommend that the stockholders of Casper adopt the merger agreement in accordance with the Delaware General Corporation Law, (iv) approved of the voting and support agreement, (v) approved the Bridge Loans and the Second Waiver, and (vi) approved management transition agreements for Mr. Krim, an employment agreement for Ms. Arel, and bonuses for Ms. Arel and Mr. Monahan equal to 1x their base cash compensation.
On November 14, 2021, the parties executed and delivered the merger agreement, voting and support agreement, equity commitment letter, limited guaranty, and debt commitment letter, and the definitive documentation for the Bridge Loans and the Second Waiver were also executed and delivered.
Early in the morning on November 15, 2021, prior to the opening of trading on the New York Stock Exchange, the parties issued a press release announcing the transaction.
Later on November 15, 2021, Casper announced financial results for the quarter ended March 31, 2021, including a loss of $0.61 per share relative to consensus street estimates of a loss of $0.45 per share.
Recommendation of the Board of Directors and Reasons for the Merger
Recommendation of the Board of Directors
The Board of Directors has unanimously: (i) determined that it is in the best interests of Casper and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; (ii) approved the execution and delivery of the Merger Agreement by Casper, the performance by Casper of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; and (iii) resolved to recommend that Casper Stockholders adopt the Merger Agreement.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Reasons for the Merger
The Board of Directors considered a number of factors, including those below (which are not listed in any relative order of importance), all of which it viewed as generally supporting its (i) approval of the execution and delivery of the Merger Agreement by Casper, the performance by Casper of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; and (ii) resolution to recommend that Casper Stockholders adopt the Merger Agreement:
•
the current and historical market prices of Casper common stock, including the market performance of the Casper common stock relative to those of other participants in Casper’s industry and general market indices, and the fact that the Per Share Merger Consideration constituted a premium of 94% over

Casper’s closing stock price of $3.55 on November 12, 2021 (the last trading day prior to the public announcement of the Merger), and a premium of approximately 80% over Casper’s 30-day volume-weighted average share price through that date;
•
the belief of the Board of Directors, after a thorough review of Casper’s business, market trends, results of operations, competitive landscape, execution risks and financial condition, and discussions with Casper’s management and advisors, that the value offered to Casper Stockholders pursuant to the Merger Agreement is more favorable to Casper Stockholders than the potential long-term and sustainable value that might have resulted from remaining an independent public company, considering:

•	risks and uncertainties regarding efforts to increase consumer spending through marketing programs;
•	intense competition in the retail bedding industry;
•	risks and uncertainties regarding Casper’s ability to penetrate the existing market for retail bedding, as well as the continued growth and expansion of that market;
•	risks related to consumer preferences, retail bedding product mix and aging inventory;
•
disruption in supply chains and shipping for retail bedding, increased costs of raw goods, manufacturing and delivery for retail bedding products, and the availability and timing of delivery of finished retail bedding products for resale and for delivery to consumers and retail partners;

•
the impact of a limited supply of finished retail bedding products and advance commitments to retail partners to deliver finished retail bedding products on Casper’s direct to consumer sales and relative margins and profitability;

•	risks associated with Casper’s ability to pass increased costs through to retail partners and consumers; and
•
the Company’s significant near term cash needs and need for lender waivers through at least February 2022 (as further discussed under the section of this proxy statement captioned “—Management Projections”).

•
the belief of the Board of Directors, based upon the course of negotiations with Durational (as described in more detail under the section of this proxy statement captioned “—Background of the Merger”), that the Per Share Merger Consideration represents the highest price that Parent was willing to pay and that the terms of the Merger Agreement include the most favorable terms to the Company, in the aggregate, to which Parent was willing to agree;

•
the fact that, after broad outreach (as described in more detail under the section of this proxy statement captioned “—Background of the Merger”), the Company did not receive any acquisition proposals, including from Party C, other than the acquisition proposal from Parent;

•
the Company’s third quarter results, including a loss per share of $0.61 relative to street consensus estimates of a loss per share of $0.43, and the Board of Directors’ belief that the release of the Company’s third quarter earnings on November 15, 2021, would have a further adverse impact on the Company’s share price were the Company not to concurrently announce a transaction with Parent;

•
the lack of certainty or firm offers with respect to the financing proposals that had been submitted to the Company by Party A and Party B, and the perceived cost and dilution presented by such proposals, which such dilution effects ranged from approximately 15% to 30% of the Company’s fully diluted share count, along with the fact that the Company did not receive any additional financing proposals;

•
the fact that any potential financing under the ATM Program could not be completed until after the Company’s third quarter black-out period had been lifted following the Company’s third quarter earnings release, and that the availability of the ATM Program, the amount of financing that might be raised under the ATM Program, and the cost of such financing was highly uncertain;

•
the Bridge Loans that had been finalized with TriplePoint and the related waivers from Wells Fargo which would provide Casper with additional liquidity to operate its business during the pendency of the Merger, both of which were contingent upon an executed transaction with Parent;

•
the Board of Directors’ belief that the closing of the Merger was very likely to occur, assuming support from the Company’s stockholders, and would be achieved in a timely manner, in view of the terms of the Merger Agreement;

•
the view of the Board of Directors that the Per Share Merger Consideration was more favorable to Casper Stockholders on a risk-adjusted basis than the potential value that might result from other alternatives reasonably available to Casper, based upon the Board of Directors’ extensive knowledge of Casper’s business, assets, financial condition and results of operations, its competitive position and historical and projected financial performance, and the belief that the Per Share Merger Consideration represented an attractive and comparatively certain value for Casper Stockholders relative to the risk-adjusted prospects for Casper on a standalone basis;

•
the fact that the Voting Agreement Stockholders, who collectively owned approximately 28% of the outstanding Casper common stock as of November 14, 2021, were supportive of the Merger and prepared to execute and deliver the Voting and Support Agreement;

•
the financial analysis of the Per Share Merger Consideration reviewed by Jefferies with the Board of Directors as well as the opinion of Jefferies rendered to the Board of Directors on November 14, 2021, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Per Share Merger Consideration to be received by holders of shares of Casper common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates), as set forth in such opinion as more fully described below in the section of this proxy statement captioned “—Opinion of Jefferies LLC.”

•	the terms and conditions of the Merger Agreement and the other transaction documents, including the following:
•
Casper’s ability to terminate the Merger Agreement in order to accept a Superior Proposal, subject to certain conditions of the Merger Agreement and paying Parent a termination fee of $9,140,000, in the case of any such termination – an amount which the Board of Directors believed, after consultation with its financial and legal advisors, was unlikely to deter third parties from making Acquisition Proposals;

•
the conditions to closing contained in the Merger Agreement, which are limited in number and scope, and which, in the case of the condition related to the accuracy of Casper’s representations and warranties, is generally subject to a Company Material Adverse Effect (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Representations and Warranties”) qualification;

•	the requirement that the Merger Agreement be adopted by the affirmative vote of the holders of a majority of the outstanding shares of Casper common stock;
•
the fact that, with the availability of the TriplePoint Bridge Loans and Wells Fargo Second Waiver, Casper has sufficient operating flexibility to conduct its business in the ordinary course prior to the consummation of the Merger;

•
the provision of the Merger Agreement allowing the Board of Directors to effect a Company Board Recommendation Change and to terminate the Merger Agreement in certain circumstances in connection with a Superior Proposal (or to effect a change of recommendation in response to an Intervening Event) subject to the applicable procedures, terms and conditions set forth in the Merger Agreement (including, if applicable, payment of a termination fee) (for more information, see the sections of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change,” “Proposal 1: Adoption of the Merger Agreement—Termination of the Merger Agreement” and “Proposal 1: Adoption of the Merger Agreement—Termination Fee”);

•	the absence of a financing condition in the Merger Agreement;
•	the Termination Date of May 14, 2022 allowing for sufficient time to complete the Merger;

•
that Parent has obtained committed debt financing for the transaction from reputable financial institutions and committed equity financing for the transaction from the Durational Vehicle that together provide funding of an amount sufficient to cover the aggregate Per Share Merger Consideration, all fees and expenses payable by Parent, Merger Sub or Casper and the repayment or refinancing of any indebtedness required to be repaid or refinanced;

•	the obligation of Parent and Merger Sub to use reasonable best efforts to consummate the financing and the limited number and nature of the conditions to the debt and equity financing;
•
the Company’s ability, under circumstances specified in the Merger Agreement, to specifically enforce and cause Parent to cause the Durational Vehicle to fund its respective contributions as contemplated by the Merger Agreement and the Equity Commitment Letter;

•
the requirement that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent will pay the Company a termination fee of $24,375,000, and the obligation of the Durational Vehicle to pay such amounts, pursuant to the terms of a limited guarantee, as more fully described under the section of this proxy statement captioned “—Financing of the Merger—Equity Financing” and “—Financing of the Merger—Limited Guarantee”;

•
the fact that the Voting Agreement terminates upon the earliest of (i) the consummation of the transactions contemplated by the Merger Agreement, (ii) the valid termination of the Merger Agreement in accordance with its terms, (iii) the time that the Requisite Stockholder Approval has been obtained, and (iv) any change to the terms of the Merger Agreement (A) that reduces the amount or changes the form of consideration payable to the Company’s stockholders or (B) extends the Termination Date;

•
the availability of appraisal rights under Delaware law to holders of shares of Casper common stock who do not vote in favor of the adoption of the Merger Agreement or consented in writing thereto and comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the Merger Agreement; and

•
the fact that, in the absence of the Merger, Casper had significant near term cash needs through at least February 2022, and would continue to incur significant expenses by remaining a public company, including operating expenses, capital expenditures, legal, accounting, transfer agent, printing and filing fees, and that those expenses could adversely affect Casper’s financial position and financial performance and the value of its shares, that the Board of Directors could not be assured that financing sufficient to permit Casper to satisfy its obligations would be available on attractive terms or at all, and that the terms of any additional financing or the absence of additional financing could have a material adverse effect on its cash position and its ability to continue to operate as a stand-alone business.

The Board of Directors also considered a number of uncertainties and risks concerning the Merger, including the following (which factors are not necessarily presented in order of relative importance):
•
the fact that Casper would no longer exist as an independent, publicly traded company, and stockholders would no longer participate in any future earnings or growth and would not benefit from any potential future appreciation in the value of Casper;

•
the risks and costs to Casper if the Merger is not completed in a timely manner or at all, including the significant near term financing needs of the business, the potential material adverse effect on Casper, its business and its financial position and results of operations if Casper is unable to raise additional financing if the Merger does not close, potential adverse effects on Casper’s ability to attract and retain key personnel, the diversion of management and employee attention and the potential disruptive effect on Casper’s day-to-day operations and Casper’s relationships with financing sources, customers, suppliers and other third parties, any or all of which risks and costs, among other things, could adversely affect Casper’s cash and liquidity position, business, overall competitive position and the trading price of its common stock;

•
the requirement under certain circumstances that Casper pay Parent a termination fee following termination of the Merger Agreement, including if the Merger Agreement is terminated by Casper in order to enter into a Superior Proposal or by Parent because the Board of Directors effects a Company Board Recommendation Change;

•
if Parent fails to complete the Merger as a result of failure to obtain the Debt Financing (as defined in the section of this proxy statement captioned “The Merger—Financing of the Merger”) or as a breach of the Merger Agreement in certain circumstances, remedies may be limited to the termination fee payable by Parent described above, which may be inadequate to compensate Casper for the damage caused;

•
the restrictions on the conduct of Casper’s business prior to the consummation of the Merger, which may delay or prevent Casper from raising financing or undertaking other business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, Casper might have pursued;

•	the fact that an all cash transaction would be taxable to Casper’s stockholders that are U.S. persons for U.S. federal income tax purposes;
•	the fact that under the terms of the Merger Agreement, Casper is unable to solicit other Acquisition Proposals;
•
the significant costs involved in connection with entering into the Merger Agreement and completing the Merger (many of which are payable whether or not the Merger is consummated) and the substantial time and effort of Casper management required to complete the Merger, which may disrupt its business operations and have a negative effect on its financial results;

•	the risk that the Merger might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on the trading price of Casper common stock;
•	the fact that the completion of the Merger requires regulatory clearance under the HSR Act, which could subject the Merger to unforeseen delays and risks;
•
the fact that Casper’s directors and officers may have interests in the Merger that may be different from, or in addition to, those of Casper’s stockholders generally (see below under the caption “—Interests of Executive Officers and Directors of Casper in the Merger”); and

•	the possible loss of key management or other personnel of Casper during the pendency of the Merger.
The foregoing discussion of reasons for the recommendation to adopt the Merger Agreement is not meant to be exhaustive but addresses the material information and factors considered by the Board of Directors in consideration of its recommendation. In view of the wide variety of factors considered by the Board of Directors in connection with its evaluation of the Merger and the complexity of these matters, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, in considering the information and factors described above, individual members of the Board of Directors each applied his or her own personal business judgment to the process and may have given differing weights to differing factors. The Board of Directors based its unanimous recommendation on the totality of the information presented. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement captioned “Forward-Looking Statements.”
Opinion of Jefferies LLC
Casper retained Jefferies as its financial advisor in connection with a possible sale, disposition and certain other business and financing transactions involving Casper. In connection with this engagement, the Board of Directors requested that Jefferies evaluate the fairness, from a financial point of view, to Casper Stockholders (other than Parent, Merger Sub and their respective affiliates) of the Per Share Merger Consideration to be received by holders of shares of Casper common stock pursuant to the Merger Agreement. At a meeting of the Board of Directors held on November 14, 2021, Jefferies rendered its opinion to the Board of Directors to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Per Share

Merger Consideration to be received by holders of shares of Casper common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates).
The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex B to this proxy statement and is incorporated herein by reference. Casper encourages you to read the opinion carefully and in its entirety. Jefferies’ opinion was provided for the use and benefit of the Board of Directors (in its capacity as such) in its evaluation of the Per Share Merger Consideration from a financial point of view and did not address any other aspect of the Merger or any other matter. Jefferies’ opinion did not address the relative merits of the Merger or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Casper, nor did it address the underlying business decision by Casper to engage in the Merger or any term, aspect or implication of any other agreement (or amendment thereto or related arrangements) entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. Jefferies’ opinion did not constitute a recommendation as to how the Board of Directors or any securityholder should vote with respect to the Merger or any other matter. The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.
In arriving at its opinion, Jefferies, among other things:
•	reviewed a draft dated November 14, 2021 of the Merger Agreement;
•	reviewed certain publicly available financial and other information about the Company;
•
reviewed certain information furnished to Jefferies and approved for its use by the Company’s management, including financial forecasts, estimates and analyses, relating to the business, operations and prospects of the Company (the “Casper Forecasts”);

•	held discussions with members of senior management of the Company concerning the matters described in the second and third bullets above;
•	reviewed the share trading price history and valuation multiples for the Casper common stock and compared them with those of certain publicly traded companies that Jefferies deemed relevant;
•	reviewed and compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Jefferies deemed relevant; and
•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.
In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to Jefferies by the Company or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of the Company that it was not aware of any facts or circumstances that would make any of the foregoing information incomplete, inaccurate or misleading. In Jefferies’ review, it did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor did Jefferies conduct a physical inspection of any of the properties or facilities of, the Company, and Jefferies was not furnished with and assumed no responsibility to obtain, any such evaluations, appraisals or physical inspections. Jefferies did not evaluate the solvency or fair value of the Company or any other entity under any laws relating to bankruptcy, insolvency or similar matters.
With respect to the financial forecasts and estimates provided to and reviewed by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. However, Jefferies was advised, and assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. Jefferies expressed no opinion as to the Company’s financial forecasts or the assumptions on which they were based.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date thereof. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies’ opinion of which it became aware after the date thereof.
Jefferies made no independent investigation of, and expressed no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to the Company, and Jefferies assumed the correctness in all respects material to its analyses and opinion of all legal, regulatory, accounting and tax advice given to the Company and the Board of Directors, including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting the Company or the Merger and legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement and related documents to the Company and its stockholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the transaction to any holder of Casper common stock. Jefferies assumed that the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by Jefferies. Jefferies also assumed that in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition would be imposed or occur that would have an adverse effect on the Company or the contemplated benefits of the Merger or that otherwise would be material in any respect to Jefferies’ analyses or opinion.
Jefferies’ opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein, including the form or structure of the Merger or any term, aspect or implication of any other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from the Merger or otherwise. Jefferies’ opinion did not constitute a recommendation as to how any holder of shares of Casper common stock should vote on the Merger or any matter related thereto. Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company or any other party, other than the holders of shares of Casper common stock. Jefferies expressed no view or opinion as to the price at which shares of Casper common stock would trade or otherwise be transferrable at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Per Share Merger Consideration to be received by holders of shares of Casper common stock or otherwise. Jefferies’ opinion was authorized by the Fairness Committee of Jefferies LLC.
In connection with rendering its opinion to the Board of Directors, Jefferies performed certain financial and comparative analyses, including those described below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analysis summarized below, no company used as a comparison was identical or directly comparable to Casper. These analyses necessarily involved complex considerations and judgments concerning financing characteristics and other factors that could affect the public trading or other values of the companies concerned.
Jefferies believes that its analyses and the summary below must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of Casper in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Casper. Estimates of the financial value of companies or businesses do not purport to be appraisals or necessarily reflect the prices at which companies, businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of Casper or its businesses or securities.
The terms of the Merger were determined through negotiations between Casper and Durational, and the decision by Casper to enter into the Merger Agreement was solely that of the Board of Directors. Jefferies’ opinion and financial analyses were only one of many factors considered by the Board of Directors in its evaluation of the Per Share Merger Consideration and should not be viewed as determinative of the views of the Board of Directors or Casper management with respect to the Merger or the Per Share Merger Consideration payable in the Merger.
Financial Analyses
The summary of the financial analyses described in this section is a summary of the material financial analyses reviewed with the Board of Directors and performed by Jefferies in connection with its analyses and opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The order in which the financial analyses summarized below appear does not necessarily reflect the relative importance or weight given to such analyses. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 12, 2021 and is not necessarily indicative of current or future market conditions.
Discounted Cash Flow Analysis
Jefferies performed a discounted cash flow analysis of Casper by calculating the estimated present value of the stand-alone unlevered, after-tax free cash flows that Casper was forecasted to generate during the calendar years ending December 31, 2022 through December 31, 2026 based on the Casper Forecasts. The terminal values of Casper were calculated by applying a selected range of perpetuity growth rates of 2% to 4% to Casper’s estimated unlevered free cash flows for the calendar year ending December 31, 2026 (including normalized levels of capital expenditures, working capital and depreciation and amortization), based on the Casper Forecasts. The present values of the unlevered free cash flows and terminal values were then calculated using a selected discount rate range of 16.25% to 17.75%, based on an estimate of Casper’s weighted average cost of capital, to determine a range of implied enterprise values for Casper. Jefferies then added the present value of Casper’s net operating losses, calculated using a discount rate of 19.0% based on an estimate of Casper’s cost of equity, and subtracted Casper’s projected net debt as of December 31, 2021 (excluding any adjustment for extended payables), as provided by Company management, to calculate a range of implied equity values, and divided the result by the number of fully diluted Casper common stock shares outstanding to calculate a range of implied per share equity values for Casper. This analysis indicated a reference range of implied per share equity values of $5.00 to $6.70 per share, as compared to the Per Share Merger Consideration of $6.90 per share.
Selected Public Companies Analysis
Jefferies reviewed publicly available financial, stock market and operating information of Casper and the following ten selected publicly traded companies in the mattress, home furnishing, and e-commerce industries that Jefferies considered generally relevant for purposes of its analysis, which are collectively referred to as the “selected companies.”
The selected companies reviewed included the following:
Mattress
•	Tempur Sealy International, Inc.

•	Purple Innovation, Inc.
•	Sleep Number Corporation
Home Furnishing
•	RH (formerly Restoration Hardware, Inc.)
•	Williams-Sonoma, Inc.
•	Wayfair Inc.
•	Ethan Allen Interiors Inc.
•	Kirkland’s, Inc.
e-Commerce
•	Made.com Group plc
•	Blue Apron Holdings, Inc.
Jefferies reviewed, among other information and to the extent publicly available, enterprise values of the selected companies, calculated as fully diluted equity values based on closing stock prices on November 12, 2021, plus total debt, preferred equity and non-controlling interests, minus cash and cash equivalents, as a multiple of each such company’s estimated earnings before interest, taxes, depreciation and amortization, and excluding stock-based compensation expense (“Adjusted EBITDA”), for the fiscal year 2023, which we refer to as FY 2023E. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information.
The multiple ranges for the selected companies were as follows:
Selected Public Companies Analysis
EV / FY2023E Adjusted EBITDA Multiples
Industry	Low	High	Median
Mattress	6.9x	8.7x	8.2x
Home Furnishing	9.7x	29.0x	14.7x
e-Commerce	14.2x	14.2x	14.2x
Jefferies applied a selected range of enterprise value to estimated Adjusted EBITDA multiples of 7.0x to 8.75x to corresponding data of Casper based on the Casper Forecasts for estimated Adjusted EBITDA for FY 2023E to determine a range of implied enterprise values for Casper. Jefferies then subtracted Casper’s projected net debt as of December 31, 2021 (excluding any adjustment for extended payables), as provided by Company management, to calculate a range of implied equity values, and divided the result by the number of fully diluted Casper common stock shares outstanding to calculate a range of implied per share equity values for Casper. This analysis indicated a reference range of implied per share equity values of $4.05 to $5.30, as compared to the Per Share Merger Consideration of $6.90 per share.
No company utilized in the selected public companies analysis is identical to Casper. In evaluating the selected public companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Casper’s and Jefferies’ control.
Selected Transactions Analysis
Jefferies did not perform a selected transactions analysis as part of its financial analysis with respect to its opinion due to Casper’s lack of historical or current earnings metrics.

Other Factors
Jefferies observed certain additional information that was not considered part of Jefferies’ financial analysis with respect to its opinion but was noted for informational purposes, including the following:
Premiums Paid Analysis. Jefferies reviewed the implied premiums paid in 325 selected all-cash transactions across all industries (excluding financial targets), and 71 all-cash transactions in the consumer and retail sector involving publicly traded U.S. companies with transaction values ranging from $200 million to $1.0 billion closed since January 1, 2012.
The median of the premiums paid to the closing stock prices of the target companies involved in the selected transactions one trading day and thirty days prior to public announcement of such transactions, respectively, were as follows:
Illustrative Premiums Paid Analysis
	1 day Prior	30 days Prior
All Industries	28.1%	31.3%
Consumer & Retail	27.7%	28.5%
Jefferies applied a selected range of implied premiums set forth in the table below (reflecting a range one-half standard deviation below and one-half standard deviation above the median implied premiums paid derived from the analysis of the selected transactions in all industries and the consumer and retail sectors, respectively) to the closing price of shares of Casper common stock on November 12, 2021, which, as noted above, was the date on which market data was used for Jefferies’ analysis, and on October 14, 2021, thirty days prior to November 13, 2021. This analysis indicated a range of implied per share equity values of the Casper common stock set forth in the table below, in each case as compared to the Per Share Merger Consideration of $6.90 per share.
Illustrative Premiums Paid Analysis
	Selected Range of Implied Premium	Implied Per Share Equity Value
All Industries - 1 day prior	10.6% - 45.5%	$3.95 - $5.15
All Industries - 30 days prior	12.1% - 50.5%	$4.80 - $6.45
Consumer & Retail - 1 day prior	12.5% - 42.9%	$4.00 - $5.05
Consumer & Retail - 30 days prior	12.8% - 44.2%	$4.85 - $6.20
Miscellaneous
Casper has agreed to pay Jefferies for its financial advisory services in connection with the Merger an aggregate fee based upon a percentage of the transaction value of the Merger, which fee is estimated as of the date of this proxy statement to be approximately $[•] million, $1.25 million of which became payable upon delivery of Jefferies’ opinion to the Board of Directors and the remainder of which is payable contingent upon the closing of the Merger. In addition, Casper agreed to reimburse Jefferies for expenses, including fees and expenses of counsel, incurred in connection with Jefferies’ engagement and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.
During the two-year period prior to the date of Jefferies’ opinion, Jefferies provided financing services to Casper for which Jefferies received fees in the amount of approximately $651,000. During the two-year period prior to the date of Jefferies’ opinion, Jefferies and its affiliates did not provide financial advisory or financing services to Parent or its affiliate Durational for which Jefferies or its affiliates received fees. Jefferies and its affiliates may provide financial advisory and/or financing services to Casper, Durational and/or their respective affiliates in the future, for which services Jefferies and its affiliates would expect to receive compensation. In the ordinary course of business, Jefferies and its affiliates may trade or hold securities or financial instruments (including loans and other obligations) of Casper, Durational and/or their respective affiliates for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions in those securities.

Jefferies was selected as Casper’s financial advisor in connection with the Merger because, among other things, Jefferies is an internationally recognized investment banking firm with substantial experience in mergers and acquisition transactions and based on its familiarity with Casper’s business and industry. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.
Management Projections
Summary of Management Projections
In its public earnings announcement with respect to its financial results for each quarter, Casper has publicly issued limited short-term guidance concerning certain aspects of its expected financial performance for the following quarter and current fiscal year. However Casper has not, as a matter of course, made public disclosure of detailed forecasts or projections of its expected financial performance for extended periods due to, among other things, the inherent difficulty of accurately predicting future periods and the likelihood that the underlying assumptions and estimates may prove incorrect. In connection with the transaction with Durational, Casper’s senior management prepared certain unaudited prospective financial information which was provided to and considered by the Board of Directors, approved by the Board of Directors for use by Jefferies, and provided to Durational at the direction of the Board of Directors, in each case as further described below.
In June 2021, as part of its ordinary course strategic and operational long-range planning for Casper and its business, Casper’s management worked with a planning consultant and developed a long-range strategic plan for Casper to help the Board of Directors better understand potential growth opportunities for the business for fiscal years 2021 through 2026 based upon a range of marketing, pricing and penetration assumptions made at that time (the “June Long-Range Plan”). The June Long-Range Plan was provided to the Board of Directors for review and consideration, and was also provided to Jefferies. The June Long-Range Plan was not provided to Durational or any other potential acquirers.
In September 2021, management updated and made adjustments to the June Long-Range Plan to reflect, among other matters, Casper’s ongoing third quarter performance, the impact of third quarter performance and shifts in the retail bedding market leading to a reduction in management’s long-term outlook for Casper and for Casper’s ability to use cash to support growth in the business across sales channels, Casper’s significant near term cash needs, and additional input received from the Board of Directors (the “September Long-Range Plan”). The Board of Directors approved the September Long-Range Plan for use by Jefferies, and directed Jefferies to use the September Long-Range Plan in connection with its financial analyses and opinion, as described in more detail in the section “—Opinion of Jefferies LLC.” In addition, in performing its financial analyses, Jefferies also took into account that management expected Casper to raise approximately $40 million in equity in 2021 at an assumed 10% discount to market, which planned equity offering would impact Casper’s fully diluted share count. At the request of the Board of Directors, the September Long-Range Plan was also shared with representatives of Durational on October 5, 2021, in connection with their consideration of the transaction, and with certain additional participants in Casper’s evaluation of strategic alternatives, including but not limited to, Party A, Party B and Party C.
In November 2021, Casper’s management updated its performance projections for Casper for the fourth quarter of 2021 (the “Q4 Financial Forecast”) and, at Durational’s request, prepared preliminary cash flow projections for the months of January and February of 2022 (the “Cash Flow Projections”). Casper management provided the third quarter of 2021 preliminary results (the “Q3 Preliminary Results”), the Q4 Financial Forecast and the Cash Flow Projections to the Board of Directors, and at the direction of the Board of Directors, provided the updated Q4 Financial Forecasts to participants in Casper’s evaluation of strategic alternatives, including Durational. At the direction of the Board of Directors, the Cash Flow Projections were also shared with Durational. The Cash Flow Projections were based on certain assumptions, including but not limited to, (i) increases in Casper’s accounts payable outflow for 2022, (ii) increases in Casper’s inventory clearance for 2022, and (iii) Casper securing related financing waivers from Wells Fargo extending until March 31, 2022. The Cash Flow Projections illustrated Casper’s significant anticipated cash needs during the Interim Period of approximately $30 million. The September Long-Range Plan, as updated by the Q3 Preliminary Results and Q4 Financial Forecast, and provided to Durational, is reflected in the second column in the table below titled “CY2021E”.

We refer to any of the June Long-Range Plan and the September Long-Range Plan for calendar years 2021 through 2026, as updated by the Q3 Preliminary Results, Q4 Financial Forecast, and the Cash Flow Projections as the “Management Projections.” The Management Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Casper in its public filings with the SEC. The Management Projections were prepared by Casper on a stand-alone basis and do not take into account the transactions, including any costs incurred in connection with the transaction or any changes to Casper’s operations or strategy that may be implemented after the completion of the transaction. As a result, actual results likely will differ, and may differ materially, from those contained in the Management Projections.
The information and tables set forth below are included solely to give Casper stockholders access to relevant portions of the Management Projections and are not included in this proxy statement to influence any Casper stockholder to vote their shares of common stock in favor of the transaction or for any other purpose.
September Long-Range Plan
	September Plan CY2021E(1)(2)(3)	CY2021E(4)	CY2022P(4)	CY2023P(4)	CY2024P(4)	CY2025P(4)	CY2026P(4)
(all amounts in millions)
Revenue	$600	$604	$688	$780	$881	$984	$1,087
Adj. EBITDA(5)	$(28)	$(41)	$5	$32	$63	$96	$132
EBITDA (net of SBC)(6)	$—	$(77)	$(18)	$17	$46	$78	$114
NOPAT(7)	$—	$(94)	$(34)	$0	$22	$45	$75
Unlevered CFO(8)	$—	$(99)	$(55)	$7	$27	$50	$75
Unlevered FCF(9)	$—	$(75)	$(60)	$(2)	$18	$41	$66
1)	Casper’s fiscal year ends December 31st.
2)	Represents CY2021E from the September Long-Range Plan.
3)	For purposes of the CY2021E from the September Long-Range Plan, EBITDA (net of SBC), EBIT, NOPAT, Unlevered CFO and Unlevered FCF were not initially calculated.
4)	Represents the September Long-Range Plan as updated for the Q3 Preliminary Results and the Q4 Financial Forecast, as of November 14, 2021.
5)
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) is a non-GAAP financial measure which was calculated in the Management Projections as earnings (loss) before interest (income) expense, income tax expense and depreciation and amortization as further adjusted to exclude the impact of stock-based compensation expense, restructuring costs, costs associated with legal settlements and transactions costs incurred in connection with the Company’s initial public offering, as of November 14, 2021.

6)
Earnings before Interest, Taxes, Depreciation and Amortization (net of restructuring costs and Stock Based Compensation) is a non-GAAP financial measure which was calculated in the Management Projections as earnings (loss) before interest (income) expense, income tax expense and depreciation and amortization as further adjusted to exclude the impact of transaction costs incurred in connection with the Company’s initial public offering, as of November 14, 2021.

7)
Net Operating Profit after Tax (“NOPAT”) is a non-GAAP financial measure which was calculated in the Management Projections as EBITDA (net of SBC) less Depreciation and Amortization (“EBIT”) less implied taxes using a blended federal and state tax rate applied to positive EBIT, as of November 14, 2021. Net operating losses were valued separately and not used to offset the effect of taxes when calculating Unlevered Cash Flow from Operations (see below).

8)
Unlevered Cash Flow from Operations (“Unlevered CFO”) is a non-GAAP financial measure which was calculated in the Management Projections as NOPAT plus depreciation and amortization less changes in net working capital as of November 14, 2021.

9)	“Unlevered Free Cash Flow” is NOPAT plus depreciation and amortization expense less changes in net working capital less capex and other adjustments.
Q4 Financial Forecast
(all amounts in millions)(1)
Net Revenue	$169
Gross Profit	$72
Operating Expenses(2)	$83
EBITDA(3)	$(10)
Capital Expenditures	$(5)
1)	For purposes of the Q4 Financial Forecast, EBITDA (net of SBC) and NOPAT were not calculated.

2)	Excludes depreciation and amortization and stock-based compensation.
3)
Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is a non-GAAP financial measure which was calculated in the Management Projections as earnings (loss) before interest (income) expense, income tax expense and depreciation and amortization as further adjusted to exclude the impact of stock-based compensation expense, restructuring costs, costs associated with legal settlements and transactions costs incurred in connection with the Company’s initial public offering, as of November 14, 2021.

Cash Flow Projections
	2021E(2)	Jan 22 E	Feb 22 E
(all amounts in millions)(1)
Beginning Cash Balance	$92	$19	$1
Cash Flow	$(73)	$(18)	$—
Ending Cash Balance	$19	$1	$1
1)	The following table presents a summary of the Cash Flow Projections, with all figures rounded to the nearest million.
2)	2021E Beginning Cash Balance was updated for the 2020 year end cash balance (which included restricted cash).
Important Information About the Management Projections
The Management Projections were not prepared with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles (“GAAP”), nor were they prepared with a view toward compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections of prospective financial information. The non-GAAP financial measures used in the Management Projections were relied upon by the Board of Directors in connection with its consideration of the transaction. The SEC rules, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to the Board of Directors in connection with a proposed business combination like the merger if the disclosure is included in a document like this proxy statement. In addition, reconciliations of non-GAAP financial measures to a GAAP financial measure were not relied upon by the Board of Directors in connection with its consideration of the Merger Agreement and the Merger. Accordingly, Casper has not provided a reconciliation of the financial measures included in the Management Projections to the relevant GAAP financial measures. In addition, the Management Projections were not prepared with a view towards complying with GAAP. The Management Projections may differ from published analyst estimates and forecasts and do not take into account any events or circumstances after the date they were prepared, including the announcement of the Merger.
While the Management Projections are presented with numerical specificity, the Management Projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond Casper management’s control. Further, given that the Management Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year beyond their preparation. Important factors that may affect actual results and may result in such projections not being achieved include risks and uncertainties detailed in Casper’s public periodic filings with the SEC as well as risks to Casper and its business if the transaction with Durational is not consummated, including risks related to the availability of financing and Casper’s cash liquidity position, which may have a material adverse effect on Casper and its stock price. In addition, the ability to achieve the Management Projections may depend on, in part, whether or not the strategic goals, objectives and targets are reached over the applicable period. The assumptions upon which the Management Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, the availability of financing for Casper and its business and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Casper operates, and the risks and uncertainties described in the section “—Forward-Looking Statements”, all of which are difficult or impossible to predict accurately and many of which are beyond our control. The Management Projections also reflect assumptions by Casper management that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for the Casper business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when such projections were prepared. Casper

Stockholders are cautioned not to place undue reliance on such information, and the Company urges you to review the Company’s most recent SEC filings for a description of the Company’s reported financial results included therein.
Accordingly, there can be no assurance that the Management Projections will be realized, and actual results may differ, and may differ materially, from those shown. The inclusion of the Management Projections in this proxy statement should not be regarded as an indication that any of Casper, Durational or any of their respective affiliates, officers, directors, advisors or other representatives considered or consider the Management Projections necessarily predictive of actual future events, and the Management Projections should not be relied upon as such. None of Casper, Durational or any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from the Management Projections. None of Casper, Durational or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any stockholder of Casper or other person regarding the ultimate performance of Casper compared to the information contained in the Management Projections or that forecasted results will be achieved.
In addition, the Management Projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement, and except as required by applicable securities laws, Casper does not intend to update or otherwise revise the Management Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.
The Management Projections were prepared by, and are the responsibility of, Casper’s management. KPMG LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Management Projections and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto.
Interests of Executive Officers and Directors of Casper in the Merger
In considering the recommendation of the Board of Directors that Casper Stockholders adopt the Merger Agreement, Casper Stockholders should be aware that the executive officers and directors of Casper have certain interests in the Merger that may be different from, or in addition to, the interests of Casper Stockholders generally. The Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated hereby, including the Merger, and in making their recommendation that Casper Stockholders approve the Merger Agreement.
For purposes of this disclosure:
•	The “named executive officers” of Casper are:
•	Philip Krim, Chief Executive Officer for fiscal year 2020 (through November 15, 2021) and current Non-Executive Chairman of the Board of Directors;
•	Emilie Arel, President and Chief Commercial Officer for fiscal year 2020 (through November 15, 2021) and current President and Chief Executive Officer; and
•	Michael Monahan, Chief Financial Officer for fiscal years 2020 and 2021.
•	The executive officers of Casper since the beginning of Casper’s last fiscal year on January 1, 2020 are:
•	the named executive officers;
•	Neil Parikh, Chief Strategy Officer for fiscal year 2020 (through January 31, 2021) and current member of the Board of Directors;
•	Gregory MacFarlane, Chief Financial Officer and Chief Operating Officer during fiscal year 2020 (through May 15, 2020);
•	Elizabeth Wolfson, Chief People Officer for fiscal year 2020 (through January 3, 2021);
•	Jeffrey Chapin, Chief Product Officer for fiscal year 2020 (through January 31, 2021) and currently an advisor to the Company;

•	Stuart Brown, Chief Financial Officer during fiscal year 2020 (From May 15, 2020 through August 31, 2020); and
•	Jonathan Truppman, General Counsel, Secretary for fiscal years 2020 and 2021.
Treatment of Casper Equity Awards
The Merger Agreement provides that each Company Option, including any Company Option that accelerates and vests in connection with this Merger, that is outstanding and vested immediately prior to the Effective Time will be cancelled and converted into the right to receive the Option Consideration. Each Company Option that is unvested as of immediately prior to the Effective Time or has a per share exercise price that is equal to or greater than the Per Share Merger Consideration ($6.90) shall be cancelled for no consideration as of the Effective Time.
The Merger Agreement provides that each Company RSU Award and each Company PSU Award that is outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive the RSU Consideration and the PSU Consideration, respectively, with the PSU Consideration being calculated based on the greater of target performance and actual performance, as estimated by the Company based on the Company’s performance during the applicable performance period as of the Effective Time.
In addition, pursuant to Casper’s 2020 Equity Incentive Plan (the “2020 Plan”), 2015 Equity Incentive Plan (the “2015 Plan”) and 2014 Equity Incentive Plan (the “2014 Plan” and together with the 2015 Plan and 2020 Plan, the “Equity Plans”) if the successor corporation refuses to assume or substitute outstanding awards under the Equity Plans in connection with a change in control, the then-unvested equity awards shall become fully vested effective immediately prior to the change in control (which includes the Merger).
Pursuant to Casper’s non-employee director compensation policy, all then-unvested equity awards held by Casper’s non-employee directors will fully vest immediately prior to a change in control (which includes the Merger).
For an estimate of the value of unvested equity awards held by named executive officers that would be cancelled in exchange for Merger consideration assuming that the Merger occurs on November 18, 2021, see “—Quantification of Payments and Benefits to Casper’s Named Executive Officers” below.
We estimate that the value of unvested restricted stock unit awards held by Mr. Truppman, Mr. Parikh, and Mr. Chapin (each, a current or former executive officer who is not a named executive officer) that would be cancelled in exchange for RSU Consideration assuming that the Merger occurs on November 18, 2021 is $830,346, $265,388, and $265,388, respectively. None of these executive officers holds in-the-money Company Options and as a result, none will receive any Option Consideration in respect of his Company Options.
Neither Mr. Parikh nor Mr. Chapin are currently employed by the Company, however, each such former executive officer continues to hold outstanding equity awards in the Company while they continue to provide services to the Company (Mr. Parikh as a member of the Board of Directors and Mr. Chapin as an advisor), and therefore will receive the RSU Consideration in exchange for the cancellation of their outstanding equity awards as described above. Mr. MacFarlane, Mr. Brown and Ms. Wolfson are no longer employed by the Company and do not hold any outstanding equity awards that will be cancelled in exchange for consideration in the Merger.
We estimate that the aggregate value of unvested restricted stock unit awards held by all non-employee directors of Casper (with the exception of Mr. Parikh, as described above) that would vest and receive the RSU Consideration assuming that the Merger occurs on November 18, 2021 is $780,638. No non-employee director of Casper holds in-the-money Company Options and as a result, the non-employee directors will not receive any Merger consideration in respect of his or her Company Options.
Casper Severance and Change in Control Arrangements
Employment Agreement – Emilie Arel
Pursuant to Ms. Arel’s employment agreement with Casper, Ms. Arel is entitled to certain payments and benefits upon a termination of employment effected by Casper without “cause” or by Ms. Arel for “good reason” (each as defined in her employment agreement). These payments and benefits will be subject to Ms. Arel’s execution and non-revocation of a general release of claims in a form prescribed by Casper and her continued compliance with the restrictive covenants set forth in her employment agreement.

If the termination occurs during the period commencing three months prior to and ending 12 months following a “change in control” (as defined in Ms. Arel’s employment agreement, and which includes the Merger), Ms. Arel will be entitled to receive the following:
•	a lump sum payment equal to 18 months of her annual base salary;
•	a lump sum payment equal to 100% of her annual base salary, which represents her annual target bonus;
•	a lump sum cash payment equal to 18 months of the cost of COBRA premiums; and
•	accelerated vesting of 100% of any then-unvested shares and other equity awards.
Severance and Change in Control Agreements
Casper has entered into Executive Severance and Change in Control Agreements (“Severance Agreements”) with Mr. Monahan and Mr. Truppman, which entitle the executive officers to certain payments and benefits upon a termination of employment effected by Casper without “cause” or by the executive for “good reason” (each as defined in the applicable Severance Agreement). These payments and benefits will be subject to the executive officer’s execution and non-revocation of a general release of claims in a form prescribed by Casper.
If the termination occurs during the period beginning on the date of the “change in control” (as defined in the Severance Agreements, and which includes the Merger) and ending 12 months thereafter, the executive officer will be entitled to receive the following:
•	a lump sum payment equal to the sum of (i) the executive’s then-current base salary, and (ii) the executive’s then-current annual target bonus;
•	up to 12 months of COBRA premiums (or a taxable payment in an amount equal to such premiums); and
•
accelerated vesting of 100% of all outstanding equity awards (and with respect to awards that would otherwise vest upon satisfaction of performance criteria, this acceleration will apply at the greater of the target or actual (based on performance achieved through such date) level of the performance criteria).

Transition Agreement – Philip Krim
On November 14, 2021, we entered into a transition and release of claims agreement (the “Krim Transition Agreement”) with Mr. Krim pursuant to which he resigned from the role of our Chief Executive Officer, effective November 15, 2021, and transitioned to the role of Non-Executive Chairman of the Board of Directors. Assuming the Merger is consummated, Mr. Krim will terminate employment with us on the date of the closing of the Merger. Pursuant to Mr. Krim’s employment agreement with Casper, Mr. Krim was entitled to the payments and benefits outlined below upon a termination of employment effected by Casper without “cause” or by Mr. Krim for “good reason” (each as defined in his employment agreement) during the period commencing three months prior to and ending 12 months following a “change in control” (as defined in Mr. Krim’s employment agreement, and which includes the Merger). These payments and benefits will be subject to Mr. Krim’s execution and non-revocation of a general release of claims in a form prescribed by Casper and Mr. Krim’s continued compliance with the restrictive covenants set forth in his employment agreement. Pursuant to the Krim Transition Agreement, we agreed to provide Mr. Krim with these double trigger severance benefits, assuming the Merger is consummated and subject to the conditions set forth in his employment agreement, which include the following:
•	a lump sum payment equal to 18 months of his annual base salary;
•	a lump sum payment equal to 100% of his annual base salary, which represents his annual target bonus;
•	a lump sum cash payment equal to 18 months of the cost of COBRA; and
•	accelerated vesting of 100% of any then-unvested equity awards.

In addition, pursuant to the Krim Transition Agreement, we agreed to extend the post-termination exercise period of Mr. Krim’s vested options for five years from the date of his termination of employment; however, in connection with the Merger, as described above, all Company Options will be cancelled.
Transition Agreement – Jonathan Truppman
On November 14, 2021, we entered into a transition and release of claims agreement (the “Truppman Transition Agreement”) with Mr. Truppman pursuant to which he will resign from the role of our General Counsel and Secretary, effective January 1, 2022 and will become a consultant to the Company through June 30, 2022. Pursuant to the Truppman Transition Agreement, we agreed to provide Mr. Truppman with the severance benefits he would be entitled to upon his termination of employment under his Severance Agreement; however, given that his separation date will occur prior to the consummation of the Merger, he will be entitled to receive the following in lieu of the enhanced severance benefits outlined above in the section titled “Severance and Change in Control Agreements”:
•	continued base salary for 12 months;
•	his annual bonus earned with respect to fiscal year 2021 (regardless of any continued service requirement), payable when such bonuses are typically paid; and
•	up to 12 months of COBRA premiums (or a taxable payment in an amount equal to such premiums).
In addition, in consideration for Mr. Truppman’s agreement to provide consulting services following his termination of employment, pursuant to the Truppman Transition Agreement, we agreed to provide him with the following additional benefits:
•
subject to his continued service through the end of the consulting period, (i) any unvested equity awards held by him as of January 1, 2022 will continue to vest in pro-rata monthly installments as of the last day of each calendar month during the consulting period, and (ii) as of the last day of the consulting period, all equity awards that would otherwise have become vested through March 5, 2024 will become fully vested, with any vested restricted stock units being settled within 60 days following the date the award vests; and

•	an extension of the post-termination exercise period for all stock options held by him as of January 1, 2022 through January 1, 2027.
To the extent the Merger is consummated during Mr. Truppman’s consulting period, all of his unvested equity awards will be cancelled in exchange for the Option Consideration or RSU Consideration, as applicable.
Supplemental Bonuses
In connection with the Merger, the Board of Directors approved supplemental bonus awards to Ms. Arel and Mr. Monahan in the amounts of $600,000 and $500,000, respectively. These bonuses were granted to Ms. Arel pursuant to her employment agreement and to Mr. Monahan pursuant to a letter agreement, and will be paid to each such named executive officer within 30 days following the earliest to occur of the one-year anniversary of the consummation of the Merger or the executive officer’s termination of employment by the Company without “cause” or resignation for “good reason,” or due to the executive officer’s death or disability (each as defined in the applicable agreement), subject to the executive officer’s continued employment with the Company through such date.
Indemnification and Insurance
Pursuant to the terms of the Merger Agreement, Casper’s directors and executive officers will be entitled to certain ongoing indemnification and coverage for a period of six (6) years following the Effective Time under directors’ and officers’ liability insurance policies from the Surviving Corporation. This indemnification and insurance coverage is further described in the section captioned “Proposal 1: Adoption of the Merger Agreement—Indemnification and Insurance.”
New Compensation Arrangements with Parent
Any Casper executive officers and directors who become officers, directors or employees or who otherwise are retained to provide services to Parent or the Surviving Corporation following the closing of the Merger may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Parent or the Surviving Corporation. As of the date of this proxy statement, no compensation arrangements between such persons and Parent and/or its affiliates have been established.
Quantification of Payments and Benefits to Casper’s Named Executive Officers
The table below sets forth the amount of payments and benefits that each of Casper’s named executive officers would receive in connection with the Merger, assuming (i) that the Merger were consummated and each named executive officer experienced a qualifying termination on November 18, 2021 (which is the assumed date solely for purposes of this golden parachute compensation disclosure); (ii) a per share price of Casper common stock of $6.90 (the Per Share Merger Consideration); (iii) that each named executive officer’s base salary rate and annual target bonus remain unchanged from those in effect as of the date of this proxy statement; (iv) equity awards that are outstanding as of November 18, 2021 remain outstanding; and (v) no amount is reduced on amount that it would make the named executive officer better off on an after-tax basis being cut back than paying the excise tax under Section 4999 of the Code. The calculations in the table below do not include any amounts that the named executive officers were entitled to receive or that were vested as of the date hereof. In addition, these amounts do not attempt to forecast any additional awards, grants or forfeitures that may occur prior to the Effective Time of the Merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may differ materially from the amounts set forth below.
For purposes of this discussion, “single trigger” refers to benefits that arise solely as a result of the completion of the Merger and “double trigger” refers to benefits that require two conditions, which are the completion of the Merger and a qualifying termination. Payments of double trigger benefits are contingent on the named executive officer signing and not revoking a release of claims in favor of Casper, as described above under “—Casper Severance and Change in Control Arrangements.”
Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Other (4)	Total ($)(5)
Philip Krim	1,500,000	3,676,568	52,071	—	5,228,639
Emilie Arel	1,875,000	3,411,787	22,873	600,000	5,909,660
Michael Monahan	825,000	1,358,755	33,796	500,000	2,717,551
(1)
Cash. For Mr. Krim and Ms. Arel, represents the double trigger cash severance that the named executive officer is eligible to receive pursuant to their employment agreement upon a qualifying termination of employment that occurs within the period beginning three months before and ending 12 months after a change in control (which includes the Merger), equal to the sum of (i) 18 months of the named executive officer’s annual base salary, and (ii) 100% of the named executive officer’s annual base salary (representing the named executive officer’s annual target bonus). As described above, Mr. Krim has entered into the Krim Transition Agreement pursuant to which he transitioned from the role of our Chief Executive Officer to the Non-Executive Chairman of the Board of Directors. The figures set forth in the table above assumes that Mr. Krim’s separation date will occur within the change in control protection period which would entitle him to the double-trigger severance payments set forth in his employment agreement, as provided for under his Transition Agreement.

For Mr. Monahan, represents the double trigger cash severance that he is eligible to receive pursuant to his Severance Agreement upon a qualifying termination of employment that occurs within the period beginning on the date of the change in control (which includes the Merger) and ending 12 months thereafter, equal to the sum of (i) his base salary, and (ii) his annual target bonus.
The following table quantifies each separate form of cash compensation included in the aggregate total reported in the column:
Name	Salary Severance ($)	Target Annual Bonus ($)
Philip Krim	900,000	600,000
Emilie Arel	1,125,000	750,000
Michael Monahan	500,000	325,000
(2)
Equity. Under the Merger Agreement, at the Effective Time each Company RSU Award and each Company PSU Award that is outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive the RSU Consideration and the PSU Consideration, respectively.

In addition, the Equity Plans governing these awards provide for immediate vesting of any unvested portion of the awards to the extent they are not assumed or substituted by the successor corporation in connection with a change in control (which includes the Merger).

The treatment of the awards under the Equity Plans constitutes a single-trigger arrangement. Further, Mr. Krim’s and Ms. Arel’s employment agreements provide for immediate vesting of any unvested equity awards held by the named executive officer upon a qualifying termination occurring three months before and ending 12 months after a change in control, and Mr. Monahan’s severance agreement provides for immediate vesting of any unvested equity awards held by him upon a qualifying termination occurring within one year following a change in control. The treatment of the awards under the employment agreements and severance agreement constitutes a double-trigger arrangement.
In connection with the Merger, pursuant to the Krim Transition Agreement, the Company also agreed to extend the post-termination exercise period of Mr. Krim’s outstanding options for five years following the date of his separation of employment; however, upon the consummation of the Merger, all outstanding options will be cancelled and this benefit will not be applicable.
The amount reported represents the value of Merger consideration that would be received in respect of Company RSU Awards and Company PSU Awards upon the consummation of the Merger. No named executive officer holds in-the-money Company Options and as a result, the named executive officers will not receive any Merger consideration in respect of his or her Company Options.
The following table quantifies the value of the RSU Consideration and the PSU Consideration included in the aggregate total reported in the column.
Name	Unvested RSUs ($)	Unvested PSUs ($)
Philip Krim	2,170,015	1,506,553
Emilie Arel	2,336,560	1,075,227
Michael Monahan	1,170,433	188,322
(3)
Perquisites/Benefits. Represents the estimated value of Casper-paid COBRA continuation benefits. Under the double trigger arrangements in Mr. Krim’s and Ms. Arel’s employment agreements and Mr. Monahan’s Severance Agreement, as each are described in footnote (1) above, Mr. Krim and Ms. Arel are eligible to receive a lump sum cash payment equal to the cost of 18 months of Casper-paid COBRA continuation benefits, and Mr. Monahan is eligible to receive up to 12 months of Casper-paid COBRA continuation benefits.

(4)
Supplemental Bonuses. Represents the supplemental bonus payable to Ms. Arel and Mr. Monahan subject to their continued employment through the one-year anniversary of the consummation of the Merger, or upon a qualifying termination prior to such date. The arrangements governing the supplemental bonuses constitute single-trigger arrangements.

(5)
Total. Under the Mr. Krim’s and Ms. Arel’s employment agreements and Mr. Monahan’s Severance Agreement, amounts are subject to reduction in the event the named executive officer would be better off on an after-tax basis being cut back than paying the excise tax under Section 4999 of the Code. This amount assumes no such reductions will be applied.

Financing of the Merger
We anticipate that the total amount of funds necessary to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at the closing of the Merger by Parent and Merger Sub under the Merger Agreement, will be approximately $415,000,000. This amount includes funds needed to consummate the Merger and make all payments required to be made in connection therewith on the Closing Date, including: (1) payment to Casper Stockholders the amounts due under the Merger Agreement for their Casper common stock, (2) payments in respect of our outstanding Company RSU Awards and Company PSU Awards at closing of the Merger pursuant to the Merger Agreement, (3) payments in respect of our outstanding Company Options payable at closing of the Merger pursuant to the Merger Agreement, (4) payments to refinance certain existing indebtedness of the Company and (5) payment of all other amounts to be paid by Parent and Merger Sub pursuant to the Merger Agreement in connection with the Closing and associated costs and expenses of the Merger (collectively, the “Required Amount”).
Parent and Merger Sub have obtained committed financing consisting of (i) equity to be provided by the Durational Vehicle pursuant to the terms of the Equity Commitment Letter and (ii) debt financing to be provided pursuant to the Debt Commitment Letter by the lenders party thereto. In connection with the Merger Agreement, Parent and Merger Sub have delivered to Casper copies of the Financing Letters. Notwithstanding anything in the Merger Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the financing contemplated by the Financing Letters) by or to Parent or any of its affiliates or any other financing transaction be a condition to any of the obligations of Parent and Merger Sub under the Merger Agreement.
Equity Financing
Pursuant to the Equity Commitment Letter, the Durational Vehicle has committed to contribute or cause to be contributed to Parent at the closing of the Merger an aggregate amount in cash equal to $372,150,000 for the purpose of funding the Required Amounts. The obligation of the Durational Vehicle to provide the equity financing under the Equity Commitment Letter is subject to a number of conditions, including, but not limited to: (i) satisfaction or written waiver by Casper, Parent and Merger Sub, as applicable, of each of the conditions to the obligations of Casper, Parent and Merger Sub to consummate the Merger set forth in Section 7.1 and

Section 7.2 of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the prior or substantially concurrent satisfaction of such conditions), (ii) the debt financing contemplated by the Debt Commitment Letter having been funded or that the debt financing contemplated by the Debt Commitment Letter will be funded at the closing of the Merger upon the funding of the equity financing under the Equity Commitment Letter and (iii) the substantially concurrent consummation of the closing of the Merger in accordance with the terms of the Merger Agreement. We refer to the equity financing described in the preceding sentence as the “Equity Financing.”
The obligation of the Durational Vehicle to fund the Equity Financing will automatically and immediately terminate upon the earliest to occur of: (i) the consummation of the closing of the Merger, including payment in full of all payment obligations of Parent and Merger Sub required to be paid at the closing of the Merger under the Merger Agreement, (ii) the valid termination of the Merger Agreement pursuant to and in accordance with its terms or (iii) Casper, its affiliates or any of its or their direct or indirect equityholders asserting a written claim against the Durational Vehicle, any affiliate of the Durational Vehicle or Parent in connection with the Merger Agreement, the Equity Commitment Letter, the Limited Guarantee or the transactions contemplated thereby.
Pursuant to the Equity Commitment Letter, to the extent an investor fails to fund when required under the equity commitment letter with such investor and the Merger Agreement, the Durational Vehicle has committed to enforce its right to cause the commitments under such equity commitment letters to be funded to the Durational Vehicle in accordance with such equity commitment letter(s) and subject to the limitations and conditions set forth in such equity commitment letter(s) and the Merger Agreement.
Casper is an express third-party beneficiary of the Equity Commitment Letter and may rely upon and enforce Parent’s right to cause the commitment under the Equity Commitment Letter by the Durational Vehicle to be funded to Parent in accordance with the Equity Commitment Letter subject to (i) the limitations and conditions set forth in the Equity Commitment Letter and (ii) the terms and conditions of the Merger Agreement.
Debt Financing
The Debt Commitment Letter provides that the lenders party thereto will provide, upon the terms and subject to the conditions set forth in the Debt Commitment Letter, in the aggregate up to $100,000,000 in debt financing ($75,000,000 of which will be available at the closing of the Merger), consisting of the following:
•	$65,000,000 senior secured asset-based revolving credit facility;
•	$20,000,000 senior secured term credit facility (Series A FILO Facility); and
•	$15,000,000 senior secured term credit facility (Series B FILO Facility).
We refer to the debt financing described above as the “Debt Financing.” The proceeds of the Debt Financing will be used on the Closing Date (i) to pay the consideration in connection with the Merger, the fees and expenses incurred in connection with the Merger and related transactions and to consummate the repayment in full and termination of the Credit Facilities and (ii) for working capital and for other general corporate purposes.
The obligations of the lenders party to the Debt Commitment Letter to provide the Debt Financing under the Debt Commitment Letter are subject to a number of conditions, including, but not limited to (as applicable):
•	the execution and delivery by Parent and certain of its affiliates and subsidiaries serving as guarantors of definitive documentation for the Debt Financing;
•
the consummation in all material respects of the Merger in accordance with the Merger Agreement (without giving effect to any amendments, consents or waivers by Parent thereto that are materially adverse to the lenders in their capacity as such without the consent of the lenders party to the Debt Commitment Letter, such consent not to be unreasonably withheld, delayed or conditioned);

•
subject to certain limitations and exceptions, the accuracy as of the Closing Date of certain specified representations and warranties in the Merger Agreement and certain specified representations and warranties in the loan documents;

•	the Equity Financing shall have been made or, substantially simultaneously with the initial funding of the Debt Financing, shall be made;

•	the delivery of certain customary closing documents (including a customary solvency certificate);
•
the receipt by the lenders party to the Debt Commitment Letter of certain documentation and other information about the borrowers and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act and the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018));

•	the delivery of certain audited and unaudited financial statements of the Casper Group;
•	the payment of applicable invoiced fees and expenses;
•	the refinancing of the Credit Facilities shall have been consummated or, substantially simultaneously with the initial funding of the Debt Financing, shall be consummated; and
•	the absence of a Company Material Adverse Effect since the Agreement Date that is continuing.
As of the date hereof, the documentation governing the Debt Financing contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this proxy statement.
Limited Guarantee
Pursuant to the Limited Guarantee, the Durational Vehicle has agreed to guarantee the Parent’s obligation to pay: (1) to the Company the Parent Termination Fee (as defined under the caption “The Merger—Termination Fee”) pursuant to and in accordance with the terms of the Merger Agreement and (2) the Reimbursement Obligations (as defined under the caption “Proposal 1: Adoption of the Merger Agreement—Cooperation with Debt Financing”). We refer to the obligations set forth in the preceding sentence as the “Guaranteed Obligations.” The obligations of the Durational Vehicle under the Limited Guarantee are subject to an aggregate cap equal to $24,375,000. Further, pursuant to the Limited Guarantee, to the extent that an investor fails to fund their respective portion of the Guaranteed Obligations when such obligations become due and payable pursuant to the Limited Guarantee, the Durational Vehicle has agreed to enforce any and all obligations pursuant to the equity commitment letter entered into with such investor to be funded to the Durational Vehicle in accordance with such equity commitment letter(s) and subject to the limitations and conditions set forth in such equity commitment letter(s), the Limited Guarantee and the Merger Agreement.
Subject to specified exceptions, the Limited Guarantee will terminate upon the earliest of:
•	the consummation of the closing of the Merger;
•	the termination of the Merger Agreement in accordance with its terms under circumstances in which Parent would not be obligated to pay the Parent Termination Fee or the Reimbursement Obligations;
•
the three-month anniversary of any termination of the Merger Agreement in accordance with its terms if, by such three-month anniversary, Casper has not commenced a legal proceeding against Parent alleging that the Parent Termination Fee is due and owing or against the Durational Vehicle alleging that amounts are due and owing from Durational Vehicle pursuant to the Limited Guarantee; or

•	the payment of the Guaranteed Obligations by the Durational Vehicle or Parent in full in cash in an amount up to $24,375,000.
Closing and Effective Time
The closing of the Merger will take place (a) remotely at 9:00 a.m., Eastern time, on the fifth business day following the satisfaction or waiver of all conditions to closing of the Merger (as described in the section of this proxy statement captioned under the caption, “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger”), other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions or (b) such other time agreed to in writing by Parent, Casper and Merger Sub.

Appraisal Rights
If the Merger is consummated, Casper Stockholders who continuously hold shares of Casper common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement or consent thereto in writing and who are entitled to demand and have properly demanded appraisal of their shares pursuant to, and who have complied in all respects with, Section 262 of the DGCL (“Section 262”), and who do not fail to perfect or waive, withdraw or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their Casper common stock in connection with the Merger under Section 262. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of shares of Casper common stock unless otherwise expressly noted herein. Only a holder of record of shares of Casper common stock is entitled to demand appraisal of the shares registered in that holder’s name. A person having a beneficial interest in shares of Casper common stock held of record in the name of another person, such as a bank, broker, trust or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Casper common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.
Under Section 262, if the Merger is completed, holders of shares of Casper common stock who: (i) submit a written demand for appraisal of their shares; (ii) do not vote in favor of the adoption of the Merger Agreement or consent thereto in writing; (iii) continuously are the record holders of such shares through the Effective Time; and (iv) otherwise exactly follow the procedures set forth in Section 262 may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of Casper common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery. However, after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all Casper Stockholders who have asserted appraisal rights unless (a) the total number of shares for which appraisal rights have been pursued, perfected and which otherwise meet the criteria set out in Section 262 for entitlement to appraisal exceeds 1% of the outstanding shares of Casper common stock as measured in accordance with subsection (g) of Section 262; or (b) the value of the aggregate Per Share Merger Consideration in respect of the shares of Casper common stock for which appraisal rights have been pursued, perfected and which otherwise meet the criteria set out in Section 262 for entitlement to appraisal exceeds $1 million (conditions (a) and (b) referred to as the “ownership thresholds”). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may voluntarily pay to each Casper Stockholder entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary cash payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.
Under Section 262, where a Merger Agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Casper’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any holder of shares of Casper common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Per Share Merger Consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Casper common stock, Casper believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.
Stockholders wishing to exercise the right to seek an appraisal of their shares of Casper common stock must do ALL of the following:
•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement or consent thereto in writing;
•	the stockholder must deliver to Casper a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting;
•
the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

•
the stockholder (or any person who is the beneficial owner of shares of Casper common stock held either in a voting trust or by a nominee on behalf of such person) or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

In addition, one of the ownership thresholds must be met.
Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement, abstain or not vote its shares.
Filing Written Demand
Any holder of shares of Casper common stock wishing to exercise appraisal rights must deliver to Casper, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the proposal to adopt the Merger Agreement will be submitted to stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement or consent thereto in writing. A holder of shares of Casper common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting, or otherwise fail to vote, on the adoption of the Merger Agreement. Neither voting against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the adoption of the Merger Agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting of Casper Stockholders will constitute a waiver of appraisal rights.
Only a holder of record of shares of Casper common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Casper common stock must be executed by or on behalf of the holder of record, and must reasonably inform Casper of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one (1) person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two (2) or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
Casper Sleep Inc.
Attention: General Counsel
Three World Trade Center
175 Greenwich Street, 40th Floor
New York, New York 10007
Any holder of shares of Casper common stock who has delivered a written demand to Casper and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to Casper a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Per Share Merger Consideration within 60 days after the Effective Time. If an appraisal proceeding is commenced and Casper, as the Surviving Corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Per Share Merger Consideration being offered pursuant to the Merger Agreement.
Notice by the Surviving Corporation
If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each holder of shares of Casper common stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the Merger Agreement or consented thereto in writing, that the Merger has become effective and the effective date thereof.
Filing a Petition for Appraisal
Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of Casper common stock who has complied with Section 262 and is entitled to seek appraisal under Section 262 (including for this purpose any beneficial owner of the relevant shares) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder (or beneficial owner), demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Casper common stock. Accordingly, any holders of shares of Casper common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Casper common stock within the time and in the manner prescribed in Section 262. The failure of a holder of Casper common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the Effective Time, any holder of shares of Casper common stock who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which Casper has received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must mail this statement to the requesting stockholder within 10 days after receipt by the Surviving Corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of Casper common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.
If a petition for an appraisal is duly filed by a holder of shares of Casper common stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the stockholders shown on the written statement described above at the addresses stated therein. Such notice will also be published at least one (1) week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the court. The costs of these notices are borne by the Surviving Corporation. After notice to stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates (if any) to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings. The Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights if neither of the ownership thresholds is met.
Determination of Fair Value
After determining the holders of Casper common stock entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Casper common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary payment, unless paid at such time.
In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.
Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Merger Consideration. Neither Casper nor Parent anticipates offering more than the Per Share Merger Consideration to any stockholder exercising appraisal rights, and each of Casper and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Casper common stock is less than the Per Share Merger Consideration. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.
If any stockholder who demands appraisal of his, her or its shares of Casper common stock under Section 262 fails to perfect, or effectively loses or withdraws, such holder’s right to appraisal, the stockholder’s shares of Casper common stock will be deemed to have been converted at the Effective Time into the right to receive the Per Share Merger Consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Per Share Merger Consideration in accordance with Section 262.
From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of Casper common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Casper common stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, if neither of the ownership thresholds described above has been satisfied as to the stockholders seeking appraisal rights, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Time.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
Accounting Treatment
The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.
Material U.S. Federal Income Tax Consequences of the Merger to Holders of Casper Common Stock
The following discussion is a summary of certain material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of Casper common stock whose shares are converted into the right to receive cash pursuant to the Merger, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, rulings and other published positions of the Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described in this discussion. No advance ruling has been or will be sought from the IRS regarding any matter discussed below.
This discussion is limited to U.S. Holders and Non-U.S. Holders who hold their shares of Casper common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular facts and circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules under the U.S. federal income tax laws, including, for example, but not limited to:
•	banks and other financial institutions;
•	mutual funds;
•	insurance companies;
•	brokers or dealers in securities, currencies or commodities;
•	dealers or traders in securities subject to a mark-to-market method of accounting;
•	regulated investment companies and real estate investment trusts;
•	tax-qualified retirement plans;
•	tax-exempt organizations, governmental agencies, instrumentalities or other governmental organizations and pension funds;
•	holders that are holding shares of Casper common stock as part of a “straddle,” hedge, constructive sale, or other integrated transaction or conversion transaction or similar transactions;
•	U.S. Holders whose functional currency is not the U.S. dollar;
•	entities classified as partnerships for U.S. federal income tax purposes, “S corporations” or any other pass-through entities for U.S. federal income tax purposes (or investors in such entities);
•	expatriated entities subject to Section 7874 of the Code;
•	U.S. expatriates and former citizens or long-term residents of the United States;
•	holders that own or have owned (directly, indirectly or constructively) five percent or more of Casper common stock (by vote or value);

•	holders required to accelerate the recognition of any item of gross income with respect to their shares as a result of such income being recognized on an applicable financial statement;
•	grantor trusts;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•
persons who hold or received Casper common stock pursuant to the exercise of any employee stock option, in connection with a restricted stock unit award or company performance stock unit award or otherwise in a compensatory transaction;

•	holders that own an equity interest in Parent following the Merger;
•	holders that hold their Casper common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States; and
•	holders that do not vote in favor of the Merger and that properly demand appraisal of their shares under Section 262 of the DGCL.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a beneficial owner of shares of Casper common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner, the activities of the partner and the partnership and certain determinations made at the partner level. Accordingly, partners in partnerships holding shares of Casper common stock should consult their tax advisors as to the particular tax consequences to them of the Merger.
THE U.S. FEDERAL INCOME TAX TREATMENT OF THE TRANSACTIONS DISCUSSED HEREIN TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. WE URGE YOU TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES.
U.S. Holders
This section applies to “U.S. Holders.” For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Casper common stock that, for U.S. federal income tax purposes, is or is treated as any of the following:
•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

The receipt of cash by a U.S. Holder in exchange for shares of Casper common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss in an amount equal to the difference between the amount of cash received in the Merger and the U.S. Holder’s adjusted tax basis in the shares of Casper common stock surrendered pursuant to the Merger by such U.S. Holder. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of Casper common stock, reduced (but not below zero) by the amount of distributions previously received (if any) that were not treated as dividends for U.S. federal income tax purposes. A U.S. Holder’s gain or loss on the disposition of shares of Casper common stock generally will be characterized as capital gain or loss. Any such gain or loss will generally be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one (1) year at the time of the completion of the Merger. The deductibility of capital losses is subject to limitations. U.S. Holders who hold different blocks of Casper common stock (shares of Casper common stock purchased or acquired on different dates or at different prices) should consult their tax advisor to determine how the above rules apply to them.

Non-U.S. Holders
This section applies to “Non-U.S. Holders.” For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of Casper common stock that is not a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
A Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized in connection with the Merger, unless:
•
the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States);

•
the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition of shares of Casper common stock pursuant to the Merger and certain other requirements are met; or

•
shares of Casper common stock constitute a United States real property interest (“USRPI”) by reason of Casper’s status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and one or more other conditions are satisfied.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates generally applicable to U.S. persons. A Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized in connection with the Merger, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe Casper currently is not a USRPHC. Because the determination of whether Casper is a USRPHC depends, however, on the fair market value of its USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance Casper currently is not a USRPHC or will not become one. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of Casper common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if Casper common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of Casper common stock throughout the shorter of the five-year period ending on the date of the Merger or the Non-U.S. Holder’s holding period.
Information Reporting and Backup Withholding
Information reporting and backup withholding may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (i) a U.S. Holder who furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 or otherwise establishes an exemption, or (ii) a Non-U.S. Holder who provides a certification of such holder’s non-U.S. status on the applicable IRS Form W-8 or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Copies of information returns that are filed with the IRS may be made available to the tax authorities of the country in which a Non-U.S. Holder resides or is established.

Regulatory Approvals Required for the Merger
General
Casper and Parent have agreed to use reasonable best efforts to take all reasonable actions and to do all reasonable things necessary under applicable law to consummate the Merger as promptly as practicable, including to obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include approval under the HSR Act and any other applicable antitrust laws (whether domestic or foreign).
HSR Act and U.S. Antitrust Matters
Under the HSR Act and the rules promulgated thereunder, the Merger may not be completed until Casper and Parent each file a Notification and Report Form with the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”), and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification and report forms or the early termination of that waiting period. If the FTC or DOJ issues a request for additional information and documents (which we refer to as the “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period.
Casper and Marlin Parent, Inc. each filed a Notification and Report Form with respect to the Merger with the FTC and DOJ on [       ]. The waiting period with respect to such Notification and Report Forms under the HSR Act will expire at 11:59 p.m., Eastern time on [       ].
At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement (i) were made only for purposes of the Merger Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; and (iii) may be subject to important qualifications, limitations and supplemental information agreed to by Casper, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between Casper, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Casper, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Casper, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Casper, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Casper and our business.
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws
The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Closing Date (as defined in the section of this proxy statement captioned “—Closing and Effective Time”): (i) Merger Sub will be merged with and into Casper, with Casper becoming a wholly-owned subsidiary of Parent; (ii) the separate corporate existence of Merger Sub will thereupon cease; and (iii) Casper will continue as the Surviving Corporation. From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of Casper and Merger Sub, and all of the debts, liabilities and duties of Casper and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of Casper as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed. At the Effective Time, the certificate of incorporation of Casper as the Surviving Corporation will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, until thereafter amended.
Closing and Effective Time
The closing of the Merger will take place (a) remotely at 9:00 a.m., Eastern time, on the fifth business day following the satisfaction or waiver of all conditions to closing of the Merger (as described in the section of this proxy statement captioned under the caption, “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger”), other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions; or (b) such other time agreed to in writing by Parent, Casper and Merger Sub. The date on which the closing of the Merger occurs is herein referred to as the “Closing Date.”
On the Closing Date, the parties will file a certificate of merger with the Secretary of State for the State of Delaware as provided under the DGCL. The Merger will become effective at the Effective Time.
Merger Consideration
Casper common stock
At the Effective Time, and without any action required by any stockholder, each share of Casper common stock (other than Excluded Shares, which include, among other things, shares of Casper common stock owned by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and who have complied in all respects with, Section 262 of the DGCL) outstanding as of immediately prior to the Effective Time will be cancelled and extinguished, and automatically converted into the right to receive the Per Share Merger Consideration, subject to any applicable withholding taxes.
Treatment of Company Equity Awards
The Merger Agreement provides that each Company Option that is vested, including any Company Option that accelerates and vests in connection with the Merger, and outstanding and exercisable immediately prior to the Effective Time shall be cancelled and converted into the right to receive the Option Consideration. Each Company Option that is unvested or has a per share exercise price that is equal to or greater than the Per Share Merger Consideration shall be cancelled for no consideration as of the Effective Time.
Each Company RSU Award and each Company PSU Award that is outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive the RSU Consideration and the PSU Consideration, respectively (with the PSU Consideration being calculated based on the greater of target performance and actual performance, as estimated by the Company based on the Company’s performance during the applicable performance period as of the Effective Time).
At the Effective Time, each Company Warrant will automatically be cancelled for no consideration, and the Company Warrant Agreements will be automatically terminated.
In connection with the execution and delivery of the Merger Agreement, Casper would be required to take the following actions under its ESPP: (i) ensure no new participants will commence participation in the ESPP after November 14, 2021; (ii) ensure no participant will be allowed to increase his or her payroll contribution rate in effect as of November 14, 2021 or make separate non-payroll contributions on or following such date; and (iii) ensure no new offering period or purchase period will commence or be extended pursuant to the ESPP, in each case, after November 14, 2021. However, as of the date hereof, no offering period has commenced under the ESPP and there are no active participants. The ESPP will terminate, in accordance with its terms, no later than immediately prior to and effective as of the Effective Time.
Exchange and Payment Procedures
Prior to the closing of the Merger, Parent will select a transfer agent or such other bank or trust company, reasonably acceptable to Casper (the “Payment Agent”) to make payments of the Per Share Merger Consideration to Casper Stockholders. At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Payment Agent cash sufficient to pay the aggregate Per Share Merger Consideration to Casper Stockholders.
Promptly following the Effective Time (and in any event within five (5) business days after the Closing Date), the Payment Agent will mail to each holder of record of Casper common stock (as of immediately prior to the Effective Time) a letter of transmittal in customary form and instructions for use in effecting the surrender of such holder’s shares of Casper common stock represented by such holder’s certificate(s) or book-entry shares in exchange for the Per Share Merger Consideration payable in respect of such shares. The amount of any Per Share Merger Consideration paid to stockholders may be subject to any applicable withholding taxes.

If any cash deposited with the Payment Agent is not claimed within one (1) year following the Effective Time, such cash will be returned to the Parent, upon demand, and any holders of Casper common stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to the Parent as general creditor for payment of the Per Share Merger Consideration. Any cash deposited with the Payment Agent that remains unclaimed, immediately prior to the time at which the amounts become property of any governmental authority, will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.
Representations and Warranties
The Merger Agreement contains representations and warranties of Casper, Parent and Merger Sub.
Some of the representations and warranties in the Merger Agreement made by Casper are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to Casper, any change, event, effect, development, condition, fact, state of facts, occurrence or circumstance that, individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on (i) the ability of the Casper Group Members to perform their material obligations under, or to consummate the transactions contemplated by, the Merger Agreement or (ii) the business, financial condition or results of operations of the Casper Group, taken as a whole, except that, solely with respect to clause (ii), no changes, events, effects, developments, conditions, facts, states of facts, occurrences or circumstances with respect to the following matters (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (subject to the limitations set forth below):
•	general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;
•
conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (i) changes in interest rates or credit ratings in the United States or any other country; (ii) changes in exchange rates for the currencies of any country; or (iii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•	general conditions in the industries in which the Casper Group generally conducts business;
•	regulatory, legislative or political conditions in the United States or any other country or region in the world;
•
geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

•
earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, pandemics (including SARS-CoV-2 or COVID-19, any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks (“COVID-19”)), epidemics or other outbreaks of diseases, quarantine restrictions, weather conditions and other force majeure events in the United States or any other country or region in the world (or escalation or worsening of any such events or occurrences, including, as applicable, subsequent wave(s));

•
resulting from the announcement, pendency, or consummation of the Merger Agreement or the transactions contemplated thereby, including the impact thereof on the relationships, contractual or otherwise, of the Casper Group with employees, suppliers, customers, partners, vendors or any other third person (except with respect to any representation or warranty to the extent that such representation or warranty expressly addresses consequences resulting from the execution or performance of the Merger Agreement or the consummation or pendency of the transactions contemplated thereby);

•	the taking of any action expressly required to be taken or expressly prohibited from being taken pursuant to or in accordance with the Merger Agreement;

•	arising from any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date of the Merger Agreement;
•	changes in GAAP or other accounting standards or in any applicable laws or regulations (or the official interpretation of any of the foregoing);
•
any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar law, directive, guidelines or recommendations promulgated by any governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 (“COVID-19 Measures”);

•
the price or trading volume of Casper common stock, in and of itself or any change, in and of itself, in the credit ratings or ratings outlook of any Casper Group Member (it being understood that any cause of such change to the extent not otherwise falling within any of the exceptions provided in the preceding eleven bullets or the following four bullets may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

•
any failure, in and of itself, by the Casper Group to meet (i) any public estimates or expectations of Casper’s revenue, earnings or other financial performance or results of operations for any period; or (ii) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure (to the extent not otherwise falling within any of the exceptions provided in the preceding twelve bullets or the following three bullets) may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if not otherwise excluded in the definition of Company Material Adverse Effect);

•	the availability or cost of equity, debt or other financing to Parent, Merger Sub, or to Casper;
•
any legal proceeding commenced or threatened in writing against Parent, Merger Sub or Casper, or any of their subsidiaries or affiliates or otherwise relating to, involving or affecting such parties or any of their subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to or regarding the Merger and other transactions contemplated by the Merger Agreement, including any legal proceeding or alleging or asserting any misrepresentation or omission in this proxy statement, any other required company filing or any other communications to the Casper stockholders, other than any legal proceedings among the Parent, Merger Sub and Casper or with the agents, arrangers and lenders that provide or arrange the Debt Financing; and

•	certain other matters specified in the confidential disclosure letter to the Merger Agreement, except, with respect to bullets 1-6, 10, and 11 above, to the extent that such change, event, effect, development, condition, fact, state of facts, occurrence or circumstance has had a disproportionate adverse effect on the Casper Group relative to other companies operating in the industry or industries in which the Casper Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred or would reasonably be expected to occur a Company Material Adverse Effect.
In the Merger Agreement, Casper has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Casper;
•	Casper’s corporate power and authority to enter into and perform the Merger Agreement and the enforceability of the Merger Agreement;
•	the necessary approval of the Board of Directors;
•	the rendering of Jefferies’ written opinion (or an oral opinion to be confirmed in writing) to the Board of Directors;

•	the necessary vote of stockholders in connection with the Merger Agreement;
•
the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, applicable laws to Casper or the resulting creation of any lien upon Casper’s assets due to the performance of the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;
•	the organizational documents of Casper;
•	the capital structure of Casper;
•	the absence of any undisclosed exchangeable security, option, warrant or other right convertible into Casper common stock;
•
the absence of any undisclosed contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of Casper’s securities;

•	the subsidiaries of Casper;
•	the accuracy and required filings of Casper’s SEC filings and financial statements;
•	Casper’s disclosure controls and procedures;
•	Casper’s internal accounting controls and procedures;
•	absence of any undisclosed transactions, relations or understandings between a Casper Group Member, on the one hand, and any affiliate or related person thereof, on the other hand;
•	the absence of specified undisclosed liabilities;
•
since December 31, 2020 through the date of the Merger Agreement, (a) Casper has conducted its business in the ordinary course of business consistent with past practice except any actions taken in good faith to respond to COVID-19 Measures and (b) there has not occurred (i) any Company Material Adverse Effect or (ii) certain actions taken by the Casper or events that would have required the consent of Casper pursuant to the terms of the Merger Agreement had such action or event occurred after the date of the Merger Agreement;

•	certain real property and tangible property owned or leased, subleased, or licensed, or other occupancy arrangements, by a Casper Group Member;
•	trademarks, patents, marks, copyrights, domain names and other intellectual property matters including data security requirements and privacy;
•	the existence and enforceability of specified categories of Casper’s material contracts, and the absence of breaches or defaults in respect thereof;
•	tax matters;
•	employee benefit plans;
•	labor matters;
•	environmental matters;
•	Casper’s compliance with laws, standards and requirements and possession of necessary permits;
•	export controls matters and compliance with applicable anti-corruption and anti-money laundering laws;
•	litigation and regulatory matters;
•	insurance matters;
•	product, product return, and product defect and warranty matters;
•	the inapplicability of anti-takeover statutes to the Merger;

•	payment of fees to brokers in connection with the Merger Agreement; and
•	the exclusivity and terms of the representations and warranties made by Parent and Merger Sub.
In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to Casper that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub and availability of these documents;
•	Parent’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement and the enforceability of the Merger Agreement;
•
the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, applicable laws or the resulting creation of any lien upon Parent or Merger Sub’s assets due to the performance of the Merger Agreement;

•	required consents and regulatory filings in connection with the Merger Agreement;
•	the organizational documents of Parent and Merger Sub;
•	the absence of litigation, orders and investigations;
•	accuracy of information to be provided by or on behalf of the Parent or its subsidiaries in the proxy statement;
•	ownership of capital stock of Casper;
•	payment of fees to brokers in connection with the Merger Agreement;
•	operations of Parent and Merger Sub;
•	the absence of any required consent of holders of voting interests in Parent;
•	delivery and enforceability of each of the Limited Guarantee, Equity Commitment Letter, Debt Commitment Letter and a certain redacted fee letter dated as of November 14, 2021;
•	the commitments to provide financing to Parent, the availability of Parent’s financing and sufficiency of funds;
•	the absence of any stockholder or management arrangements related to the Merger;
•	the solvency of Parent and its subsidiaries following the consummation of the Merger and the transactions contemplated by the Merger Agreement; and
•	the exclusivity and terms of the representations and warranties made by Casper.
The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger
The Merger Agreement provides that, except: (i) as expressly contemplated by the Merger Agreement; (ii) as required by applicable law; (iii) as approved in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed); (iv) as disclosed in the confidential disclosure letter to the Merger Agreement; or (v) for any reasonable actions taken in good faith to respond to the actual or anticipated effects of COVID-19 or the COVID-19 Measures, during the period of time between the date of the signing of the Merger Agreement and the first to occur of the Effective Time and the termination of the Merger Agreement in accordance with its terms (the “Interim Period”), Casper will and will cause each of its subsidiaries to:
•
subject to the restrictions and exceptions in the Merger Agreement, use reasonable best efforts to carry on its business, in all material respects, in the ordinary course of business consistent with past practice; and

•
use its reasonable best efforts to (A) preserve intact its present business, (B) keep available the services of its officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and other Persons (as defined in the Merger Agreement) with which it has significant business dealings.

In addition, Casper has also agreed that, except: (i) as approved in writing in advance by Parent (which approval, except in certain specified circumstances, will not be unreasonably withheld, conditioned or delayed); (ii) as disclosed in the confidential disclosure letter to the Merger Agreement; (iii) as required by applicable law; or (iv) as contemplated by the terms of the Merger Agreement, during the Interim Period, Casper will not, among other things (and subject to certain exceptions):
•	propose to adopt any amendments to or amend the organizational documents of any member of the Casper Group;
•
authorize for issuance, issue, sell, deliver or grant any shares of capital stock or any restricted stock units, options, warrants, other equity-based commitments, subscriptions or rights to purchase any similar capital stock or securities of the Casper Group;

•	acquire, redeem, or amend any securities of the Casper Group;
•	split, combine, or modify the terms of capital stock of Casper;
•	declare, set aside or pay any dividend or other distribution;
•	liquidate, dissolve or reorganize;
•	incur or assume any long-term or short-term debt or issue any debt securities;
•	enter into, adopt, amend, modify, renew or terminate any employee plan;
•	pay any special bonus, remuneration or benefit to any director or to any officer or employee not required by any plan or arrangement as in effect as of the date of the Merger Agreement;
•
(A) hire, engage, promote, temporarily layoff, furlough or terminate (other than termination for cause) any employee who is at or above Level 8 (based upon Casper’s current methodology of employee level classification) or (B) accelerate, increase or decrease the compensation, remuneration or benefits of any employee, independent contractor or other service provider whose annual base compensation exceeds $125,000 (or announce or promise to do any of the foregoing);

•
waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

•	implement or announce any facility closings, employee layoffs, furloughs or other such actions that could implicate the Worker Adjustment and Retraining Notification Act of 1988;
•	forgive any loans to any of its employees, officers or directors or any employees, officers or directors of any Casper Group Member;
•
make any deposits or contributions of cash or other property or take any other action to fund or in any other way (through a grantor trust or otherwise) secure the payment of compensation or benefits under any Casper Group Member employee benefit plans;

•
enter into, amend, negotiate or extend any labor agreement or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of any Casper Group Member;

•
acquire, sell, lease, license or dispose of any material property or assets in any single transaction or series of related transactions, except for existing contracts made available to Parent or that are set forth on the confidential disclosure letter or transactions in the ordinary course of business consistent with past practice and not in excess of $500,000 individually, or $1,000,000 in the aggregate, or sales of inventory in the ordinary course of business consistent with past practice;

•	make any material change to accounting principles or practices;
•	undertake certain tax-related actions;
•	enter into, amend or grant any release or waiver under any material contracts, Company IP Contracts and Company Relationship Contracts (as defined in the Merger Agreement);
•	enter into, amend or renew any material real property leases;
•
fail to maintain or allow to lapse, dispose of or abandon any material intellectual property used in or held for use in any Casper Group Member’s business, or grant permission to enter into the public domain any material trade secrets included in any Casper Group Member’s intellectual property;

•
grant any rights, or divest, with respect to any of Casper Group Member’s material intellectual property rights, or modify the standard warranty terms for Casper’s products and services or materially amend or modify any product or service warranty other than in the ordinary course of business consistent with past practice;

•	acquire any other Person (as defined in the Merger Agreement) or any equity interest therein;
•
authorize, incur or commit to incur any capital expenditure(s) that in the aggregate exceeds, in any given fiscal quarter, 110% of the amount set forth in Casper’s capital expenditure budget, as made available to Parent prior to the date of the Merger Agreement, with respect to such fiscal quarter;

•	settle litigation involving Casper, other than the settlement of litigation solely involving monetary damages and in amounts not exceeding $500,000 individually or $1,000,000 in the aggregate;
•	revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;
•	enter into any contract with any broker, finder, investment banker or other person under which such person may be entitled to any brokerage, finder’s or other similar fee or commission;
•	enter into any contract or other arrangement or understanding that would be required to be disclosed under Item 404(a) of Regulation S-K;
•
convene any special meeting of Casper Stockholders or propose any matters for consideration and a vote of Casper Stockholders at the Special Meeting other than expressly permitted or required by the Merger Agreement;

•	enter into or adopt any “poison pill” or similar stockholder rights plan; or
•	enter into agreements or otherwise make a binding commitment to do any of the foregoing.
No Solicitation of Other Offers
From the Agreement Date until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Casper Group Members will not, will cause their respective officers and directors not to, and will instruct and use reasonable best efforts to cause their other respective representatives not to, directly or indirectly:
•
solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist any inquiry, or offer or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

•
furnish to any third person any non-public information relating to the Casper Group or afford to any third person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Casper Group, in any such case with the intent to induce, or that could reasonably be expected to result in, or in response to, the making, submission or announcement of, or to knowingly encourage, facilitate or assist any inquiry or offer or proposal that constitutes, or would reasonably be expected to lead to an Acquisition Proposal;

•
enter into, engage in, knowingly encourage, continue or otherwise participate in any discussions, communications or negotiations with any third person with respect to any inquiry or offer or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•	approve, endorse or recommend any offer or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; or
•
enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement.

In addition, Casper has agreed to cease and cause to be terminated any discussions or negotiations with any third person and its representatives relating to any Acquisition Proposal or Acquisition Transaction, promptly (and in any event, within three (3) business days of the Agreement Date) request the prompt return or destruction of all non-public information concerning the Casper Group furnished to any person with whom a confidentiality agreement with respect to any inquiry or offer or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal was entered into prior to the date of the Merger Agreement and will cease providing any further information with respect to Casper or any Acquisition Proposal to any such third person or its representatives and will immediately terminate all access granted to any such third person or its representatives to any physical or electronic data room (or any other diligence access).
Notwithstanding these restrictions, under certain specified circumstances, from the Agreement Date until the adoption of the Merger Agreement by Casper Stockholders, Casper and the Board of Directors may, directly or indirectly through one or more of their representatives, participate or engage in negotiations with, furnish any non-public information relating to the Casper Group pursuant to an Acceptable Confidentiality Agreement to any person (or its representatives) that had made or delivered to the Company a bona fide written Acquisition Proposal, and otherwise facilitate such Acquisition Proposal or assist such person (and its representatives, prospective debt and equity financing sources and/or their respective representatives) with such Acquisition Proposal (in each case, if requested by such person) and such Acquisition Proposal did not result from any breach of Casper’s non-solicitation obligations pursuant to the Merger Agreement (provided that Casper and its representatives may contact any third person in writing to clarify any ambiguous terms and conditions of an Acquisition Proposal which are necessary to determine whether the Acquisition Proposal constitutes a Superior Proposal) if (and only if), subject to complying with certain procedures described in the subsequent paragraph, the Board of Directors (or a committee thereof) determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would be reasonably likely to lead to a Superior Proposal, and, (after consultation with its outside legal counsel) in each case, the failure to take such actions in respect of such Acquisition Proposal would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties under applicable law.
Prior to the adoption of the Merger Agreement by Casper’s stockholders (but not after such adoption), Casper is entitled to terminate the Merger Agreement for the purpose of entering into a definitive agreement in respect of a Superior Proposal only if it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a four (4)-business-day period in an effort to amend the terms and conditions of the Merger Agreement, so that such Superior Proposal no longer constitutes a “Superior Proposal” relative to the transactions contemplated by the Merger Agreement, as amended pursuant to such negotiations.
If Casper terminates the Merger Agreement prior to the adoption of the Merger Agreement by Casper Stockholders for the purpose of entering into an agreement in respect of a Superior Proposal, Casper must pay a $9,140,000 termination fee to Parent, so long as the Company has complied in all material respects with the non-solicitation provisions set forth in the Merger Agreement.

For purposes of this proxy statement and the Merger Agreement:
“Acceptable Confidentiality Agreement” means an agreement with Casper that is either (i) in effect as of the Agreement Date; or (ii) executed, delivered and effective after the Agreement Date, in either case containing provisions that require any counterparty thereto (and any of its affiliates and representatives named therein) that receive non-public information of or with respect to the Company to keep such information confidential (subject to customary exceptions); provided, however, that, the provisions contained therein are not materially less favorable to the Company in the aggregate than the terms of the confidentiality agreement between Durational and Casper (it being understood that such agreement need not contain any “standstill” or similar provisions that prohibit the making of any Acquisition Proposal).
“Acquisition Proposal” means any inquiry, offer or proposal relating to an Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:
(1)
any direct or indirect purchase or other acquisition by any third person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons, whether from Casper or any other person(s), of securities representing more than 20% of the total outstanding voting power of Casper after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or “group” of persons that, if consummated in accordance with its terms, would result in such person or “group” of persons beneficially owning more than 20% of the total outstanding voting power of Casper after giving effect to the consummation of such tender or exchange offer;

(2)
any direct or indirect purchase, exclusive license or other acquisition by any third person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons of assets constituting or accounting for more than 20% of the consolidated assets, revenue or net income of the Casper Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(3)
any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving Casper pursuant to which (x) any third person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons would hold securities representing more than 20% of the total outstanding voting power of Casper outstanding after giving effect to the consummation of such transaction or (y) the stockholders of Casper immediately preceding such transaction hold less than 80% of the equity interests of the surviving or resulting entity of such transaction.

“Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction that (i) was not the direct or indirect result or effect of a material violation of the non-solicitation provisions of the Merger Agreement and (ii) is on terms that the Board of Directors (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing), the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Board of Directors (or a committee thereof) deems relevant, and, if consummated, would be more favorable from a financial point of view to the Company Stockholders (in their capacity as such) than the transactions contemplated by the Merger Agreement (taking into account any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of such determination in accordance with the non-solicitation provisions of the Merger Agreement). For purposes of the reference to an “Acquisition Proposal” in this definition, (x) all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%” and (y) all references to “80%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.
The Board of Directors’ Recommendation; Company Board Recommendation Change
As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of shares of Casper common stock vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board of Directors will not effect a Company Board Recommendation Change except as described below.

After the Agreement Date, the Board of Directors may not take any action described in the following (any such action, a “Company Board Recommendation Change”):
•
withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the recommendation of the Board of Directors to approve the Merger, in each case, in a manner adverse to Parent in any material respect (it being understood that it will be considered a modification adverse to Parent in a material respect if (i) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Board of Directors fails to publicly recommend against acceptance of such tender or exchange offer by stockholders within ten (10) business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (ii) any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Board of Directors fails to issue a public press release within ten (10) business days of such public announcement providing that the Board of Directors reaffirms the Casper recommendation);

•
adopt, authorize, approve, agree to, accept, endorse, recommend, submit to the vote of Casper Stockholders or otherwise declare advisable (or propose to adopt, authorize, approve, agree to, accept, endorse, recommend, submit to vote of the Casper Stockholders or otherwise declare advisable) an Acquisition Proposal;

•
fail to publicly reaffirm the recommendation of the Board of Directors to approve the Merger within four (4) business days after Parent so requests in writing (it being understood that Casper will have no obligation to make such reaffirmation on more than two separate occasions);

•	fail to include the recommendation of the Board of Directors to approve the Merger in this proxy statement; or
•	formally resolve to effect, publicly announce an intention or resolution to, or agree to take any of the foregoing actions.
For the avoidance of doubt, none of the following, among other things, will constitute a Company Board Recommendation Change: (i) a “stop, look and listen” communication by the Board of Directors (or a committee thereof) to Casper Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), (ii) public disclosure by Casper of the fact that Casper is in receipt of an Acquisition Proposal, (iii) the determination by the Board of Directors (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal, solely to the extent such determination is not publicly disclosed by Casper, or (iv) delivery by the Company to Parent of any notice related to an Intervening Event (as defined in this section of this proxy statement below) or Superior Proposal as set forth below.
Notwithstanding the restrictions described above, prior to the adoption of the Merger Agreement by stockholders, the Board of Directors may effect a Company Board Recommendation Change if there has been an Intervening Event if the Board of Directors (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties under applicable law.
The Board of Directors may only effect a Company Board Recommendation Change for an Intervening Event if:
•
Casper has provided prior written notice to Parent at least four (4) business days in advance to the effect that the Board of Directors (or a committee thereof) intends to effect a Company Board Recommendation Change pursuant to the Merger Agreement, which notice must specify the basis for such Company Board Recommendation Change, including a description of the Intervening Event in reasonable detail;

•
prior to effecting such Company Board Recommendation Change, Casper and its representatives, during such four business-day period, must have (i) negotiated with Parent and its representatives in good faith (to the extent that Parent desires to so negotiate) to allow Parent to offer such adjustments to the terms and conditions of the Merger Agreement, the Financing Letters and/or the Limited Guarantee to obviate the need to effect a Company Board Recommendation Change in response to such Intervening Event; and (ii) taken into account any adjustments to the terms and conditions of the Merger Agreement, the Financing Letters and/or the Limited Guarantee proposed by Parent and other information provided by

Parent in response to the notice described in the foregoing clause directly above, in each case that are offered in writing by Parent no later than 11:59 p.m. (Eastern time) on the last day of the four business-day period, in a manner that would constitute a binding agreement between the parties if accepted by Casper; and
•
following the four business-day notice period described above, the Board of Directors (or a committee thereof) (after consultation with its outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of the Merger Agreement) shall have determined in good faith that the failure of the Board of Directors (or a committee thereof) to make such a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law; provided, that each time material modifications to the Intervening Event occur, Casper must notify Parent of such modification and the four business-day period described above will recommence and be extended for three (3) business days from the day of such notification.

In addition, the Board of Directors may effect a Company Board Recommendation Change or authorize Casper to terminate the Merger Agreement to enter into an agreement with respect to a Superior Proposal substantially concurrently with the termination of the Merger Agreement in response to a bona fide Acquisition Proposal that has not been withdrawn that the Board of Directors (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, in each case if and only if:
•
the Board of Directors (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law;

•	the Casper Group and its representatives have complied with the requirements of and their obligations under the non-solicitation provisions in the Merger Agreement;
•
Casper has provided prior written notice to Parent at least four (4) business days in advance to the effect that the Board of Directors (or a committee thereof) has (i) received a bona fide Acquisition Proposal that has not been withdrawn; (ii) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (iii) resolved to effect a Company Board Recommendation Change or to terminate the Merger Agreement absent any revision to the terms and conditions of the Merger Agreement, which notice will specify the basis for such Company Board Recommendation Change or termination, including the identity of the person or “group” of persons making such Acquisition Proposal (unless such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such person or “group” of persons that was in effect on the date of the Merger Agreement), the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal;

•
prior to effecting such Company Board Recommendation Change or termination, Casper and its representatives, during the four business day notice period described above, have: (i) negotiated with Parent and its representatives in good faith (to the extent that Parent desires to so negotiate) to allow Parent to offer such adjustments to the terms and conditions of the Merger Agreement, the Financing Letters and/or the Limited Guarantee so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (ii) taken into account any adjustments to the terms and conditions of the Merger Agreement, Financing Letters and/or the Limited Guarantee that are offered in writing by Parent, no later than 11:59 p.m. (Eastern time) on the last day of the four day notice period described above, in a manner that would constitute a binding agreement between the parties if accepted by Casper, provided, however, that in the event of any material modifications to such Acquisition Proposal (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), Casper will be required to deliver a new written notice to Parent and to comply with the requirements of this clause (it being understood that the four business-day period described above in respect of such new written notice will be three (3) business days);

•
following the four business day notice period described above including any subsequent notice period as provided above, the Board of Directors (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of the Merger Agreement and any other information provided by Parent) shall have determined that the Acquisition Proposal continues to be a Superior Proposal and that the failure of the Board of Directors (or a committee thereof) to make such a Company Board Recommendation Change or to terminate the Merger Agreement would reasonably be expected to continue to be inconsistent with its fiduciary duties pursuant to applicable law; and
•
in the event of any termination of the Merger Agreement in order to cause or permit the Casper Group to enter into an acquisition agreement with respect to such Acquisition Proposal, Casper will have validly terminated the Merger Agreement in accordance with the terms of the Merger Agreement, so long as the Company has complied in all material respects with the non-solicitation provisions set forth in the Merger Agreement, including paying to Parent a termination fee of $9,140,000.

For purposes of this proxy statement and the Merger Agreement, an “Intervening Event” means any material event, fact, circumstance, development or occurrence that was (i) not known to, or reasonably foreseeable by, the Board of Directors as of the date of the Merger Agreement but becomes known to the Casper Board after the date of the Merger Agreement; and (ii) does not relate to (A) any inquiry or offer or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or (B) the fact, in and of itself, that Casper meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Merger Agreement, or changes after the date of the Merger Agreement in the market price of Casper common stock or trading volume of the Casper common stock or credit rating of Casper, it being understood that the underlying cause of any of the foregoing in clause (B) may be considered and taken into account.
Employee Benefits
The Merger Agreement provides that for a period commencing at the Effective Time and ending on December 31, 2022 (or, if sooner, on the date of termination of employment of the relevant Casper employee who continues to be an employee following the consummation of the Merger (such employee, a “Continuing Employee”)), Parent will provide, or cause to be provided, to each Continuing Employee, (i) base salary and base wages, each on a basis no less favorable than that in effect immediately prior to the Effective Time, and (ii) other compensation and employee benefits (excluding equity or equity-based, defined benefit pension, severance, nonqualified deferred compensation and retiree or post-termination welfare benefits or compensation (the “Excluded Benefits”)) that are substantially comparable in the aggregate to such employee benefits provided to such Continuing Employees immediately prior to the Effective Time. For a period commencing at the Effective Time through December 31, 2022 (or, if earlier, the date of termination of employment), Parent will provide, or cause to be provided, Continuing Employees with severance benefits generally consistent with the Company’s Change in Control Severance Policy currently in effect (the “Severance Policy”), subject to certain amendments that Casper has agreed to make prior to the Closing.
All Continuing Employees will be eligible to continue to participate in the Surviving Corporation’s or a subsidiary’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate under the health and welfare benefits plans of the Company or a subsidiary immediately prior to the Effective Time); however, (i) Parent, its affiliates or the Surviving Corporation may amend, modify or terminate, in accordance with its terms, any benefit or compensation arrangement at any time assumed, established, sponsored or maintained by any of them, subject to the requirements set forth in the paragraph directly above, and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan in the plan year in which the Effective Time occurs, then the Continuing Employees shall be eligible to participate in the Surviving Corporation’s (or a subsidiary’s) health and welfare benefit plans to the extent that coverage under such plans is replacing comparable coverage under an Employee Plan in which such Continuing Employee participated immediately before the Effective Time or its subsidiaries.
To the extent that service is relevant under any 401(k) or other health and welfare benefit plan of Parent or subsidiary of Parent and/or the Surviving Corporation, then Parent shall generally ensure that such benefit plan shall, for purposes of eligibility to participate and vesting, credit Continuing Employees for their years of service prior to the Effective Time with Casper, its subsidiaries or their respective predecessors. With respect to any group medical or welfare plans maintained by Parent or its subsidiaries in which the Continuing Employees participate following the Effective Time and in the plan year in which the Effective Time occurs, Parent will, and will cause the Surviving Corporation and any of its subsidiaries to use reasonable best efforts to (i) cause there to be waived any eligibility requirements or pre-existing condition limitations or waiting period requirements under any such group health or welfare plans to the same extent waived or satisfied under any corresponding Employee Plan of Casper in which such Continuing Employee participated immediately prior to the Effective Time, and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations under such group health or welfare plans in the plan year in which the Effective Time occurs, to amounts paid by such Continuing Employees during the portion of the year prior to the Effective Time under the Employee Plans maintained by Casper.
Efforts to Close the Merger
Under the Merger Agreement, Parent, Merger Sub and Casper have agreed to use, and agreed to cause their respective affiliates to use, reasonable best efforts to take all actions, do all things and assist and cooperate with the other parties, in each case as necessary, proper and advisable pursuant to applicable law or otherwise to consummate the Merger.
Cooperation with Debt Financing
Pursuant to the Merger Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the financing described in the Debt Commitment Letter.
If all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter and such portion is necessary to fund the Required Amount on the Closing Date (after taking into account any available Equity Financing, other committed financing or other sources of cash then available), Parent shall promptly notify the Company in writing and Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain, prior to the Termination Date, alternative debt financing from the same or alternative sources in an amount sufficient, together with the remaining available financing, to fund the Required Amount on the Closing Date and with terms and conditions (including market “flex” provisions) not less favorable to Parent and Merger Sub (or their respective affiliates) than the terms and conditions set forth in the Debt Commitment Letter.
In connection with the efforts of Parent and Merger Sub to arrange the financing, prior to the Closing Date, the Company shall use its reasonable best efforts, and shall cause its subsidiaries to and use its reasonable best efforts to cause its and their respective representatives to use its reasonable best efforts to, provide to Parent and Merger Sub, in each case at Parent’s sole cost and expense but subject to the Reimbursement Obligations, such necessary, advisable or customary cooperation as is reasonably requested by Parent in connection with the arrangement of the Debt Financing, including: (i) causing senior management of the Company, with appropriate seniority and expertise, to assist in preparation for and participate in a reasonable number of investor and lender meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing and assisting Parent in obtaining ratings in connection with the Debt Financing; (ii) (A) providing assistance with the preparation by Parent and the lenders party to the Debt Commitment Letter of materials for rating agency presentations, bank information memoranda, syndication memoranda, lender presentations and other customary marketing materials required in connection with the Debt Financing and (B) providing customary authorization letters authorizing the distribution of information to prospective lenders and investors; (iii) cooperating reasonably with the due diligence of the lenders party to the Debt Commitment Letter, to the extent customary and reasonably requested; (iv) assisting Parent in connection with Parent’s preparation of pro forma financial statements of the Casper Group of the type necessary or reasonably requested by the lenders party to the Debt Commitment Letter to be included in any bank information memoranda or other customary marketing materials, including by providing such financial and other pertinent information regarding the Casper Group subsidiaries and their respective businesses; (v) (A) assisting in the preparation, execution and delivery of definitive financing documents, including any credit agreement, notes, guarantee and collateral documents, pledge and security documents, customary closing certificates and documents and back-up therefor and for legal opinions in connection with the Debt Financing (including executing and delivering a solvency certificate from the chief financial officer or treasurer (or other comparable officer) of the Company) and other customary documents as may reasonably be requested by Parent or the lenders party to the Debt Commitment Letter and (B) facilitating the pledge of or, grant of security interests in and obtain perfection of any liens on collateral in connection with the Debt Financing; (vi) providing all documentation and other information about Casper and its subsidiaries as is reasonably requested under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act and Customer Due Diligence Requirements for

Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act, in each case, at least four business days prior to the closing of the Merger to the extent requested in writing at least nine business days prior to the Closing Date; (vii) delivering notices of prepayment with the time periods required by the Credit Agreements and obtaining the pay-off letters and termination of all commitments and guarantees under the Credit Agreements to be delivered at the Closing, giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness required to be repaid at the Closing and release of all liens and guarantee obligations in connection therewith and cooperating in the replacement, backstop or cash collateralization of any outstanding letters of credit issued for the account of any Casper Group Member and (viii) taking all corporate, limited liability company, partnership or other similar actions reasonably requested by Parent or any lenders party to the Debt Commitment Letter to permit the consummation of the Debt Financing.
Notwithstanding the foregoing, subject to certain exceptions set forth in the Merger Agreement, (i) in no event shall any Casper Group Member be required to provide any such cooperation to the extent it interferes unreasonably with the ongoing operations of the Casper Group; (ii) no obligation of any Casper Group Member or any of their respective representatives on account of the Debt Financing shall be effective until the Closing Date (other than in connection with the delivery of customary authorization letters); (iii) in no event shall any Casper Group Member be required to pay any commitment or other fee (excluding in connection with any authorization letters), enter into any definitive agreement or agree to provide any indemnity (that is not being indemnified pursuant to the reimbursement obligations set for in the Merger Agreement) in connection with the Debt Financing that is effective, prior to the Closing Date; (iv) such cooperation shall not require any action that would conflict with or violate Casper’s or any of its subsidiaries’ organizational documents or any applicable laws or result in, prior to the Closing Date, the contravention of any material contract to which any Casper Group Member is a party; (v) neither any Casper Group Member nor any persons who is a director, officer or employee of any Casper Group Member shall be required to (x) pass resolutions or consents (except those which are subject to the occurrence of the closing of the Merger passed by directors or officers continuing in their positions following the closing of the Merger) or (y) execute any document (excluding customary authorization letters) or contract prior to the occurrence of the closing of the Merger in connection with the Debt Financing; (vi) none of any Casper Member or any of their respective representatives shall be required to disclose or provide any information in connection with the Debt Financing, the disclosure of which, in the judgement of Casper, is subject to attorney-client privilege or could result in the disclosure of any trade secret or the violation of any confidentiality obligation; (vii) none of any Casper Group Member or any of their respective representatives shall be required to deliver any legal opinion in connection with the Debt Financing; (viii) none of any Casper Group Member or any of their respective representatives shall be required to take any action that would cause any Casper Group Member to breach any representation, warranty, covenant or agreement in the Merger Agreement; and (ix) none of any Casper Group Member or any of their respective representatives shall be required to take any action that would reasonably be expected to cause any director, officer or employee or stockholder of any Casper Group Member to incur personal liability.
Parent will, in the event the closing of the Merger does not occur, (x) promptly, upon request by Casper, reimburse Casper for all reasonable and documented out-of-pocket costs and expenses incurred by any Casper Group Member or their respective representatives in connection with the cooperation of the Casper Group and their respective representatives contemplated by the financing cooperation covenant in the Merger Agreement (it being understood that such reimbursement will not apply to any fees, costs and expenses incurred by, or on behalf of, Casper in connection with its ordinary course financial reporting requirements); and (y) indemnify and hold harmless Casper, its subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith, in each case other than to the extent any of the foregoing was suffered or incurred as a result of (I) the fraud, bad faith, gross negligence or willful misconduct or (II) information provided by or on behalf of any Casper Group Member or any of their respective representatives. We refer to the obligations set forth in the preceding sentence as the “Reimbursement Obligations.”
Treatment of Certain Indebtedness
Prior to the Effective Time, Casper shall (a) deliver (or cause to be delivered) notices of prepayment and/or termination of (i) that certain Credit Agreement, dated as of November 10, 2020, by and among the Company, the borrowers named therein, the guarantors named therein, Wells Fargo Bank, National Association, agent, L/C issuer and swing line lender and the other lenders party thereto and (ii) that certain Plain English Growth Capital Loan and Security Agreement, dated as of March 1, 2019, by and among the Company, Casper Sleep Retail LLC, Casper Science LLC, TriplePoint Venture Growth BDC Corp. and TriplePoint Capital LLC, as amended by that certain First Amendment to Plain English Growth Capital Loan and Security Agreement, dated as of November 10, 2020, by and among the Company, Casper Sleep Retail LLC, Casper Science LLC, TriplePoint Venture Growth BDC Corp. and TriplePoint Capital LLC, and as further amended by that certain Second Amendment to Plain English Growth Capital Loan and Security Agreement, dated as of November 14, 2021, by and among the Company, Casper Sleep Retail LLC, Casper Science LLC, TriplePoint Venture Growth BDC Corp. and TriplePoint Capital LLC (collectively, the “Credit Agreements”) (which notices may be conditioned upon the consummation of the closing of the Merger and other transactions contemplated under the Merger Agreement (including the Debt Financing)) within the time periods required by the Credit Agreements; (b) take all other actions required to facilitate the repayment of the accrued liabilities owing, and termination of the commitments, under the Credit Agreements and the release of any liens (including any liens granted against the Company Registered Intellectual Property, as defined in the Merger Agreement) and termination of all guarantees granted in connection therewith, in each case on the Closing Date subject to the delivery of funds arranged by Parent and the occurrence of the Effective Time; and (c) use reasonable best efforts to obtain executed pay-off letters (in form and substance reasonably satisfactory to Parent) from the administrative agent in respect of the Credit Agreements at least one (1) business day prior to closing of the Merger and use reasonable best efforts to obtain and furnish Parent with a draft of such pay-off letters not fewer than five (5) business days prior to the contemplated Effective Time.
Indemnification and Insurance
From and after the Effective Time, Parent and the Surviving Corporation will, to the fullest extent permitted under applicable law, (i) indemnify and hold harmless each person who was at November 14, 2021, was previously, or during the period from November 14, 2021 through the Effective Time will be, serving as a director or officer of Casper Group Member and any person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of any of Casper Group Member (collectively, the “Covered Persons”) in connection with any D&O Claim (as defined in the Merger Agreement) and any losses, claims, damages, liabilities, judgments, fines, penalties and amounts paid in settlement and out-of-pocket attorneys’ fees and all other out-of-pocket costs relating to or resulting from such D&O Claim and (ii) advance costs and expenses (including attorneys’ fees) as incurred by the Covered Persons in connection with any D&O Claim.
In addition, prior to the Effective Time, Casper may obtain and prepay the premium for a six-year “tail” insurance policy for D&O claims arising from facts, acts, events or omissions that occurred on or prior to the Effective Time. If Casper fails to obtain such tail policy prior to the Effective Time, Parent will cause the Surviving Corporation to obtain such a tail policy. Any such tail policy must have at least the same coverage and amounts and contain terms and conditions that are no less favorable to the covered individuals as the Casper Group’s existing directors’ and officers’ insurance policy or policies with a claims period of six (6) years from the Effective Time. Notwithstanding the foregoing, in no event will the Casper Group (or Parent, as applicable) be required to expend a premium in excess of 300% of the aggregate annual amount currently paid by the Casper Group for such insurance (the “Maximum Premium”) and, if the annual premium of such insurance coverage exceeds such maximum amount, Parent, the Company and/or the Surviving Corporation will only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Maximum Premium.
Other Covenants
Stockholders Meeting
Casper has agreed to take all necessary action (in accordance with applicable law, Casper’s organizational documents and the rules of the NYSE) to establish a record date for, duly call, give notice of, convene and hold the Special Meeting as promptly as reasonably practicable following the mailing of this proxy statement for the purpose of obtaining the affirmative vote of the holders of a majority of the outstanding shares of Casper common stock that is required to adopt the Merger Agreement.

Stockholder Litigation
Casper will: (i) provide Parent with prompt written notice of all stockholder litigation relating to the Merger Agreement (including by providing copies of all pleadings with respect thereto); (ii) keep Parent reasonably informed with respect to the status thereof; (iii) give Parent the opportunity to participate (at Parent’s expense) in the defense, settlement or prosecution of any such litigation; and (iv) consult with Parent with respect to the defense, settlement or prosecution of such litigation. Casper may not settle any such litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).
Conditions to the Closing of the Merger
The obligations of Parent and Merger Sub, on the one hand, and Casper, on the other hand, to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions:
•	the adoption of the Merger Agreement by the requisite affirmative vote of Casper stockholders;
•	the expiration or termination of the applicable waiting period under the HSR Act and the receipt of any other approvals, consents, waivers or clearances under any other applicable antitrust laws; and
•	the absence of any laws or court orders making the Merger illegal or otherwise prohibiting the Merger.
In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:
•
the representations and warranties of Casper relating to organization, good standing, corporate power, enforceability, board approval, the fairness opinion, required stockholder approval, non-contravention with charter or bylaws, and no brokers being true and correct in all material respects as of the Closing Date as if made at and as of such the Closing Date, or the date in respect of which such representation or warranty was specifically made;

•
the representations and warranties of Casper relating to the absence of any Company Material Adverse Effect since December 31, 2020, being true and correct in all respects as of the Closing Date as if made at and as of such the Closing Date;

•
the representations and warranties of Casper relating to certain aspects of Casper’s capitalization being true and correct as of the Closing Date, or the date in respect of which such representation or warranty was specifically made, except where the failure to be so true and correct would not reasonably be expected to result in additional cost, expense or liability to any of Casper, Parent and their affiliates, individually or in the aggregate, that is more than $1,000,000;

•
the other representations and warranties of Casper set forth elsewhere in the Merger Agreement being true and correct as of the Closing Date as if made at and as of Closing Date, or the date in respect of which such representation or warranty was specifically made, except for such failures to be true and correct that would not have a Company Material Adverse Effect;

•	Casper having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by Casper;
•	the absence of any Company Material Adverse Effect having occurred after the date of Merger Agreement that is continuing; and
•
the receipt by Parent and Merger Sub of a certificate of Casper, validly executed for and on behalf of Casper and in its name by a duly authorized officer thereof, certifying that the conditions described in the preceding six bullets have been satisfied.

In addition, the obligation of Casper to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:
•
the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, or the date in respect of which such representation or warranty was specifically made, except for any failure to be so true and correct that would not, individually or in the aggregate, reasonably be expected to prevent or materially impair, interfere with, hinder or delay the ability of Parent or Merger Sub to perform their respective obligations under, or to consummate the transactions contemplated by, the Merger Agreement;

•
Parent and Merger Sub having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the closing of the Merger; and

•
the receipt by Casper of a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions described in the preceding two bullets have been satisfied.

Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by stockholders, in the following ways:
•	by mutual written agreement of Casper and Parent;
•	by either Casper or Parent if:
•
prior to the Effective Time, (i) any permanent injunction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect, that, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule or regulation is enacted, entered, or enforced against the Parties by a governmental authority of competent jurisdiction that prohibits, makes illegal or enjoins the consummation of the Merger;

•	the Merger has not been consummated by the Termination Date; or
•	the Casper Stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof.
•	by Parent if:
•
Casper has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied and such breach is not capable of being cured by the Termination Date, or is not cured, before the earlier of the Termination Date or the date that is 30 calendar days following Parent’s delivery of written notice of such breach (or such shorter period of time as remains prior to the Termination Date); or

•
prior to the adoption of the Merger Agreement by the Casper Stockholders, the Board of Directors effects a Company Board Recommendation Change or the Company, its affiliates or any of their representatives, acting on behalf of either the Company or its affiliates, shall have willfully and materially breached the obligations set forth in the non-solicitation provisions of the Merger Agreement.

•	by Casper if:
•
Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured by the Termination Date, or is not cured, before the earlier of the Termination Date or the date that is 30 calendar days following Casper’s delivery of written notice of such breach (or such shorter period of time as remains prior to the Termination Date);

•
prior to the adoption of the Merger Agreement by the Casper Stockholders, so long as the Company has complied in all material respects with the non-solicitation provisions set forth in the Merger Agreement, Casper enters into a definitive agreement with respect to a Superior Proposal and has complied with its obligations under the Merger Agreement, subject to Casper paying to Parent a termination fee of $9,140,000; or

•
prior to the Effective Time, (i) the closing obligations of Casper have been and continue to be satisfied; (ii) Parent and Merger Sub have failed to consummate the Merger under the timing restrictions set forth in the Merger Agreement; (iii) Casper has irrevocably notified Parent in writing that, if Parent performs its obligations under the Merger Agreement and the equity financing contemplated by the Equity Commitment Letter and the Debt Financing is funded, Casper is ready, willing and able to consummate, and will consummate, the Merger; (iv) Casper has provided at least five (5) business days written notice that it intends to terminate the Merger Agreement; and (v) the Merger is not consummated by the end of such five business-day period.
In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms. Notwithstanding the foregoing, nothing in the Merger Agreement will relieve the Company or Parent from any liability for any actual and intentional fraud or willful and material breach of the Merger Agreement prior to its termination. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality agreement between Durational and Casper or the Limited Guarantee, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.
Termination Fee
Parent will be entitled to receive a termination fee of $9,140,000 from Casper if the Merger Agreement is terminated:
•
(i) (a) by either Parent or Casper because the Merger has not been consummated by the Termination Date, subject to certain exceptions, (b) by either Parent or Casper if Casper Stockholders fail to adopt the Merger Agreement, or (c) by Parent because Casper has breached or failed to perform any of its representations, warranties, covenants or agreements in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied and such breach is not capable of being cured, or is not cured, before the earlier of the Termination Date or the date that is 30 calendar days following Parent’s delivery of written notice of such breach (or such shorter period of time as remains prior to the Termination Date) (each of (a), (b),and (c), an “Applicable Termination”); (ii) an Acquisition Proposal has been publicly announced and not irrevocably withdrawn or abandoned since the date of the Merger Agreement and prior to any Applicable Termination; and (iii) Casper enters into an agreement providing for, or consummates, an Acquisition Transaction within twelve months following such Applicable Termination (provided that, for purposes of the termination fee, all references to “20%” and “80%” in the definition of “Acquisition Transaction” are deemed to be references to “50%”);

•
by Parent, because (i) Casper has breached or failed to perform any of its representations, warranties, covenants or agreements in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied and such breach is not capable of being cured, or is not cured, before the earlier of the Termination Date or the date that is 30 calendar days following Parent’s delivery of written notice of such breach (or such shorter period of time as remains prior to the Termination Date); (ii) the Board of Directors has effected a Company Board Recommendation Change; or (iii) the Company, its affiliates or any of their representatives, acting on behalf of either the Company or its affiliates, shall have willfully and materially breached the obligations set forth in the non-solicitation provisions of the Merger Agreement; or

•	by Casper, to enter into a definitive agreement in respect of a Superior Proposal.
Casper will be entitled to receive a termination fee of $24,375,000 from Parent (the “Parent Termination Fee”) if the Merger Agreement is terminated:
•
by Casper if Parent or Merger Sub has breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured by the Termination Date, or is not cured, before the earlier of the Termination Date or the date that is 30 calendar days following Casper’s delivery of written notice of such breach (or such shorter period of time as remains prior to the Termination Date);

•
by Casper if prior to the Effective Time, (i) the closing obligations of Casper have been and continue to be satisfied; (ii) Parent and Merger Sub have failed to consummate the Merger under the timing restrictions set forth in the Merger Agreement; (iii) Casper has irrevocably notified Parent in writing that, if Parent performs its obligations under the Merger Agreement and the equity financing contemplated by the Equity Commitment Letter and the Debt Financing is funded, Casper is ready, willing and able to consummate, and will consummate, the Merger; (iv) Casper has provided at least five (5) business days written notice that it intends to terminate the Merger Agreement; and (v) the Merger is not consummated by the end of such five business day period; or
•	by Parent because the Merger has not been consummated by the Termination Date and at such time, Casper could have terminated pursuant to either of the prior two bullets above.
Specific Performance
Parent, Merger Sub and Casper agree that irreparable damage, for which monetary damages even if available would not be an adequate remedy, would occur in the event that the parties do not timely perform the provisions of the Merger Agreement (including any party failing to take such actions as are required of it in order to consummate the Merger Agreement). Parent, Merger Sub and Casper acknowledge and agree that: (1) the parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions thereof; (2) the fees and expenses provisions of the Merger Agreement are not intended to and would not diminish or otherwise impair in any respect any party’s right to an injunction, specific performance and other equitable relief; and (3) the right of specific enforcement is an integral part of the Merger and without that right, neither Casper nor Parent would have entered into the Merger Agreement. It is explicitly agreed that, subject to the limitations of the next two sentences, Casper will have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger and cause the equity financing to be funded (including to cause Parent to enforce the obligations of the Durational Vehicle under the Limited Guarantee in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter) subject to the terms and conditions set forth therein and in the Merger Agreement. Notwithstanding the foregoing and subject to the rights of the parties to the definitive agreements for the Debt Financing under the terms thereof, none of Casper and its affiliates and their direct and indirect equityholders shall be entitled to directly seek the remedy of specific performance of the Merger Agreement against any source of the Debt Financing. Without limiting the application of the immediately preceding sentence, but otherwise notwithstanding anything else to the contrary in the Merger Agreement, it is explicitly agreed that the right of Casper to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to consummate the Merger and the Closing and to cause the Equity Financing to be funded to fund a portion of the amount required to consummate the Merger and to make all payments required to be made in connection therewith (but not the right of Casper to seek such injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the requirements that (i) all of the (x) joint conditions to Parent, Merger Sub and Casper’s obligations to consummate the Merger and (y) conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, in each case, have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), (ii) the Debt Financing has been funded in full in accordance with the terms and conditions thereof or would be required to be funded in full in accordance with the terms and conditions of the Debt Commitment Letter if the Equity Financing is funded and (iii) Casper has irrevocably confirmed in writing that if the Equity Financing and Debt Financing are funded, the Company is ready, willing and be able to consummate the Merger and the Closing and take all actions that are required of it by this Agreement to consummate the Merger and the Closing pursuant to the terms of the Merger Agreement on the date of the written notice and throughout the immediately subsequent three business day period.
Parent, Merger Sub and Casper agree not to raise any objections to (1) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of the Merger Agreement by Casper, on the one hand, or Parent and Merger Sub, on the other hand; and (2) the specific performance of the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to the Merger Agreement. Any party seeking an injunction or injunctions to prevent breaches of the Merger

Agreement and to enforce specifically the terms and provisions of the Merger Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it will have to require the obtaining, furnishing or posting of any such bond or other security.
Limitations of Liability
The collective monetary damages of Parent, Merger Sub or any of their affiliates for breaches (including any willful breach) under the Merger Agreement (taking into account the payment of the Parent Termination Fee pursuant to the Merger Agreement), the Limited Guarantee or the Equity Commitment Letter will not exceed, in the aggregate for all such breaches, an amount equal to $24,375,000. If the Merger Agreement is terminated pursuant to its terms, Parent’s receipt of the Company Termination Fee ($9,140,000), if payable, will be the sole and exclusive remedy of Parent for breaches (excluding actual and intentional fraud and willful and material breach) under the Merger Agreement (taking into account the payment of the termination fee, if applicable). Notwithstanding such limitations on liability for monetary damages, Parent, Merger Sub and Casper may be entitled to an injunction, specific performance or other equitable relief as provided in the Merger Agreement.
Fees and Expenses
Except in specified circumstances, whether or not the Merger is completed, Casper, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.
Amendment
The Merger Agreement may be amended by the parties in an executed written instrument at any time before or after adoption of the Merger Agreement by the Casper Stockholders. However, after adoption of the Merger Agreement by the Casper Stockholders, no amendment that requires further approval by such stockholders pursuant to the DGCL may be made without such approval.
Governing Law
The Merger Agreement is governed by Delaware law, except that any disputes arising out of the Debt Commitment Letter or the Debt Financing involving or relating to any Debt Financing source shall be governed by New York law.
The Voting and Support Agreement
The Voting Agreement Stockholders, which collectively owned approximately 28% of the outstanding Casper common stock as of November 14, 2021, entered into the Voting and Support Agreement with Parent and Casper, a copy of which is attached as Annex D to this proxy statement. Pursuant to the Voting and Support Agreement, the Voting Agreement Stockholders have agreed, among other things, subject to the terms and conditions thereof, to vote all of the shares of Casper common stock held by such stockholders as of such date (a) in favor of adoption of the Merger Agreement and the transactions contemplated thereby and (b) against (i) any action or agreement that would reasonably be expected to result in any of the conditions to Casper’s obligations under the Merger Agreement not being satisfied and (ii) any Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with or materially and adversely affect the consummation of the Merger and the other transactions contemplated thereby, in each case, at every meeting of the Company’s stockholders at which such matters are to be voted on (including any adjournment or postponement thereof), in each case, so long as the Merger Agreement has not been terminated and there have been no amendments to the Merger Agreement that reduce the Per Share Merger Consideration or change the form of consideration payable to Casper Stockholders under the Merger Agreement without the consent of the Voting Agreement Stockholders. For more information regarding the security ownership of the Voting Agreement Stockholders, please see “Security Ownership of Certain Beneficial Owners and Management.”
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING
We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from Casper Stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of Casper common stock for:
•	each person known by us to beneficially own more than 5% of Casper common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our executive officers and directors as a group.
The number of shares beneficially owned by each stockholder as described in this proxy statement is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Casper common stock subject to options, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of December 2, 2021, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. The percentage ownership of each individual or entity is based on approximately 41,620,137 shares of Casper common stock outstanding as of December 2, 2021. Unless otherwise indicated, the address of all listed stockholders is Three World Trade Center, 175 Greenwich Street, 40th Floor, New York, New York 10007.
Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.
	Shares of Casper Common Stock beneficially owned
Name of beneficial owner	Number	Percentage
5% Stockholders
Entities affiliated with NEA(1)	6,226,130	14.95%
Entities affiliated with IVP(2)	2,415,973	5.80%
Executive Officers and Directors
Philip Krim(3)	2,665,027	6.33%
Emilie Arel(4)	463,312	1.10%
Michael Monahan(5)	76,794	*%
Anthony Florence(6)	6,239,834	14.99%
Diane Irvine(7)	54,832	*%
Karen Katz(8)	58,582	*%
Jack Lazar(9)	82,247	*%
Benjamin Lerer(10)	1,309,269	3.14%
Neil Parikh(11)	1,832,212	4.37%
Dani Reiss(12)	175,369	*%
All executive officers and directors as a group (11 persons)(13)	13,141,446	30.58%
*	Less than one percent.
(1)
Based on a Schedule 13D filed with the SEC on November 22, 2021 and information known to the Company. Consists of 6,222,502 shares of Casper common stock held by New Enterprise Associates 14, L.P., or NEA 14, and 3,628 shares of Casper common stock held by NEA Ventures 2014, L.P., or NEA Ventures. NEA Partners 14, L.P., or NEA Partners 14, is the general partner of NEA 14 and NEA 14 GP, LTD, or NEA 14 LTD, is the general partner of NEA Partners 14. The directors of NEA 14 LTD are Forest Baskett, Anthony A. Florence, Jr., Patrick J. Kerins, Scott D. Sandell, and Peter W. Sonsini, or, together, the NEA 14 Directors. NEA Partners 14, NEA 14 LTD and the NEA 14 Directors may be deemed to share voting and dispositive power with regard to the Casper common stock directly held by NEA 14. The shares held by NEA Ventures are indirectly held by Karen P. Welsh, the general partner of NEA Ventures, who has voting and dispositive power with regard to the shares directly held by NEA Ventures. The address for each of these entities and individuals is c/o New Enterprise Associates, Inc., 1954 Greenspring Drive, Suite 600, Timonium, Maryland 21093.

(2)
Based on a Schedule 13G filed with the SEC on February 16, 2021. Consists of (i) 10,577 shares of Casper common stock held by Institutional Venture Partners XV Executive Fund, L.P., or IVP Executive Fund, and (ii) 2,405,396 shares of Casper common stock held by Institutional Venture Partners XV, L.P., or IVP. Institutional Venture Management XV, LLC is the general partner of IVP and IVP

Executive Fund. Todd C. Chaffee, Somesh Dash, Norman A. Fogelsong, Stephen J. Harrick, Eric Liaw, Jules A. Maltz, J. Sanford Miller and Dennis B. Phelps are the managing directors of Institutional Venture Management XV, LLC and may be deemed to share voting and dispositive power over the shares held by IVP and IVP Executive Fund. The address for these entities and individuals is c/o Institutional Venture Partners, 3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, California 94025.
(3)
Consists of (i) 1,647,602 shares of Casper common stock held by Mr. Krim, (ii) 567,425 shares of Casper common stock held in various trusts for which Mr. Krim is the trustee, and (iii) 450,000 shares of Casper common stock subject to options held by Mr. Krim that are exercisable within 60 days of December 2, 2021.

(4)
Consists of (i) 129,562 shares of Casper common stock held by Ms. Arel and (ii) 333,750 shares of Casper common stock subject to options held by Ms. Arel that are exercisable within 60 days of December 2, 2021.

(5)
Consists of (i) 18,294 shares of Casper common stock held by Mr. Monahan and (ii) 58,500 shares of Casper common stock subject to options held by Mr. Monahan that are exercisable within 60 days of December 2, 2021.

(6)
Consists of (i) 17,332 shares of Casper common stock held by Mr. Florence and (ii) the NEA 14 shares identified in footnote (1) above. Mr. Florence is a NEA 14 Director, and therefore may be deemed to have shared voting power with respect to these shares.

(7)
Consists of (i) 17,332 shares of Casper common stock held by Ms. Irvine and (ii) 37,500 shares of Casper common stock subject to options held by Ms. Irvine that are exercisable within 60 days of December 2, 2021. Does not include deferred stock units received in lieu of cash compensation for service as a director that will settle in full 90 days after Ms. Irvine ceases to serve on the Board of Directors.

(8)
Consists of (i) 17,332 shares of Casper common stock held by Ms. Katz and (ii) 41,250 shares of Casper common stock subject to options held by Ms. Katz that are exercisable within 60 days of December 2, 2021. Does not include deferred stock units received in lieu of cash compensation for service as a director that will settle in full 90 days after Ms. Irvine ceases to serve on the Board of Directors.

(9)
Consists of (i) 33,998 shares of Casper common stock held by Mr. Lazar, and (ii) 48,249 shares of Casper common stock subject to options held by Mr. Lazar that are exercisable within 60 days of December 2, 2021.

(10)
Consists of (i) 17,332 shares of Casper common stock held by Mr. Lerer, (ii) 159,892 shares of Casper common stock held by Lerer Hippeau Ventures CS, LLC, or Lerer CS, (iii) 929,439 shares of Casper common stock held by Lerer Ventures III, LP, or LV III, (iv) 73,403 shares of Casper common stock held by Lerer Ventures III-A, LLC, or LV III-A, (v) 56,773 shares of Casper common stock held by Lerer Ventures III-B, LP, or LV III-B and, together with LV III and LV III-A, the LV III entities, and (vi) 72,430 shares of Casper common stock held by Lerer Hippeau Ventures Select Fund, LP., or Lerer Select Fund, and together with Lerer CS and the LV III entities, the Lerer Hippeau entities. Lerer Hippeau Ventures CS Manager LLC is the manager of Lerer CS. Lerer Ventures III GP, LLC is the general partner of each of the LV III entities. Lerer Hippeau Ventures Select Fund GP, LLC is the general partner of Lerer Select Fund. Mr. Lerer is a managing partner of Lerer Hippeau, a manager of Lerer Hippeau Ventures CS Manager LLC, a manager of Lerer Ventures III GP, LLC, a managing member of Lerer Hippeau Ventures Select Fund GP, LLC and may be deemed to share voting and dispositive power over the shares held by the Lerer Hippeau entities. The address for these entities and individuals is c/o 100 Crosby Street, New York, New York 10012.

(11)
Consists of (i) 1,037,212 shares of Casper common stock held by Mr. Parikh, (ii) 225,000 shares of Casper common stock subject to options held by Mr. Parikh that are exercisable within 60 days of December 2, 2021, (iii) 300,000 shares of Casper common stock held by ABE Holdings, LLC and (iv) 270,000 shares of Casper common stock held by Miesau Trust, LLC. Mr. Parikh is the Investment Advisor of both ABE Trust, and Miesau Trust, which are the sole members of ABE Holdings, LLC and Miesau Trust, LLC, respectively. Mr. Parikh may be deemed to hold sole voting and dispositive power over the shares held by ABE Holdings, LLC and Miesau Trust, LLC.

(12)
Consists of (i) 17,332 shares of Casper common stock held by Mr. Reiss, (ii) 67,500 shares of Casper common stock subject to options held by Mr. Reiss that are exercisable within 60 days of December 2, 2021, and (iii) 90,537 shares of Casper common stock held of record by DTR LLC. Mr. Reiss indirectly controls DTR LLC and therefore may be deemed to hold voting and dispositive power with respect to these shares. Does not include deferred stock units received in lieu of cash compensation for service as a director that will settle in full 90 days after Mr. Reiss ceases to serve on the Board of Directors.

(13)
Consists of (i) 11,789,614 shares of Casper common stock held by all our current directors and executive officers as a group, and (ii) 1,351,832 shares of Casper common stock subject to options held by all our current directors and executive officers as a group that are exercisable within 60 days of December 2, 2021.

FUTURE STOCKHOLDER PROPOSALS
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Casper. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.
If the Merger is completed, Casper does not expect to hold a 2022 annual meeting of its stockholders. However, if the Merger is not completed, Casper will hold a 2022 annual meeting of its stockholders.
As described in our annual proxy statement for the 2021 annual meeting of stockholders filed on April 27, 2021, Casper Stockholders have the opportunity to submit proper proposals for inclusion in our proxy statement and for consideration at the annual meeting of stockholders to be held in 2022 (the “2022 Annual Meeting”) by submitting their proposals in writing to our Secretary in a timely manner by December 28, 2021, and otherwise complying with the requirements of Rule 14a-8 of the Exchange Act.
Stockholders intending to present a proposal at the 2022 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Amended and Restated Bylaws. Our Amended and Restated Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the 120th day and not later than the 90th day prior to the first anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2022 Annual Meeting of Stockholders no earlier than the close of business on February 10, 2022 and no later than the close of business on March 12, 2022. The notice must contain the information required by the Amended and Restated Bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2022 Annual Meeting of Stockholders is more than 30 days before or more than 70 days after June 10, 2022, then our Secretary must receive such written notice not later than the 90th day prior to the 2022 Annual Meeting of Stockholders or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by us.
A copy of the full text of the bylaw provisions governing the notice requirements set forth above may be obtained by writing to our Secretary. All notices of proposals and director nominations by stockholders should be sent to Casper Sleep Inc., Three World Trade Center, 175 Greenwich Street, 40th Floor, New York, NY 10007, Attention: Secretary.

WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.
The following Casper filings with the SEC are incorporated by reference:
•	Casper’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on February 26, 2021;
•
Casper’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021, filed on November 15, 2021; Casper’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021, filed on August 16, 2021; Casper’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed on May 13, 2021; and

•
Casper’s Current Reports on Form 8-K (including any amendment to such Current Reports), filed on November 15, 2021, October 22, 2021, June 11, 2021, February 24, 2021, February 12, 2021 and January 15, 2021.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.
Information furnished under Item 2.02 or Item 7.01 of any Current Reports on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.
You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.
You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:
Casper Sleep, Inc.
Three World Trade Center
175 Greenwich Street, 40th Floor
New York, NY 10007
If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one (1) business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available through our website at https://ir.casper.com/reports-and-filings/default.aspx. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Casper common stock, please contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll free: (877) 800-5186
Banks and Brokers may call collect: (212) 750-5833

MISCELLANEOUS
Casper has supplied all information relating to Casper, and Parent has supplied, and Casper has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.
You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [     ], 2021. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

ANNEX A – Agreement and Plan of Merger
AGREEMENT AND PLAN OF MERGER

by and among

MARLIN PARENT, INC.

MARLIN MERGER SUB, INC

and

CASPER SLEEP INC.

Dated as of November 14, 2021

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 14, 2021 (the “Agreement Date”), by and among Marlin Parent, Inc., a Delaware corporation (“Parent”), Marlin Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Casper Sleep Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.
RECITALS
A. Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement.
B. The Company Board has unanimously: (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement in accordance with the DGCL.
C. Each of the board of directors of Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.
D. As a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered to the Company concurrently with the execution of this Agreement, (i) a limited guarantee (the “Limited Guarantee”) from Durational Consumer SPV IV, LP (the “Guarantor”) in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement; and (ii) the Financing Letters.
E. As a condition and inducement to Parent’s willingness to enter into this Agreement, certain persons, in their capacity as stockholders of the Company, have simultaneously herewith entered into a Voting and Support Agreement (the “Voting and Support Agreement”) in connection with the Merger.
F. Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:
ARTICLE I
DEFINITIONS & INTERPRETATIONS
1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:
(a) “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the Agreement Date; or (ii) executed, delivered and effective after the Agreement Date, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive non-public information of or with respect to the Company to keep such information confidential (subject to customary exceptions); provided, however, that, the provisions contained therein are not materially less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions that prohibit the making of any Acquisition Proposal).
(b) “Acquisition Proposal” means any inquiry, offer or proposal relating to an Acquisition Transaction.
(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:
(i) any direct or indirect purchase or other acquisition by any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons, whether from the Company or any other Person(s), of securities representing more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer;
(ii) any direct or indirect purchase, exclusive license or other acquisition by any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets constituting or accounting for more than 20% of the consolidated assets, revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or
(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which (x) any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons would hold securities representing more than 20% of the total outstanding voting power of the Company outstanding after giving effect to the consummation of such transaction or (y) stockholders of the Company immediately preceding such transaction hold less than 80% of the equity interests of the surviving or resulting entity of such transaction.
(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.
(e) “Ancillary Agreements” means the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter, the Voting and Support Agreement, the Limited Guarantee and the Financing Letters.

(f) “Anti-Corruption Laws” means any laws, regulations, rules, statutes or orders in any part of the world relating to combatting bribery and corruption, including the Organization for Economic Cooperation and Development Convention on Combatting Bribery of Foreign Officials in International Business Transactions and the UN Convention Against Corruption, the Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.
(g) “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition.
(h) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its Subsidiaries as of December 31, 2020 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2020.
(i) “Business Day” means each day that is not a Saturday, Sunday or other day on which the Company is closed for business or the Federal Reserve Bank of New York is closed.
(j) “CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, signed into law by the President of the United States on March 27, 2020, “Division N - Additional Coronavirus Response and Relief” of the Consolidated Appropriations Act, 2021 (H.R. 133), and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other Law intended to address the consequences of COVID-19 (including the Families First Act).
(k) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, Section 4980B of the Code, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto and any similar applicable state Law.
(l) “Code” means the Internal Revenue Code of 1986.
(m) “Company Board” means the Board of Directors of the Company.
(n) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
(o) “Company Common Stock” means the common stock, par value $0.000001, of the Company.
(p) “Company Equity Award” means any Company Option, any Company Restricted Stock Unit Award or any Company Performance Stock Unit Award.
(q) “Company Equity Plans” means the Company’s 2014 Equity Incentive Plan, the Company’s 2015 Equity Incentive Plan and the Company’s 2020 Equity Incentive Plan, in each case, as may be amended and/or restated from time to time.
(r) “Company Group” means the Company and its Subsidiaries.
(s) “Company Group Member” means the Company or any of its Subsidiaries, as applicable.
(t) “Company Intellectual Property” means any Intellectual Property Rights that are owned or purported to be owned by any Company Group Member, including the Company Registered Intellectual Property.
(u) “Company Investors’ Rights Agreement” means the Amended and Restated Investors’ Rights Agreement between the Company and the holders named therein, dated February 4, 2019 filed as Exhibit 4.2 to Form S-1 filed on January 10, 2020.
(v) “Company Material Adverse Effect” means any change, event, effect, development, condition, fact, state of facts, occurrence or circumstance (each, an “Effect”) that, individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on (x) the ability of the Company and its Subsidiaries to perform its material obligations under, or to consummate the Transactions contemplated by, this Agreement or (y) the business, financial condition or results of operations of the Company Group, taken as a whole; provided, however, that, solely with respect to clause (y), none of the following Effects with respect to the following matters (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (subject to the limitations set forth below):
(i) general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;
(ii) conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;
(iii) general conditions in the industries in which the Company Group generally conducts business;
(iv) regulatory, legislative or political conditions in the United States or any other country or region in the world;
(v) geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;
(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, pandemics (including SARS-CoV-2 or COVID-19, any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks (“COVID-19”)), epidemics or other outbreaks of diseases, quarantine restrictions, weather conditions and other force majeure events in the United States or any other country or region in the world (or escalation or worsening of any such events or occurrences, including, as applicable, subsequent wave(s));
(vii) resulting from the announcement, pendency or consummation of this Agreement or the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with employees, suppliers, customers, partners, vendors or any other third Person; provided, however, that this clause (vii) shall not apply to any representation or warranty contained in this Agreement to the extent that such representation or warranty expressly addresses consequences resulting from the execution or performance of this Agreement or the consummation or pendency of the Transactions;
(viii) the taking of any action expressly required to be taken or expressly prohibited from being taken pursuant to or in accordance with this Agreement;
(ix) arising from any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the Agreement Date;
(x) changes in GAAP or other accounting standards or in any applicable Laws or regulations (or the official interpretation of any of the foregoing after the Agreement Date);
(xi) any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 (“COVID-19 Measures”);
(xii) price or trading volume of the Company Common Stock, in and of itself or any change, in and of itself, in the credit ratings or ratings outlook of any Company Group Member (it being understood that any cause of such change (to the extent not otherwise falling within any of the exceptions provided by clauses (i) through (xi), or clauses (xiii), (xiv), (xv) and (xvi) may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);
(xiii) any failure, in and of itself, by the Company Group to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure (to the extent not otherwise falling within any of the exceptions provided by clauses (i) through (xii), or clauses (xiv), (xv) and (xvi)) may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if not otherwise excluded hereunder);
(xiv) the availability or cost of equity, debt or other financing to Parent, Merger Sub or the Company;
(xv) any matter set forth in Section 1.1 of the Company Disclosure Letter; and
(xvi) any Transaction Litigation;
except, with respect to clauses (i), (ii), (iii), (iv), (v), (vi), (x) and (xi), to the extent that such Effect has had a disproportionate adverse effect on the Company Group relative to other companies operating in the industry or industries in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred or would reasonably be expected to occur a Company Material Adverse Effect.
(w) “Company Option” means an option to purchase shares of Company Common Stock granted under any of the Company Equity Plans.
(x) “Company Performance Stock Unit Award” means an award of performance stock units granted under any of the Company Equity Plans.
(y) “Company Preferred Stock” means the preferred stock, par value $0.000001 per share, of the Company.
(z) “Company Product” means all products, technologies and services developed (including products, technologies and services under development), marketed, owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company Group currently or at any time since January 1, 2020, including products and services for which development is ongoing and that the Company or a Subsidiary thereof intends to release publicly within six (6) months after the Agreement Date.
(aa) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by any Company Group Member, including the Intellectual Property set forth on Schedule 3.13(a).
(bb) “Company Restricted Stock Unit Award” means an award of restricted stock units or deferred stock units granted under any of the Company Equity Plans.
(cc) “Company Stockholder Meeting” means a meeting of the Company Stockholders (as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders) for the purpose of obtaining the Requisite Stockholder Approval.
(dd) “Company Stockholders” means the holders of shares of Company Capital Stock.
(ee) “Company Warrants” means those outstanding warrants of the Company exercisable for Company Common Stock pursuant to the Company Warrant Agreements.
(ff) “Company Warrant Agreements” means the Plain English Warrant Agreements dated March 1, 2019 with TriplePoint Venture Growth BDC Corp. and TriplePoint Capital LLC.
(gg) “Confidentiality Agreement” has the meaning set forth on Section 1.1(gg) of the Company Disclosure Letter.

(hh) “Continuing Employees” means each individual who is an employee of the Company immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.
(ii) “Contract” means any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.
(jj) “Credit Agreements” means (i) that certain Credit Agreement, dated as of November 10, 2020, by and among the Company, the borrowers named therein, the guarantors named therein, Wells Fargo Bank, National Association, agent, L/C issuer and swing line lender and the other lenders party thereto and (ii) that certain Plain English Growth Capital Loan and Security Agreement, dated as of March 1, 2019, by and among the Company, Casper Sleep Retail LLC, Casper LLC, TriplePoint Venture Growth BDC Corp and TriplePoint Capital LLC, as amended by that certain First Amendment to Plain English Growth Capital Loan and Security Agreement, dated as of November 10, 2020, by and among the Company, Casper Sleep Retail LLC, Casper LLC, TriplePoint Venture Growth BDC Corp and TriplePoint Capital LLC.
(kk) “Debt Financing Commitment Sources” means the agents, arrangers and lenders that are party to the Debt Commitment Letter, including the agents, arrangers and lenders party to any joinder agreements thereto.
(ll) “Debt Financing Sources” means the agents, arrangers and lenders that provide or arrange the Debt Financing, including the Debt Financing Commitment Sources and other agents, arrangers and lenders party to the Debt Commitment Letter, any joinder agreements, credit agreements or other definitive documentations relating thereto entered into in connection therewith, together with their respective Affiliates and their respective Affiliates’ officers, directors, general or limited partners, shareholders, members, employees, controlling persons, agents and representatives and their respective permitted successors and assigns.
(mm) “D&O Claim” means any threatened, asserted, pending or completed claim, action, suit, proceeding, inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other Person, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to a Covered Person’s duties or service (a) as a director or officer of a Company Group Member at or prior to the Effective Time (including with respect to any acts, facts, events or omissions occurring in connection with the approval of this Agreement and the Merger, including the consideration and approval thereof and the process undertaken in connection therewith and any D&O Claim relating thereto) or (b) as a director, trustee or officer of any other entity or any benefit plan maintained by any Company Group Member (for which a Covered Person is or was serving at the request or for the benefit of a Company Group Member) at or prior to the Effective Time.
(nn) “DOJ” means the United States Department of Justice or any successor thereto.
(oo) “DOL” means the United States Department of Labor or any successor thereto.
(pp) “Employee Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and any other written or oral plan, policy, program, agreement, arrangement or Contract involving compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, perquisites, incentive compensation or post-retirement or post-employment compensation or benefits and all employment, management, consulting, relocation, repatriation, expatriation, visa, work permit, change in control, severance or similar agreements, written or otherwise, which (i) is sponsored, maintained or contributed to (or required to be contributed to) by any of the Company Group Members or has been maintained, contributed to or required to be contributed to for the benefit of, or relating to, any current or former employee, officer, director or consultant of any Company Group Member, or (ii) with respect to which any of the Company Group Members could reasonably be expected to have any Liability.

(qq) “Employee Plans” means all Employee Benefit Plans, other than Non-U.S. Employee Plans, maintained, or contributed to by any Company Group Member or to which any Company Group Member is obligated to contribute, or under which any of them has or may reasonably be likely to have any liability for premiums or benefits or other obligations.
(rr) “Environmental Laws” means all Laws, directives, guidance, rules, regulations, Orders, treaties, statutes, and codes promulgated or issued by any Governmental Authority relating to pollution, protection of the environment or natural resources, or public or worker health or safety, or which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity.
(ss) “Environmental Permit” means any Permit required by or issued pursuant to any Environmental Laws.
(tt) “ERISA” means the Employee Retirement Income Security Act of 1974.
(uu) “ERISA Affiliate” means any Person that is (or at any relevant time, has or would be) considered a single employer with the Company or any of its Subsidiaries under Section 414 of the Code.
(vv) “Exchange Act” means the Securities Exchange Act of 1934.
(ww) “Families First Act” means the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.
(xx) “FCPA” means the Foreign Corrupt Practices Act of 1977.
(yy) “FTC” means the United States Federal Trade Commission or any successor thereto.
(zz) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.
(aaa) “Governmental Authority” means any government, government-sponsored entity, governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal, arbitral body (public or private) or judicial body, in each case whether federal, state, county or provincial, national or supra-national, and whether local or foreign.
(bbb) “Hazardous Material” means any material, chemical, emission, substance, constituent or waste for which Liability or standards of conduct may be imposed under Environmental Laws, or that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, corrosive, reactive, explosive, flammable, a medical or biological waste, a pollutant or otherwise a danger to health, reproduction or the environment, including petroleum or petroleum products or by-products, oil, radon gas, coal ash, urea formaldehyde foam insulation, asbestos or asbestos containing materials, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.
(ccc) “Hazardous Materials Activity” means the transportation, handling, transfer, recycling, management, storage, use, treatment, manufacture, removal, remediation, release, disposal, exposure of others to, sale, marketing, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back, collection, recycling, or product content requirements.
(ddd) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
(eee) “Indebtedness” means, with respect to any Person and without duplication, any of the following liabilities or obligations: (i) indebtedness for borrowed money (other than letters of credit, surety bonds or bank guarantees); (ii) indebtedness evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities for reimbursement of any obligor on letters of credit, banker’s acceptances or similar instruments, in each case solely to the extent funds have been drawn and are payable thereunder; (iv) liabilities pursuant to leases required to be capitalized under GAAP (other than any liabilities pursuant to leases which would not have been required to be capitalized under GAAP prior to the implementation of ASC 842); (v) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates;

(vi) any deferred acquisition purchase price or “earn-out” agreements related to past acquisitions (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened); (vii) all guarantees of the obligations of other Persons described in clauses (i) through (vi) above; and (viii) all obligations of other Persons described in clauses (i) through (vii) above secured by any Lien on property of such Person; provided that Indebtedness shall not include (A) accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business consistent with past practice and (B) liabilities or obligations solely between the Company and any wholly owned Subsidiary or solely between any wholly owned Subsidiaries. For the avoidance of doubt, Taxes shall not constitute “Indebtedness.”
(fff) “Inquiry” means an inquiry, request for discussions or negotiations or request to review non-public information that would reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal or an Acquisition Transaction.
(ggg) “Intellectual Property Rights” means common law and statutory rights anywhere in the world arising under or associated with (i) patents, patent disclosures, inventions and improvements thereto (whether or not patentable or reduced to practice), and patent applications and all reissues, divisions, re-examinations, renewals, extensions, adjustments, provisionals, continuations and continuations-in-part thereof (“Patents”), (ii) copyrights and works or authorship, copyright registrations and copyright applications, and mask work rights (“Copyrights”), (iii) rights in trade and industrial secrets and in confidential information and know how, technologies, databases, processes, techniques, methods, algorithms, designs, specifications, (iv) trademarks, trade names, logos, slogans, trade dress, corporate names, and service marks, and other indicia of source, and any applications or registration of the same, and all related goodwill therefor throughout the world (“Marks”), (v) domain names, uniform resource locators, other names and locators associated with the Internet, and all registrations therefor, (vi) all rights in databases and data collections, and (vii) other proprietary rights relating or with respect to the protection of Technology.
(hhh) “IRS” means the United States Internal Revenue Service or any successor thereto.
(iii) “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of Philip Krim, Emilie Arel, Michael Monahan, Jonathan Truppman and Dara Williams.
(jjj) “Law” means any law, act, statute, rule, regulation, judgment, injunction, order, decree, writ, constitution, treaty, convention, ordinance, code, ruling or award of any Governmental Authority.
(kkk) “Legal Proceeding” means any claim, action, charge, complaint, suit, litigation, audit, subpoena, investigation, arbitration, inquiry or other legal action or proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.
(lll) “Liabilities” means any liability, obligation or commitment of any kind, whether absolute, accrued, fixed or contingent, matured or unmatured, determined or determinable or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.
(mmm) “Lien” means, with respect to any property or asset, any mortgage, pledge, lien, encumbrance, charge, security interest or other similar adverse claim of any kind in respect of such property or asset.
(nnn) “Non-U.S. Employee Plans” means any Employee Benefit Plan that is maintained for the benefit of any current or former employee, officer or director of any Company Group Member, as applicable, who is employed or engaged primarily in a country other than the United States and/or their dependents or that is subject to the laws of any jurisdictions other than the United States, excluding any benefit plan mandated or pursuant to which any Company Group Member is required to contribute under applicable Law that is maintained by a Governmental Authority.
(ooo) “NYSE” means the New York Stock Exchange.
(ppp) “Order” means any judgment, decision, decree, injunction, ruling, writ, award, assessment or order, whether temporary, preliminary or permanent, of any Governmental Authority that is binding on any Person or its property under applicable Law.

(qqq) “Payroll Tax Executive Order” means any U.S. presidential memorandum, executive order or similar pronouncement permitting or requiring the deferral of any payroll Taxes (including those imposed by Section 3101(a) and 3201 of the Code).
(rrr) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.
(sss) “Personal Information” means any definition for “personally identifiable information,” “personal information,” “personal data,” “PII” or any equivalent term under applicable Laws relating to data privacy or data security, including information that identifies, could reasonably be used to identify or is otherwise identifiable with an individual, including the following to the extent it can be used to identify an individual: (a) name, physical address, telephone number, email address, geo-location, (b) any data regarding an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed); and (c) Internet Protocol addresses or other persistent identifiers, including persistent device identifiers, MAC addresses, IP addresses, mobile advertising identifiers and cookies. Personal Information may relate to any individual, including a current, prospective or former customer, or employee. Personal Information includes such information in any form, including paper, electronic and other forms.
(ttt) “Processing” means to perform any operation or set of operations upon data, whether manually or by automatic means, including, but not limited to, blocking, erasing, destroying, collecting, compiling, combining, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, transferring, aligning, transmitting, disclosing, altering, distributing, disseminating or otherwise making available such data.
(uuu) “Redacted Fee Letter” means the fee letter referred to in the Debt Commitment Letter in which the only redactions are pricing, fee amounts, “price flex”, other economic or “flex” provisions and any other provisions that are customarily redacted in connection with merger agreements of this type; provided that, in each case, such redactions do not relate to any terms that would be reasonably likely to adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount (except as a result of increased original issue discount or upfront fees resulting from the exercise of “price flex”) of the Debt Financing.
(vvv) “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications for the registration of Marks); and (iii) registered Copyrights and applications for Copyright registration.
(www) “Representatives” means, with respect to a Person, its directors, officers, employees, financial advisors, attorneys, accountants, consultants, and other representatives and advisors.
(xxx) “Required Financial Information” means statements regarding the Company Group described in paragraph 7 of Exhibit C in the Debt Commitment Letter as in effect on the Agreement Date (or any analogous section in any amendment, modification, supplement, restatement or replacement thereof as permitted or required pursuant to Section 6.5), which, for the avoidance of doubt, shall consist of the (A) audited consolidated balance sheet and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of the Company for the years ending December 31, 2019 and December 31, 2020 and (B) unaudited consolidated balance sheets and related statements of operations and comprehensive income and cash flows of the Company for the fiscal quarter ending September 30, 2021 and (ii) all other information relating to the Company Group that is reasonably requested by Parent, to permit Parent to prepare the financial statements required to be delivered pursuant to paragraph 6 of Exhibit C in the Debt Commitment Letter.
(yyy) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
(zzz) “SEC” means the United States Securities and Exchange Commission or any successor thereto.
(aaaa) “Securities Act” means the Securities Act of 1933.

(bbbb) “Shares” means the outstanding shares of the Company Common Stock.
(cccc) “Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.
(dddd) “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction that (i) was not the direct or indirect result or effect of a material violation of Section 5.3(a) and (ii) is on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing), the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board (or a committee thereof) deems relevant, and, if consummated, would be more favorable from a financial point of view to the Company Stockholders (in their capacity as such) than the Transactions (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination in accordance with Section 5.3(a)). For purposes of the reference to an “Acquisition Proposal” in this definition, (x) all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%” and (y) all references to “80%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.
(eeee) “Tax” or “Taxes” means (i) any United States federal, state, local and non-United States taxes, assessments and similar governmental charges and impositions in the nature of taxes (including gross receipts, income, profits, sales, use, goods, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, social security (or similar), pension, employment, severance, workers compensation excise, estimated, stamp, custom, duty, license, alternative or add-on, minimum, escheat, abandoned or unclaimed property, real property and personal property taxes, however denominated, together with all interest, penalties, fines, and additions imposed with respect to (or in lieu of) such amounts), (ii) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined, unitary or other tax group, and (iii) any liability for the payment of any of the foregoing types as a successor or transferee.
(ffff) “Tax Returns” means any return, statement, report, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes, and any amendments or supplements thereto.
(gggg) “Technology” means tangible embodiments of any or all of the following (i) works of authorship including computer programs, source code, executable code, RTL and GDS II files, whether embodied in software, firmware or otherwise, user interfaces, architecture, network configurations, algorithms, routines, methods, processes, formulae, routines, protocols, schematics, specifications, documentation, designs, files, records, and data related to the foregoing, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, and technical data, (v) tools, methods and processes, and (vi) any and all instantiations of the foregoing in any form and embodied in any media.

(hhhh) “Third Person” means any Person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than (i) the Company or any of its controlled Affiliates or (ii) Parent, Merger Sub, any Guarantor or any their respective Affiliates or any “group” including Parent, Merger Sub, any Guarantor or any their respective Affiliates.
(iiii) “Transaction Litigation” means any Legal Proceeding commenced or threatened in writing against a Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to or regarding the Transactions, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement, any Other Required Company Filing or any other communications to the Company Stockholders, other than any Legal Proceedings among the Parties or with the Debt Financing Sources related to this Agreement, the Limited Guarantee or the Financing Letters; provided that, for the avoidance of doubt, any Legal Proceeding involving or arising under any Antitrust Law shall not be considered Transaction Litigation.
(jjjj) “Transactions” means the Merger and the other transactions contemplated by this Agreement.
(kkkk) “Warrant Exercise Price” means $27.61080.
(llll) “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar U.S. federal, state or city Laws.
(mmmm) “Willful Breach” means a material breach that is a consequence of a willful and intentional act or a willful and intentional failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, cause, result in or constitute a material breach.
1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:
Term	Section Reference
Advisor	3.2(b)
Agreement	Preamble
Agreement Date	Preamble
Alternative Acquisition Agreement	5.3(a)
Alternative Debt Financing	6.5(d)
Applicable Termination	8.3(b)(i)
Bylaws	3.3(a)
Cash Basis	2.8(d)
Cashless Basis	2.8(d)
Capitalization Date	3.5(a)
Certificate of Merger	2.2
Certificates	2.10(c)
Charter	2.5(a)
Chosen Courts	9.10(a)
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Board Recommendation	3.2(b)
Company Board Recommendation Change	5.3(c)(i)
Company Breach Notice Period	8.1(e)
Company Disclosure Letter	Article III
Company In License	3.13(e)
Company IP Contract	5.2(n)
Company IP License	3.13(f)
Company Material Real Property Lease	3.11

Term	Section Reference
Company Out Licenses	3.13(f)
Company Real Property Lease	3.11
Company Related Parties	8.3(f)(i)
Company Relationship Contract	5.2(n)
Company SEC Reports	3.7
Company Subsidiary Documents	3.4
Company Termination Fee	8.3(b)(i)
Covered Persons	6.10(a)
COVID-19	1.1(v)(vi)
COVID-19 Measures	1.1(v)(xi)
Credit Agreement Terminations	6.19
Debt Commitment Letter	4.11(b)
Debt Financing	4.11(b)
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
DTC	2.10(d)
DTC Payment	2.10(d)
Early ESPP Exercise Date	2.9
Effect	1.1(u)
Effective Time	2.2
Electronic Delivery	9.13
Enforceability Limitations	3.2(d)
Equity Commitment Letter	4.11(a)
Equity Financing	4.11(a)
ESPP	2.9
Event Notice Period	5.3(d)(i)(1)
Exchange Fund	2.10(b)
Excluded Benefits	6.11(a)
Export Controls	3.19(c)(i)
Financing	4.11(b)
Financing Conditions	4.11(c)
Financing Letters	4.11(b)
Guarantor	Recitals
Import Restrictions	3.19(c)(i)
Interim Period	5.1
Intervening Event	5.3(d)(i)
Labor Agreement	3.14(a)
Limited Guarantee	Recitals
Material Contract	3.14(a)
Maximum Premium	6.10(c)
Merger	Recitals
Merger Sub	Preamble
Option Consideration	2.8(a)
Other Required Company Filing	6.3(b)
Other Required Parent Filing	6.3(c)
Owned Company Shares	2.7(a)(iii)
Parent	Preamble
Parent Breach Notice Period	8.1(g)
Parent Related Parties	8.3(f)(i)
Parent Termination Fee	8.3(c)

Term	Section Reference
Party	Preamble
Pay-Off Letters	6.19
Payment Agent	2.10(a)
Per Share Price	2.7(a)(ii)
Permits	3.20
Prohibited Financing Modifications	6.5(b)
Proposal Notice Period	5.3(d)(ii)(3)
Proxy Statement	6.3(a)
PSU Consideration	2.8(c)
Qualified Plan	3.16(d)
Reimbursement Obligations	6.6(a)
Required Amounts	4.11(f)
Requisite Stockholder Approval	3.2(c)
RSU Consideration	2.8(b)
Surviving Corporation	2.1
Takeover Statute	3.26
Termination Date	8.1(c)
Uncertificated Shares	2.10(c)
Voting and Support Agreement	Recitals
Warrant Notice	2.8(d)
1.3 Certain Interpretations.
(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.
(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”
(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.
(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”
(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.
(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.
(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.
(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.
(i) A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, reenactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date.
(j) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.
(k) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.
(l) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1).
(m) The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
(n) No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.
(o) The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.
(p) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date.
(q) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been posted to the “Project Comfort” virtual data room managed by the Company on Datasite prior to 5:00 p.m. Eastern time on the day prior to the Agreement Date.
ARTICLE II
THE MERGER
2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”
2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”), together with any other filings or recordings required by the DGCL.

2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur (a) remotely at 9:00 a m., Eastern time, on the date that is five (5) Business Days after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”
2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
2.5 Certificate of Incorporation and Bylaws.
(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.10, the Amended and Restated Certificate of Incorporation of the Company (the “Charter”), will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation will be amended so that the name of the Surviving Corporation will be “Casper Sleep, Inc.”
(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.10, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.
2.6 Directors and Officers.
(a) Directors. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.
(b) Officers. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.
2.7 Effect on Capital Stock.
(a) Capital Stock. Unless otherwise mutually agreed by the Parties or by Parent and the applicable holder, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:
(i) each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;
(ii) each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than with respect to Owned Company Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $6.90 without interest thereon, subject to any required withholding of Taxes (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11); and
(iii) each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor.
(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock, the Company Warrants or the Company Equity Awards occurring on or after the Agreement Date and prior to the Effective Time.
(c) Statutory Rights of Appraisal.
(i) Notwithstanding anything to the contrary set forth in this Agreement, all Shares that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7. Such Company Stockholders will be entitled to receive payment of the fair value of such Dissenting Company Shares as may be determined in accordance with the provisions of Section 262 of the DGCL subject to any required withholding of Taxes (and at the Effective Time, such Dissenting Company Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively waived, withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become cancelled and exchanged for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, subject to any required withholding of Taxes, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such Shares in the manner provided in Section 2.9, and the rights of all such Company Stockholders to receive the rights of appraisal set forth in Section 262 of the DGCL shall cease.
(ii) The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.
2.8 Equity Awards; Company Warrants.
(a) Company Options. At the Effective Time, each Company Option that is vested, including any Company Option that accelerates and vests in connection with this Transaction, outstanding and unexercised immediately prior to the Effective Time shall, in each case, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, subject to required Tax withholdings, equal to the product obtained by multiplying (i) the excess, if any, of the Per Share Price over the per share exercise price of such Company Option, by (ii) the number of shares of Company Common Stock covered by such Company Option immediately prior to the Effective Time. The Surviving Corporation shall pay the amounts due pursuant to this Section 2.8(a) (the “Option

Consideration”) as promptly as practicable following the Closing Date, but in no event more than five (5) Business Days following the Closing Date. Any Company Option that is unvested or has a per share exercise price that is equal to or greater than the Per Share Price shall be cancelled for no consideration as of the Effective Time.
(b) Company Restricted Stock Unit Awards. At the Effective Time, each Company Restricted Stock Unit Award that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company Restricted Stock Unit Award becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, subject to required Tax withholdings, equal to the product obtained by multiplying (i) the Per Share Price by (ii) the number of shares of Company Common Stock covered by such Company Restricted Stock Unit Award immediately prior to the Effective Time. The Surviving Corporation shall pay the amounts due pursuant to this Section 2.8(b) (the “RSU Consideration”) as promptly as practicable following the Closing Date, but in no event more than three (3) Business Days following the Closing Date.
(c) Company Performance Stock Unit Awards. At the Effective Time, each Company Performance Stock Unit Award that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company Performance Stock Unit Award becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, subject to required Tax withholdings, equal to the product obtained by multiplying (i) the Per Share Price by (ii) the number of shares of Company Common Stock issuable pursuant to such Company Performance Stock Unit upon the greater of (A) target performance and (B) actual performance, as estimated in good faith (and subject to Parent’s review and approval) based upon the Company’s performance during the applicable performance period(s) as of the Effective Time. The Surviving Corporation shall pay the amounts due pursuant to this Section 2.8(c) (the “PSU Consideration”) as promptly as practicable following the Closing Date, but in no event more than five (5) Business Days following the Closing Date.
(d) Company Warrants. At the Effective Time, each Company Warrant shall, without any action on the part of Parent, the Company or the holder thereof, be automatically cancelled for no consideration, and the Company Warrant Agreements will be automatically terminated, in each case in accordance with the terms of the Company Warrant Agreements.
(e) Further Actions. The Company (including the Company Board or any committee thereof that governs or administers the outstanding Company Warrants, Company Equity Awards and/or the Company Equity Plans) shall, prior to the Effective Time, take or cause to be taken all actions to effectuate the provisions of this Section 2.8 (including obtaining any required consents) and to terminate the Company Equity Plans and Company Warrants, effective as of the Effective Time; such that, following the Effective Time, there shall be no outstanding Company Equity Awards (whether vested or unvested) or Company Warrants.
(f) Section 409A. To the extent a payment pursuant to this Section 2.8 would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty.
2.9 Treatment of Employee Stock Purchase Plan. With respect to the Company’s 2020 Employee Stock Purchase Plan (the “ESPP”), as soon as practicable following the date of this Agreement, the Company Board will adopt resolutions and take all other actions as may be required to provide that (i) no new participants will commence participation in the ESPP after the date of this Agreement; (ii) no participant will be allowed to increase his or her payroll contribution rate in effect as of the date of this Agreement or make separate non-payroll contributions on or following the date of this Agreement; and (iii) no new Offering Period (as defined in the ESPP) or Purchase Period (as defined in the ESPP) will commence or be extended pursuant to the ESPP, in each case, after the date of this Agreement. If the Effective Time is expected to occur prior to the end of the current Purchase Period, the Company shall take action to provide for an earlier exercise date (including for purposes of determining the Purchase Price (as defined in the ESPP) for the current Purchase Period (such earlier date, the “Early ESPP Exercise Date”)). The Early ESPP Exercise Date will be as close to the Effective Time as is administratively practicable. The ESPP will terminate, in accordance with its terms, no later than immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger).
2.10 Exchange of Certificates.
(a) Payment Agent. Prior to the Closing, Parent will (i) select a transfer agent or such other bank or trust company, reasonably acceptable to the Company, to act as the payment agent for the Merger (the “Payment Agent”) and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.
(b) Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of Shares pursuant to Section 2.7(a), an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7(a) (the “Exchange Fund”). To the extent that the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7(a), Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7(a). Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.
(c) Payment Procedures. Promptly following the Effective Time (and in any event within five (5) Business Days after the Closing Date), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”); and (ii) subject to the last sentence of this Section 2.10(c), uncertificated Shares that represented outstanding Shares (other than Dissenting Company Shares and Owned Company Shares) (the “Uncertificated Shares”) (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Price payable in respect thereof pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Shares represented by such Certificate; by (y) the Per Share Price (subject to any required withholding Taxes payable in respect thereof), and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” in customary form by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of Shares represented by such holder’s transferred Uncertificated Shares; by (2) the Per Share Price (subject to any required withholding Taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.10(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to Section 2.7. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7.
(d) DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that

(i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of Shares (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.
(e) Transfers of Ownership. If a transfer of ownership of Shares is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price (subject to any required withholding Taxes payable in respect thereof) may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the applicable Per Share Price with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.
(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of record of Shares that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such Shares for exchange pursuant to this Section 2.9 will thereafter look for payment of the Per Share Price payable in respect of the Shares represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of record of any such Certificates or Uncertificated Shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.
2.11 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all Shares will no longer be outstanding and will automatically be cancelled, retired and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares theretofore representing any Shares will cease to have any rights with respect thereto, except the right to receive the Per Share Price (subject to any required withholding Taxes payable in respect thereof) payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). Upon payment in accordance with the terms of this Article II, the Per Share Price will be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.10(c)) be cancelled and exchanged as provided in this Article II.
2.12 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price (subject to any required withholding Taxes payable in respect thereof) payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
2.13 Required Withholding. Notwithstanding anything herein to the contrary, each of the Payment Agent, Parent, the Company, the Surviving Corporation, and their Affiliates will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder or former holder of Shares, Company Warrants or Company Equity Awards, or any other applicable Person, such amounts as are required to be deducted or withheld therefrom pursuant to any Tax laws. To the extent that such amounts are so deducted or withheld and paid over to, or deposited with, the applicable Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent the Payment Agent, Parent, the Company, the Surviving Corporation or their Affiliates intend to make any deduction or withholding from payments made in connection with this Agreement (other than amounts properly treated as compensation for applicable tax purposes), the applicable withholding agent shall use reasonable best efforts to give the Company prior notice of such withholding and shall reasonably cooperate to reduce or eliminate such withholding.
2.14 No Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (i) as set forth in the disclosure letter that has been prepared by the Company and delivered by the Company to Parent and Merger Sub in connection with the execution and delivery of this Agreement, dated as of the Agreement Date (the “Company Disclosure Letter”), which expressly identifies the Section (or, if applicable, subsection) to which such exception relates, subject to the terms of Section 9.12, (ii) as set forth in any Company SEC Reports filed with, or furnished to, the SEC and publicly available on or after February 5, 2020 and prior to the Agreement Date (other than in any “risk factors” or other disclosure statements included therein that are cautionary, predictive or forward looking in nature), it being acknowledged that nothing set forth or disclosed in any Company SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.5, or (iii) as set forth in the draft Quarterly Report on Form 10-Q for the fiscal quarter ended on September 30, 2021 provided to the Parent on the Agreement Date (the “Q3 10-Q”) (other than in any “risk factors” or other disclosure statements included therein that are cautionary, predictive or forward looking in nature), it being acknowledged that nothing set forth or disclosed in any Company SEC Reports or the Q3 10-Q will be deemed to modify or qualify the representations and warranties set forth in Section 3.5 the Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1 Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to enable the Company to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.2 Authority; Approvals and Enforceability.
(a) Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject only to the Requisite Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby in accordance with the terms hereof.
(b) Company Board Approval and Fairness Opinion. The execution and delivery of this Agreement by the Company and performance by the Company of its obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly approved by the Company Board. As of the date of this Agreement, the Company Board has unanimously determined that this Agreement and the Merger and other transactions contemplated hereby are advisable and in the best interests of the Company Stockholders and has unanimously resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the Agreement Date. The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of its financial advisor, Jefferies LLC (the “Advisor”), to the effect that, as of the date of such opinion and based upon and subject to the various limitations, matters, qualifications and assumptions set forth therein, the Per Share Price to be received by the holders of Company Common Stock pursuant to this Agreement (other than holders of Owned Company Shares or Dissenting Company Shares) is fair, from a financial point of view, to such holders (other than Parent and Merger Sub and their respective affiliates), and as of the date of this Agreement, the foregoing opinion has not been withdrawn, revoked or modified in any respect.
(c) Requisite Stockholder Approval. Except for the affirmative vote for the adoption of this Agreement by the holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote in favor of adopting this Agreement, voting together as a single class in person or by proxy at the Company Stockholder Meeting (the “Requisite Stockholder Approval”) and assuming the accuracy of the representations and warranties set forth in Section 3.26 of this Agreement, no other vote of holders of any class of Company Capital Stock is necessary to approve or adopt this Agreement under applicable Law and to consummate the Merger and other transactions contemplated hereby in accordance with the terms hereof.
(d) Enforceability. This Agreement has been duly and validly executed and delivered by the Company, and assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, or by principles governing the availability of equitable remedies (the “Enforceabilty Limitations”).
3.3 Required Filings and Consents;
(a) Non-Contravention. The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its covenants and agreements under this Agreement and the consummation by the Company of the transactions contemplated by this Agreement will not, (i) assuming receipt of the Requisite Stockholder Approval, breach, conflict with or violate the Charter or the Amended and Restated Bylaws of the Company (the “Bylaws”), (ii) assuming receipt of the government approvals contemplated by Section 3.3(b), conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, or (iv) give rise to or result in any person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of the Company or any of its Subsidiaries or any of their respective assets or properties, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Requisite Governmental Approvals. The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its covenants and agreements under this Agreement and the consummation by the Company of the transactions contemplated by this Agreement (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the HSR Act, (ii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act and as may be required under the Securities Act, (iii) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, (iv) the filing of the Certificate of Merger or other documents as required by the DGCL and (v) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.4 Charter and Bylaws. The Company has made available to Parent true, correct and complete copies of the Charter and the Bylaws, along with the charter and bylaws (or equivalent organizational documents) each as amended to date, of each of its Subsidiaries (the “Company Subsidiary Documents”). The Charter, Bylaws and the Company Subsidiary Documents, each as amended to date, are in full force and effect. The Company has not taken any action in breach or violation of any of the provisions of the Charter or the Bylaws, and each Subsidiary is not in breach or violation of any of the material provisions of their respective Company Subsidiary Documents, except, in the case of a Subsidiary, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.5 Company Capitalization.
(a) Capital Stock. The authorized capital stock of the Company consists of 170,000,000 shares of Company Common Stock, and 8,000,000 shares of Company Preferred Stock. As of November 12, 2021 (such date, the “Capitalization Date”), (i) 41,491,491 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 3,107,224 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Options, (iv) 2,207,951 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Restricted Stock Unit Awards, (v) 401,464 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Performance Stock Unit Awards, (vi) 626,458 shares of Company Common Stock were reserved for issuance pursuant to the ESPP, (vii) 32,002 shares of Company Common Stock were reserved for issuance pursuant to 2 outstanding Company Warrants exercisable for a price equal to the Warrant Exercise Price per Company Common Share and (viii) 0 shares of Company Common Stock were issued and held in the treasury of the Company. Between the Capitalization Date and the Agreement Date, the Company has not issued any securities (including derivative securities) except for shares of Company Common Stock issued upon exercise of stock options, settlement of restricted stock units or other stock awards outstanding on or prior to the Capitalization Date. No offering period has commenced under the ESPP and no Shares have been issued pursuant to the ESPP on or prior to the Capitalization Date.
(b) Company Equity Plans. The Company Equity Plans and the ESPP are the only plans or agreements adopted by the Company that provide for the issuance of equity to any current or former service provider of the Company. The Company has made available to Parent complete and accurate copies of all Company Equity Plans and the forms of all award agreements evidencing outstanding Company Equity Awards, and all agreements under the Company Equity Plans that materially deviate from such forms of award agreement.
(c) Company Equity Awards. Section 3.5(c) of the Company Disclosure Letter sets forth a complete and accurate list as of November 12, 2021 of all outstanding Company Equity Awards granted under any Company Equity Plans or otherwise, indicating, with respect to each Company Equity Award then outstanding, the type of awards granted, the number of shares of Company Common Stock subject to such Company Equity Award, the plan under which such Company Equity Award was granted and the exercise or purchase price (if any), date of grant, vesting schedule, expiration date and any performance targets or similar conditions to exercisability or settlement thereof, including the extent to which any vesting had occurred as of November 12, 2021 and whether (and to what extent) the vesting of such Company Equity Award may be accelerated in any way by the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event, including the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger). With respect to each grant of a Company Equity Award, (i) each such grant was made in accordance with the terms of the applicable Company Stock Plan and applicable Law (including the rules of the New York Stock Exchange or any other applicable stock exchange and the terms of any applicable securities listing agreement) and (ii) each such grant was properly accounted for in all material respects in accordance with GAAP in the Company SEC Reports (including financial statements) and all other applicable Laws. Each Company Stock Option has been granted with an exercise price per share equal to or greater than the per share fair market value (as such term is used in Code Section 409A and the guidance and regulations issued thereunder) of Company Common Stock underlying such Company Stock Option on the grant date thereof.
(d) Securities of the Company Group. Except as described in Section 3.5(a) of this Agreement, no capital stock of the Company or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in Section 3.5(c) of this Agreement and except for changes since the date of this Agreement resulting from the exercise of employee stock options outstanding on such date and for the ESPP, there are no exercisable securities, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. Other than the Voting and Support Agreements, there are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any shares of capital stock of the Company or any of its Subsidiaries. Other than upon the net exercise of employee options or pursuant to withhold-to-cover elections under the outstanding Company Restricted Stock Unit Awards and Company Performance Stock United Awards, there are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Other than the Company Investors’ Rights Agreement, there are no registration rights or other agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any shares of Company Common Stock or shares of capital stock of any such Subsidiary.
(e) Company Capital Stock. All outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as specified in Section 3.5(a) of this Agreement will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Charter or the Bylaws or any agreement to which the Company is a party or otherwise bound. None of the outstanding shares of Company Common Stock have been issued in violation of any United States federal or state securities laws or any foreign securities laws. All of the outstanding shares of capital stock of each of the Subsidiaries of the Company are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by the Company or a Subsidiary of the Company free and clear of any and all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.
(f) Exchange Act. The Company Common Stock constitutes the only class of equity securities of the Company or its Subsidiaries registered or required to be registered under the Exchange Act.
3.6 Subsidiaries. A complete and accurate list of all of the Subsidiaries of the Company, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock owned by the Company or another Subsidiary or Affiliate of the Company, is set forth in Section 3.6 of the Company Disclosure Letter. The Company does not own, directly or indirectly, any capital stock of, or other equity, voting or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, voting or similar interest in, any other Person. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.7 Company SEC Reports. The Company has furnished or filed, on a timely basis, and made available to Parent all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be furnished or filed by the Company with the SEC since February 5, 2020 (collectively, the “Company SEC Reports”). The Company SEC Reports, including all forms, reports and documents furnished or filed by the Company with the SEC after the Agreement Date and prior to the Effective Time, (i) were and, in the case of the Company SEC Reports furnished or filed after the Agreement Date, will be, prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were furnished or filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents furnished filed by the Company with the SEC after the date of this Agreement, will not as of the time they are furnished or filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were and will be made, not misleading. As of the Agreement Date, there are no outstanding or unresolved comments in comment letters from the SEC or the staff of the SEC with respect to any of the Company SEC Reports. To the Knowledge of the Company, as of the Agreement Date, none of the Company SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. None of the Subsidiaries of the Company are required to file any forms, reports, schedules, statements or other documents with the SEC.
3.8 Company Financial Statements; Internal Controls.
(a) Company Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.
(b) Disclosure Controls and Procedures. The chief executive officer and chief financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and the Company is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE.
(c) Internal Controls. The Company has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the

Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the Company’s financial statements.
(d) Accounting Controls. To the Knowledge of the Company, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.
(e) No Transaction with Unconsolidated Affiliate. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements.
(f) Accounting and Auditing Practices. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the current the Company Board or any committee thereof or to any current director or executive officer of the Company.
(g) Employment. To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.
3.9 Undisclosed Liabilities. Except as reflected in the Audited Company Balance Sheet or in the consolidated financial statements of the Company Group (including the notes thereto) included in the Company SEC Reports, neither the Company nor any of its Subsidiaries has any Liabilities of a type that would be required to be reflected on the face of a consolidated balance sheet prepared in accordance with GAAP, other than (i) Liabilities incurred since the date of the Audited Company Balance Sheet in the ordinary course of business consistent with past practice, (ii) Liabilities under this Agreement, or expressly permitted to be incurred under this Agreement, and (iii) Liabilities that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
3.10 Subsequent Changes. Since the date of the Audited Company Balance Sheet through the Agreement Date, (a) the Company has conducted its business in the ordinary course of business consistent with past practice except any actions taken in good faith to respond to COVID-19 Measures and (b) there has not occurred (i) any Company Material Adverse Effect or (ii) any action taken by the Company or event that would have required the consent of the Company pursuant to Sections 5.2(b) through (h), (k), (l), (m), (p), (r), (t), (u) or (z) (in the case of clause (z), to the extent relating to any of the foregoing) had such action or event occurred after the date of this Agreement.
3.11 Real Property. Neither the Company nor any of its Subsidiaries own any real property. Section 3.11 of the Company Disclosure Letter contains a complete and accurate list of all real property leases, subleases, licenses or other occupancy agreements to which the Company or any of its Subsidiaries is a party (collectively, the “Company Real Property Leases”), each of which is in full force and effect, except where the failure of any such individual Company Real Property Lease to be in full force and effect would not be reasonably likely to result in a Company Material Adverse Effect. There is no default by the Company or any of its Subsidiaries under any of the Company Real Property Leases, or, to the Knowledge of the Company, defaults by any other party thereto, except such defaults as have been waived in writing or cured or such defaults that in the aggregate would not be reasonably likely to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has pledged, encumbered, subleased, licensed or otherwise granted any third party the right to use or occupy any material portion of any of the Company Real Property Leases. The Company Real Property Leases comprise all of the real property used, occupied or otherwise held by the Company. Section 3.11 of the Company Disclosure Letter lists, for each Company Real Property Leases providing for the payment of annual rent in excess of $1,000,000 (each, a “Company Material Real Property Lease”), (i) the address of the property to which such Company Material Real Property Lease pertains, (ii) the annual rent and (iii) the purpose of the facility to which such Company Material Real Property Lease pertains.
3.12 Tangible Property. Each Company Group Member has good and valid title to, or a valid leasehold interest in, all the tangible properties and assets which it purports to own or lease, including all the tangible properties and assets reflected in the Audited Company Balance Sheet. All tangible properties and assets reflected in the Audited Company Balance Sheet are held free and clear of all Liens, except for Liens reflected on the Audited Company Balance Sheet and Liens for current Taxes not yet due and for which adequate reserves have been established in accordance with GAAP and other Liens that do not materially impair the use of the property or assets subject thereto. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by each Company Group Member are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as conducted as of the Agreement Date, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such machinery, equipment, furniture, fixtures and other tangible personal property and assets that are material to the Company Group, taken as a whole, free and clear of all Liens, except for conditions or defects in title that in the aggregate would not be reasonably likely to result in a Company Material Adverse Effect.
3.13 Intellectual Property.
(a) Registered Intellectual Property. Section 3.13(a) of the Company Disclosure Letter contains a complete and accurate list of all of the following owned by the Company: (i) Patents and Patent applications; (ii) registered Marks and applications to register Marks; (iii) registered Copyrights and applications for Copyright registration; and (iv) domain names. All Company Registered Intellectual Property is, to the Knowledge of the Company, subsisting, valid and enforceable.
(b) Absence of Liens. All Company Intellectual Property is owned by the Company or one or more of its Subsidiaries free and clear of any Liens. All material Company Intellectual Property is, and following the transactions contemplated hereby shall be, freely, transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Authority or third party. Neither the Company nor any of its Subsidiaries has granted an exclusive license to any third party in any material Company Intellectual Property, or since January 1, 2020 transferred ownership to any third party, of any material Technology or Intellectual Property Rights that were owned by the Company or a Subsidiary of the Company.
(c) No Infringement. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has, since January 1, 2020, in the conduct of the business of the Company and its Subsidiaries, infringed upon, violated or used without authorization or license, any Intellectual Property Rights owned by any third Person. There is no pending or, to the Knowledge of the Company, threatened (and at no time since January 1, 2020 has there been pending or threatened) Legal Proceeding against any Company Group Member, alleging that any activities, products or conduct of such Company Group Member’s business infringes upon, misappropriates, violates or constitutes the unauthorized use of the Intellectual Property Rights of any third Person, or challenging the ownership, validity, or enforceability of any rights of the Company or any of its Subsidiaries in Company Intellectual Property. The Company is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or Orders resulting from Legal Proceedings, which (i) restrict any Company Group Member’s rights to use, license or transfer any material

Company Intellectual Property, or (ii) compel or require the Company or any of its Subsidiaries to license or transfer any material Company Intellectual Property. Since January 1, 2020, no indemnity claims have been asserted in writing or, to the Knowledge of the Company, are threatened against the Company or any Subsidiary of the Company by any customer alleging that any Company Product infringes upon, misappropriates, violates or constitutes the unauthorized use of the Intellectual Property Rights of any third Person.
(d) No Legal Proceedings. There are no pending Legal Proceedings brought by the Company or any of its Subsidiaries against any third party with respect to any Company Intellectual Property, which remain unresolved as of the Agreement Date. To the Knowledge of the Company, no third party (i) is infringing upon, misappropriating, violating, or using without authorization any Company Intellectual Property, or (ii) has since January 1, 2020 infringed upon, misappropriated, violated, or used without authorization any Company Intellectual Property.
(e) Company In Licenses. Section 3.13(e) of the Company Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which a third party has licensed to the Company or any of its Subsidiaries any Intellectual Property right that is material to the business of the Company or any Company Subsidiary taken as a whole (“Company In Licenses”), other than (i) non-exclusive licenses for commercially-available “off-the-shelf” software with total annual fees of less than $250,000 per year, (ii) Contracts between the Company or any Company Subsidiary and its employees, consultants and contractors substantially on the Company’s standard forms, which forms have been made available to Parent and Merger Sub and (iii) non-disclosure agreements entered into in the ordinary course of business consistent with past practice.
(f) Company Out Licenses. Section 3.13(f) of the Company Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which the Company or any of its Subsidiaries has granted a third Person or Affiliate any rights or licenses to any material Company Intellectual Property, other than (i) Contracts between the Company or any Company Subsidiary and its employees, consultants and contractors substantially on the Company’s standard forms, which forms have been made available to Parent and (iii) non-disclosure agreements and non-exclusive licenses entered into in the ordinary course of business consistent with past practice that are ancillary to the provision of products or services (“Company Out Licenses,” and together with the Company In Licenses, the “Company IP Licenses”).
(g) No Breach of Company IP Licenses. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company any other party to a Company IP License, is in breach of any such Company IP License that is material to the business of the Company Group, taken as a whole. The consummation of the transactions contemplated hereby will not result or cause: (i) the breach by any Company Group Member of any Company IP License, (ii) the termination, impairment or restriction of any right or license granted to a Company Group Member under a Company IP License, or (iii) any Company Group Member to grant, or expand the scope of a prior grant, to a third party of any rights to any material Company Intellectual Property.
(h) Proprietary Information. The Company and its Subsidiaries have taken reasonable best efforts to protect and maintain all material Company Intellectual Property, including to preserve the secrecy and confidentiality of their trade secrets. Each current and former employee, consultant and contractor of the Company or a Subsidiary of the Company who was or is involved in the creation or development of any material Company Intellectual Property, has signed and delivered a written Contract that assigns to the Company or a Subsidiary of the Company any Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant, or independent contractor of the Company is in violation of such agreement.
(i) Funding. No government funding, facilities of a university, college, other educational institution or research center was used in the development of any material Company Intellectual Property.
(j) Data Security Requirements and Privacy. The Processing by the Company or any Subsidiary of the Company of any Personal Information, as well as all communications from the Company and Subsidiaries of the Company to the Company’s or its Subsidiaries’ users, partners or customers (whether sent directly or through third-party providers) has, to the Knowledge of the Company, complied in all material respects with (i) all applicable Laws relating to data privacy or data security, (ii) the Company’s and its Subsidiaries’

existing contractual commitments with third parties relating to the privacy or security of Personal Information and (iii) the Company’s and its Subsidiaries’ external privacy policies applicable to the Processing of Personal Information from individuals by the Company or any of its Subsidiaries or any of their agents. As of the Agreement Date, no claims have been asserted in writing or, to the Knowledge of the Company, are threatened in writing against the Company or any Subsidiary of the Company by any third party alleging a material violation of any third party’s privacy rights relating to Personal Information. To the Knowledge of the Company, neither the Company, any Subsidiary of the Company nor any of their service providers has suffered any material breach in security that has resulted in any unauthorized access to or disclosure of Personal Information held by or on behalf of the Company or its Subsidiaries.
(k) Information Technology Systems of the Company Group. The Company and its Subsidiaries have information technology systems that in their reasonable business judgment are sufficient in all material respects to operate the business of the Company and its Subsidiaries as it is currently conducted. The Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to protect the integrity and security of the information technology systems used in connection with the operation of the Company and its Subsidiaries, and the data stored or transmitted on such systems, and, to the Knowledge of the Company, such systems are free from any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry), vulnerability or any other similar malicious code.
3.14 Material Contracts.
(a) Definition. For all purposes of and under this Agreement, a “Material Contract” shall mean:
(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries;
(ii) any material Contract (A) containing any covenant limiting in any material respect the right of the Company or any of its Subsidiaries (or, after the Closing Date, the Surviving Corporation) to engage, or to compete with any Person (other than standard employee non-solicitation restrictions), in any line of business or geographic area, (B) containing any covenant prohibiting the Company or any of its Subsidiaries (or, after the Closing Date, the Surviving Corporation) from engaging in business with any Person or levying a fine, charge or other payment for doing so, (C) pursuant to which any Person is granted most favored customer pricing, or containing any other similar pricing restrictions, or (D) containing any covenant limiting the right of the Company or any of its Subsidiaries (or after the Closing Date, the Surviving Corporation) to enter into any reseller, referral partner or similar partner agreements with third parties;
(iii) any Contract providing for the development of any material Technology by the Company or any of its Subsidiaries (excluding Contracts between the Company or any of its Subsidiaries and its or their employees, consultants and contractors substantially consistent with the Company’s standard forms);
(iv) the Company IP Licenses;
(v) any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries, either in since January 1, 2020, pending or after the date of this Agreement of a material amount of assets or (B) pursuant to which the Company or any of its Subsidiaries has acquired in since January 1, 2020 or will acquire after the date of this Agreement any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;
(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $2,000,000, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly owned Subsidiaries, and (C) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice;

(vii) any settlement, conciliation or similar Contract (A) with any Governmental Authority or (B) pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligations after the date of this Agreement;
(viii) any collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “Labor Agreement”);
(ix) any Contract for the employment or engagement of any director, officer, employee or independent contractor providing for annual base salary in excess of $250,000;
(x) any Contract for the sale of Company Products (including any Contract pursuant to which the Company or a customer or reseller engages in promotional activity with respect to Company Products) with any customer or reseller who, in the year ended December 31, 2020, or the nine (9) months ended September 30, 2021, was one of the ten (10) largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable;
(xi) any Contract (excluding any purchase orders, statements of work and any other Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable manufacturer) with any manufacturer performing services for the Company or any of its Subsidiaries who, in the year ended December 31, 2020, or the nine (9) months ended September 30, 2021, was one of the ten (10) largest sources of payment obligations for the Company and its Subsidiaries to a manufacturer, based on amounts paid or payable;
(xii) any Contract (excluding any purchase orders, statements of work and any other Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable supplier) with any supplier of the Company or any of its Subsidiaries (other than a manufacturer listed in Section 3.14(a)(xi)) who, in the year ended December 31, 2020, or the nine (9) months ended September 30, 2021, was, not taking into account the manufacturers listed in Section 3.14(a)(xi), one of the ten (10) largest sources of payment obligations for the Company and its Subsidiaries, based on amounts paid or payable; and
(xiii) any Contract that provides for payment obligations by the Company or any of its Subsidiaries in any twelve (12) month period of $1,000,000 or more in any individual case that is not terminable by the Company or its Subsidiaries upon notice of ninety (90) days or less without material liability to the Company or its Subsidiaries.
(b) List of Material Contracts. Section 3.14(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts as of the Agreement Date, to or by which the Company or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 3.14(a) that describes such Material Contract.
(c) Validity. Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the Agreement Date, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.15 Tax Matters.
(a) Each of the Company Group Members has prepared and timely filed (taking into account any extension of time within which to file) material Tax Returns required to be filed and all such filed Tax Returns are true, correct and complete in all material respects.
(b) Each of the Company Group Members has fully and timely paid all material amounts of Taxes that are required to be paid by it (whether or not shown on any Tax Return).

(c) Each of the Company Group Members has timely withheld and paid to the appropriate Governmental Authority all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.
(d) No material deficiencies for Taxes against any Company Group Member have been claimed, proposed or assessed in writing by any Governmental Authority that remain unpaid except for deficiencies with respect to which adequate reserves have been established in accordance with GAAP.
(e) There are no audits, examinations, investigations or other proceedings in respect of material Taxes pending or threatened in writing with respect to any Company Group Member.
(f) There are no Liens for material Taxes on any of the assets of any Company Group Member other than Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established on the financial statements of the Company in accordance with GAAP.
(g) No Company Group Member has consented to extend or waive the time in which any material amount of Tax may be assessed or collected by any Governmental Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice.
(h) No Company Group Member is or has been a “controlled corporation” or a “distributing corporation” in a transaction that was purported or intended to be governed by Section 355 or 361 of the Code (or any similar provision of state, local or non-U.S. law).
(i) Each Company Group Member is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction Contract or order with respect to the Company and each of its Subsidiaries.
(j) No Company Group Member is or has been party to any “listed transaction,” as set forth in Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Tax Law).
(k) The Company Group Members have (i) to the extent applicable, complied in all material respects with applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not deferred any payroll tax obligations pursuant to any Payroll Tax Executive Order, (iii) to the extent applicable, complied in all material respects with applicable Tax Law regarding Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with any Company Group Member and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act
(15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.
(l) No Company Group Member (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any material Liability for the Taxes of any Person (other than a Company Group Member) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, by operation of Law, or otherwise (other than, in each case, any liability pursuant to any Contract the principal purpose of which does not relate to Taxes).
(m) No Company Group Member is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business consistent with past practice that is not primarily related to Taxes) and no Company Group Member is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.
(n) No written claims have ever been made by any Governmental Authority in a jurisdiction where a Company Group Member does not file Tax Returns that such Company Group Member is or may be subject to material taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(o) No Company Group Member has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(p) Each Company Group Member is in compliance in all material respects with all material transfer pricing requirements in all jurisdictions in which any Company Group Member does business.
(q) Since December 31, 2020, no Company Group Member has made, changed or revoked any material Tax election in a manner materially inconsistent with past practice, adopted or changed any material Tax accounting method or period, filed any amended Tax Return that is material, entered into any material closing agreement for Tax purposes, surrendered any right to claim a material Tax refund, settled or compromised any material Tax liability, or consented to the extension or waiver of the limitations period applicable to a material Tax claim or assessment.
(r) No Company Group Member will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (iii) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date that was received outside the ordinary course of business consistent with past practice. No Company Group Member will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.
3.16 Employee Benefit Matters.
(a) List of Employee Plans. Section 3.16(a) of the Company Disclosure Letter sets forth a complete and accurate list of all material Employee Plans.
(b) Disclosure of Employee Plans. With respect to each material Employee Plan, the Company has made available to Parent complete and accurate copies of (i) such Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, notification or advisory letter from the IRS, (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions, including any summary of material modifications thereto and (vi) all material correspondence to or from any governmental agency relating to any Employee Plan since January 1, 2020.
(c) Compliance. Except as would not reasonably be expected to result in a Company Material Adverse Effect, each Employee Plan has been established, maintained, funded, operated and administered in accordance with all applicable Law, including if applicable, ERISA and the Code, and in accordance with its terms, and each Company Group Member has (i) met its obligations with respect to each Employee Plan and (ii) timely made (or timely will make) or accrued in accordance with applicable Law and GAAP all required contributions, distributions or other amounts payable with respect thereto. No Company Group Member has incurred any penalty, Tax or other Liability (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.
(d) Qualified Plans. All Employee Plans that are intended to be qualified under Section 401(a) of the Code, and all trusts that are intended to be qualified under Section 501(a) of the Code (each, a “Qualified Plan”), have (i) received determination, opinion or advisory letters from the IRS to the effect that such Employee Plans are qualified and that the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code and (ii) no such determination, opinion or advisory letter has been revoked and, to the Knowledge of the Company, no fact, event or circumstance exists that has adversely affected or would reasonably be expected to adversely affect such qualification or exemption. Except as would not reasonably be expected to result in a Company Material Adverse Effect, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, or any breach of fiduciary duty (as determined under ERISA), has occurred with respect to any Employee Plan.
(e) Multiple Employer Plans. None of the Company Group Members has maintained, participated in or contributed to (or been obligated to contribute to), or can reasonably expect to have any liability (including on account of any ERISA Affiliate) with respect to (i) a plan that is or was subject to Title IV of ERISA or Sections 412 or 430 of the Code or Section 302 of ERISA; (ii) a “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). No Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.
(f) Amendments; Termination of Employee Plans. To the extent permitted by applicable Law, each Employee Plan is amendable and terminable unilaterally by the Company and any of the Company’s Subsidiaries party thereto or covered thereby at any time without material liability to the Company or any of its Subsidiaries as a result thereof, other than for benefits accrued as of the date of such amendment or termination and routine administrative costs.
(g) No Post-Termination Welfare Benefit Plan. Other than as required under COBRA, no Company Group Member has any Liability in respect of, or obligation to provide, health, life insurance or other welfare benefits or coverage to any person following retirement or other termination of employment (other than continuation coverage through the end of the month in which such termination or retirement occurs in accordance with the terms of the applicable Employee Plan or Non-U.S. Employee Plan).
(h) Employee Plan Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened or reasonably anticipated, with respect to any Employee Plan or the assets of any Employee Plan or Non-U.S. Employee Plan or the assets of any Non-U.S. Employee Plan, other than claims for benefits in the ordinary course, except as would not reasonably be expected to result in a Company Material Adverse Effect.
(i) No Infringement. Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) each Non-U.S. Employee Plan has been maintained and operated in compliance with all applicable Laws of each applicable jurisdiction, and no Non-U.S. Employee Plan is a defined benefit plan (as defined in ERISA) or has any unfunded or underfunded Liabilities; and (ii) each Non-U.S. Employee Plan that is required to be funded is funded to the extent required by applicable Law or the applicable terms of such plan or funding has been accrued for to the extent required by GAAP or other applicable accounting rules. Section 3.16(i) of the Company Disclosure Letter contains a complete and accurate list of each country in which the Company or any of its Subsidiaries or Affiliates has employees or independent contractors as of the date of the Audited Company Balance Sheet and each Non-U.S. Employee Plan.
(j) No Additional Rights. Other than as set forth on Section 3.16(j) of the Company Disclosure Letter, the negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of any Company Group Member to any acceleration, increase in acceleration rights, severance, or increase in severance pay, or any other material compensation or benefit, (ii) accelerate the time of distribution, payment or vesting (whether or not in connection with a non-competition provision), a lapse of repurchase rights or increase the amount of any material compensation or benefits due any such employee, director or officer, (iii) result in the forgiveness of indebtedness, or (iv) trigger an obligation to fund benefits. Other than as set forth on Section 3.16(j) of the Company Disclosure Letter, no Employee Plan provides for any payment or benefit which will or may be made by the Company and that is reasonably expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. There is no contract, agreement, plan or arrangement to which any Company Group Member is a party or by which it is bound that provides any individual with the right to a gross-up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(k) Nonqualified Deferred Compensation Plan. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by the Company or any of its Subsidiaries has been documented and operated in material compliance with Section 409A of the Code.
3.17 Labor Matters.
(a) Employment Law Compliance. Except as would not be expected to result in a Company Material Adverse Effect, the Company and each of its Subsidiaries are, and since January 1, 2020 have been, in compliance in all respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors, exempt and non-exempt employees, leased employees and other non-employee service providers), child labor, immigration, employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including WARN), employee trainings and notices, affirmative action, workers’ compensation, labor relations, employee leave issues, COVID-19 and unemployment insurance. No Company Group Member has material Liability for (i) any amounts required by Law or Contract to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) any arrears of wages, salaries, wage premium, commissions, bonuses, fees or other compensation to its current or former directors, officers, employees or independent contractors under applicable Law, Contract or company policy, or any fines, Taxes, interest or any penalty for failure to pay or delinquency in paying with any of the foregoing; and (iii) any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).
(b) Organized Labor. No Company Group Member is party to, nor bound by, any Labor Agreement and no employees of the Company or any of its Subsidiaries are represented by any labor union, works council or other labor organization with respect to their employment with the Company or any of its Subsidiaries. Since January 1, 2020, (i) to the Knowledge of the Company, there have been no labor organizing activities with respect to any employees of the Company or any of its Subsidiaries, (ii) no labor union, labor organization, trade union, works council, or group of employees of the Company and/or any of its Subsidiaries has made a demand for recognition or certification and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or. to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iii) there have been no material unfair labor practice charges, strikes, lockouts, material labor grievances, material labor arbitrations, work stoppages, slowdowns, picketing, handbilling, or other material labor disputes, or, to the Knowledge of the Company, threats thereof, against or affecting the Company or any of its Subsidiaries. The Company and each of its Subsidiaries have satisfied any notice, consultation or bargaining obligations owed to their employees or their employees’ representatives under applicable Law, Labor Agreement or other Contract with respect to the negotiation or execution of this Agreement.
(c) WARN Compliance. Neither the Company nor any of its Subsidiaries is currently engaged or has plans to engage in any layoffs or employment terminations sufficient in number to trigger application of WARN.
(d) Employee and Contractor Obligations. To the Knowledge of the Company, no current or former employee or independent contractor of the Company or any of its Subsidiaries is in violation in any material respect of any term of any employment agreement, nondisclosure agreement, fiduciary duty, noncompetition agreement, nonsolicitation agreement, or restrictive covenant (i) owed to any third party relating to the right of such person to be employed or engaged by the Company or any of its Subsidiaries, or (ii) owed to the Company or any of its Subsidiaries.
(e) Intent to Terminate Employment. To the Knowledge of the Company as of the Agreement Date, no current employee of the Company or any of its Subsidiaries with annualized compensation at or above $250,000 intends to terminate his or her employment with the Company or any of its Subsidiaries prior to the one (1) year anniversary of the Closing.

(f) Misconduct. The Company and its Subsidiaries have thoroughly investigated all sexual harassment and other harassment, discrimination and retaliation allegations relating to their respective current or former employees or independent contractors of which any of them is aware. With respect to each such allegation with potential merit, the Company and/or its Subsidiaries have taken corrective action that is reasonably calculated to prevent further improper action. The Company and its Subsidiaries do not reasonably expect any material Liabilities with respect to any such allegations.
3.18 Environmental Matters.
(a) Hazardous Materials. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Hazardous Materials are present on any real property that is currently owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries (or any Person whose liability has been assumed or undertaken by the Company or any of its Subsidiaries) or were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or its Subsidiaries, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any real property currently owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries or as a consequence of the acts of the Company, its Subsidiaries or their agents.
(b) Environmental Compliance and Hazardous Materials Activities. The Company and its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. The Hazardous Materials Activities of the Company and its Subsidiaries prior to the Closing have not resulted in the exposure of any Person to a Hazardous Material in a manner that has caused or could cause an adverse health effect to any such Person.
(c) Environmental Permits. The Company and its Subsidiaries are and have been in compliance in all material respects with all covenants and conditions of any Environmental Permit. No circumstances exist which could reasonably be expected to cause any material Environmental Permit to be revoked, modified, or rendered non-renewable.
(d) No Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor or any of its Subsidiaries has received any written notice, report, or other information regarding any violation by or Liability of the Company or its Subsidiaries of under Environmental Law. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is currently pending, or to the Knowledge of the Company, threatened, concerning or relating to any Environmental Permit, Environmental Law or any Hazardous Materials Activity of the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e) Environmental Liability. Neither the Company nor any of its Subsidiaries is aware of any fact or circumstance that could result in any Liability under an Environmental Law that would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to material Liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company or any of its Subsidiaries.
(f) Environmental Disclosure. Each of the Company and its Subsidiaries has delivered to or made available for inspection by Parent and its agents, representatives and employees all environmental site assessments and environmental audits in the Company Group’s possession or control relating to their respective businesses or any current or former properties, facilities or operations thereof. The Company and its Subsidiaries have complied in all material respects with all environmental disclosure obligations imposed by applicable Law with respect to this transaction.

3.19 Compliance with Laws.
(a) Generally. The Company and its Subsidiaries are, and since January 1, 2020 have been, in compliance in all material respects with, and are not in any material respect in default under or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties is bound.
(b) Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) have, directly or indirectly, taken any action which would cause it to be in violation of Anti-Corruption Laws, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. Neither the Company, any of its Subsidiaries nor any other entity under their control have conducted an internal investigation, or been informally or formally investigated, charged, or prosecuted, for conduct related to applicable Anti-Corruption Laws. The Company has established sufficient internal controls and procedures to ensure compliance with applicable Anti-Corruption Laws, accurately accounted for all payments to third parties, disclosed all payments or provisions to foreign officials (as defined by the FCPA), and made available all of such documentation to Parent.
(c) Export Control Laws.
(i) The Company and each of its Subsidiaries have complied with all applicable export and re-export control and trade and economic sanctions Laws (“Export Controls”) including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations and any applicable anti-boycott compliance regulations. The Company and its Subsidiaries are in compliance with all applicable import Laws (“Import Restrictions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.
(ii) Neither the Company nor any of its Subsidiaries has knowledge of any fact or circumstance that would result in any Liability for any material violation of Export Controls and Import Restrictions.
(iii) Neither the Company nor any of its Subsidiaries engage in (a) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the Defense Production Act of 1950, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. The Company has no current intention of engaging in such activities in the future.
3.20 Permits. The Company and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Authorities that are material to the operation of the business of the Company Group taken as a whole as currently conducted (collectively, the “Permits”). The Permits are in full force and effect, have not been violated in any material respect and, to the Knowledge of the Company, no suspension, revocation or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened, seeking the suspension, revocation or cancellation of any Permits. No Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.
3.21 Legal Proceedings and Orders.
(a) Legal Proceedings. There are, and since January 1, 2020 there have been, no material Legal Proceedings (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (a) pending by or against the Company or any of its Subsidiaries or any of their respective properties or assets, or (b) to the Knowledge of the Company, threatened by or against the Company or any of its Subsidiaries, or any of their respective properties or assets.

(b) Orders. Neither the Company nor any Subsidiary of the Company is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. As of the Agreement Date, there has not been nor are there currently any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.
(c) Proxy Statement; Other Information. The Proxy Statement will not, at the time it is filed with the SEC in definitive form, at the time it is first mailed to the stockholders of the Company and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and of the SEC and the NYSE. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement supplied by or on behalf of Parent or Merger Sub in writing specifically for use therein.
3.22 Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Company or any of its Subsidiaries have been made available to Parent. As of the Agreement Date, each such policy is in full force and effect and all premiums due thereon have been paid in full.
3.23 Products.
(a) Since January 1, 2020, none of the Company or any of its Subsidiaries has received any material written notice or, to the Knowledge of the Company, other communication from any Governmental Entity or other Third Party of any actual or possible violation of any Applicable Law governing product recalls, product safety, product defects, or the content of product materials or packaging and labeling of products.
(b) There are, and since January 1, 2020 there have been, no Legal Proceedings (including the disposition thereof) against the Company or any of its Subsidiaries, and which involve personal injury or are otherwise material to the Company and its Subsidiaries, taken as a whole, relating to, or otherwise involving, alleged defects in the Company Products, or the failure of any such Company Products to meet specifications, except such Legal Proceedings as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) None of the Company or any of its Subsidiaries has, since January 1, 2020, voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement relating to an alleged lack of safety or regulatory compliance of any of the Company Products and there are no facts or circumstances that could cause any Governmental Entity to require the recall, market withdrawal, replacement, reformulation, relabeling or suspension of manufacturing, promotion, importation or sale of any of the Company Products.
(d) The Company has conducted periodic audits and inspections of its material suppliers and contract manufacturers, consistent with industry standards, and none of these inspections or audits have resulted in material findings.
(e) The Company Products have been marketed in all material respects in compliance with Applicable Law and none of the marketing and promotional materials used, including sales brochures, product labels and labeling, advertising and promotional claims in any format (whether print or website content or otherwise) is, or has been, materially false or misleading.
3.24 Product Returns. There are no arrangements between the Company or any of its Subsidiaries, on the one hand, and any of its retailer and distributor customers and end-users, on the other hand, that permit such retailer and distributor customers and end-users to return any unsold Company Products to the Company or any of its Subsidiaries, except such arrangements as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All rights of return granted to retailer and distributor customers and end-users of the Company or any of its Subsidiaries have, in all material respects, been granted in the ordinary course of business consistent with past practice.

3.25 Product Defects and Warranties.
(a) Since January 1, 2020, all Company Products that are sold and currently supported by the Company or any of its Subsidiaries have been provided in conformity with the Company’s and its Subsidiaries' applicable contractual commitments, warranties and specifications, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b) The Company’s warranty reserve reflected on the Audited Company Balance Sheet was calculated utilizing historical warranty experience rates consistent with past practice and, to the Knowledge of the Company, was sufficient as of the date of the Audited Company Balance Sheet to cover the unexpired warranty liabilities of the Company and its Subsidiaries for any products (including Company Products) sold by the Company or its Subsidiaries to their respective customers as of the date of the Audited Company Balance Sheet, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Since the date of the Audited Company Balance Sheet, the Company has not materially modified its practices in calculating warranty reserves. To the Knowledge of the Company, the Company’s current warranty reserve is sufficient as of the Agreement Date to cover the unexpired warranty liabilities of the Company and its Subsidiaries for any products (including Company Products) sold by the Company or its Subsidiaries to their respective customers as of the Agreement Date, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
3.26 Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 4.6, the Company Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Voting and Support Agreement, the Merger or any of the transactions contemplated by this Agreement or the Voting and Support Agreement, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. Other than Section 203 of the DGCL, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware or other applicable Laws (each, a “Takeover Statute”) is applicable to the Company, the Voting and Support Agreement, the Merger or any of the transactions contemplated by this Agreement or the Voting and Support Agreement.
3.27 Brokers, Finders and Financial Advisors. Except for the fees set forth on Section 3.27 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement. Prior to the execution of this Agreement, the Company has made available to Parent a complete and accurate copy of all agreements between the Company and any Person pursuant to such Person would be entitled to any such payment.
3.28 No Other Representations. Except as expressly set forth in this Article III, neither the Company nor any of its Subsidiaries has made any representation or warranty, express or implied, to Parent and/or Merger Sub in connection with this Agreement, the Merger or any of the other transactions contemplated hereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby represent and warrant to the Company as follows:
4.1 Organization and Qualification. Each of Parent and Merger Sub is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization and has all requisite corporate power and authority necessary to enable the each to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted.
4.2 Authority; Approvals and Enforceability.
(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other transactions contemplated hereby in accordance with the terms hereof.
(b) Approval. The execution and delivery of this Agreement by the Company and performance by each of Parent and Merger Sub and the performance by each of Parent and Merger Sub of its obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby, authorized by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder; or (iii) the consummation of the Merger.
(c) Enforceability. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations. Immediately following execution and delivery of this Agreement, this Agreement will be adopted by the sole stockholder of Merger Sub.
4.3 Required Filings and Consents;
(a) Non-Contravention. The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the performance by each of Parent and Merger Sub of their respective covenants and agreements under this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement will not, (i) breach, conflict with or violate any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub, (ii) assuming receipt of the government approvals contemplated by Section 4.3(b), conflict with or violate any Laws applicable to Parent or Merger Sub or by which any of their respective properties or assets are bound, or (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Parent or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which the Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties is bound or affected, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not reasonably be expected to prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations in all material respects pursuant to this Agreement.
(b) Requisite Governmental Approvals. The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the performance by each of Parent and Merger Sub of its covenants and agreements under this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the HSR Act, (ii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act and as may be required under the Securities Act, (iii) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, (iv) the filing of the Certificate of Merger or other documents as required by the DGCL and (v) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications, the failure of which to obtain would not reasonably be expected to prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations in all material respects pursuant to this Agreement.
4.4 Certificate of Incorporation and Bylaws. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of Parent and Merger Sub, each as amended to date. Such documents, each as amended to date, are in full force and effect, and neither Parent nor Merger Sub is in violation of its certificate of incorporation, bylaws or other similar organizational document.
4.5 Legal Proceedings; Orders; Disclosure.
(a) Legal Proceedings. There are no material Legal Proceedings (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement) (a) pending against Parent or

Merger Sub or any of their respective properties or assets, or (b) to the knowledge of Parent, threatened against Parent or Merger Sub, or any of their respective properties or assets, in each case, that would reasonably be expected to prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations in all material respects pursuant to this Agreement.
(b) Orders. As of the Agreement Date, neither Parent nor Merger Sub is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations in all material respects pursuant to this Agreement. As of the Agreement Date, there has not been nor are there currently any internal investigations or inquiries being conducted by Parent or Merger Sub or any third party at the request of any of the foregoing concerning any financial, accounting, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.
(c) Proxy Statement; Other Information. None of the written information provided by or on behalf of Parent or its Subsidiaries to be included in the Proxy Statement will, at the time it is filed with the SEC in definitive form, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement that were not supplied in writing by or on behalf of Parent or its Subsidiaries for use therein.
4.6 Ownership of Company Capital Stock. Neither Parent, Merger Sub nor any of their respective Affiliates (nor any of their respective “Associates” as defined in Section 203 of the DGCL) is or has been since during the 3 years prior to the Agreement Date an “interested stockholder” of the Company as defined in Section 203 of the DGCL.
4.7 Brokers, Finders and Financial Advisors. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.
4.8 Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Financing Letters or any agreements or arrangements entered into in connection with the Financing, the Limited Guarantee and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all Liens.
4.9 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger.
4.10 Limited Guarantee. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the duly executed Limited Guarantee. As of the Agreement Date, the Limited Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, subject to the Enforceability Limitations. As of the Agreement Date, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of the Guarantor pursuant to the Limited Guarantee.
4.11 Financing.
(a) Equity Commitment Letter. Parent has delivered to the Company a true, correct and complete copy of a fully executed equity commitment letter of even date herewith (together with all exhibits, annexes, schedules and term sheets attached thereto and as amended, modified, supplemented, replaced or extended from time to time after the Agreement Date, the “Equity Commitment Letter”) from the Guarantor pursuant to which the Guarantor has agreed to make an equity investment in Parent, subject to the terms and conditions therein, in cash in the aggregate amount set forth therein (the “Equity Financing”). The Equity Commitment Letter provides that the Company is an express third-party beneficiary of, and is entitled to specifically enforce performance of the Guarantor’s respective obligations to fund the Equity Financing in accordance with and subject to the terms of the Equity Commitment Letter and, subject in all respects to Section 9.8(a), Parent and the Guarantor will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that there is adequate remedy at law in connection with the exercise of such third-party beneficiary rights.
(b) Debt Commitment Letter. Parent has delivered to the Company a true, correct and complete copy of (i) a fully executed debt commitment letter of even date herewith from the Debt Financing Commitment Sources (together with all exhibits, annexes, schedules and term sheets attached thereto and with the Redacted Fee Letter, in each case as amended, modified, supplemented, replaced or extended from time to time after the Agreement Date, collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Letters”) and (ii) the Redacted Fee Letter, pursuant to which such financial institutions have agreed to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein (being collectively referred to as the “Debt Financing” and, together with the Equity Financing, collectively referred to as the “Financing”).
(c) Validity. As of the Agreement Date, the Financing Letters are in full force and effect and constitute the valid, binding and enforceable obligation of Parent, Merger Sub and the Guarantor, as applicable, and, to the knowledge of Parent, the other parties thereto, enforceable in accordance with their terms (subject to the Enforceability Limitations). As of the Agreement Date, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing contemplated by the Financing Letters, other than the conditions precedent set forth in the Financing Letters and the Redacted Fee Letter (such conditions precedent, the “Financing Conditions”). As of the Agreement Date and assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the Financing contemplated by the Financing Letters will not be available to Parent on the Closing Date. As of the Agreement Date, Parent, Merger Sub and the Guarantor, as applicable, are not in material default or breach under the terms and conditions of the Financing Letters and, to the knowledge of Parent, no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a material default or breach or a failure to satisfy a Financing Condition, in each case on the part of the Parent, Merger Sub or the Guarantor, as applicable. Parent, or an Affiliate thereof on its behalf, has fully paid any and all commitment or other fees and amounts required by the Financing Letters to be paid on or prior to the Agreement Date.
(d) No Amendments. As of the Agreement Date, (i) the Financing Letters have not been amended or modified in any manner, and (ii) the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect by Parent, Merger Sub or any Guarantor or, to the knowledge of Parent, any other party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by Parent, Merger Sub or any Guarantor or, to the knowledge of Parent, any other party thereto (it being understood and agreed that, in connection with any amendment, supplement or modification of the Debt Commitment Letter to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities (or titles with respect to such entities), the aggregate commitments of the Debt Financing Commitment Sources party to the Debt Commitment Letter may be reduced in the amount of such additional party’s commitments).
(e) No Other Arrangements. As of the Agreement Date, other than the Redacted Fee Letter, there are no side letters, understandings or other agreements or arrangements relating to the Financing Letters or the Financing to which Parent or any of its Affiliates is a party that would reasonably be expected to adversely affect the conditionality, availability or amount of, the Financing.
(f) Sufficiency of Financing. The Financing, when funded in accordance with the Financing Letters and assuming satisfaction of the conditions contained in Sections 7.1 and 7.2, will provide Parent and Merger Sub at and as of the Closing Date with sufficient available funds (after netting out original issue discount and similar premiums and charges provided under the Financing Letters and the Redacted Fee Letter), together with cash or cash equivalents held by Parent, Merger Sub and the Company and its Subsidiaries, to consummate the Merger and to make all payments required to be made in connection therewith on the Closing Date, including payment of the aggregate consideration to which the holders of Company Common Stock become entitled pursuant to Section 2.7, the RSU Consideration, the PSU

Consideration, the Option Consideration, the payment of any indebtedness required to be repaid, refinanced, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger (including all indebtedness of the Company Group contemplated to be repaid by the Financing Letters or required by its terms to be repaid, refinanced, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger), and all other amounts to be paid by Parent and Merger Sub pursuant to this Agreement in connection with the Closing and associated costs and expenses of the Merger, in each case payable on the Closing Date (such amounts, collectively, the “Required Amounts”).
(g) No Conditionality. Notwithstanding anything in this Agreement to the contrary, but without expanding or amending the remedies available under Article VIII or Section 9.8, in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent or any Affiliate thereof or any other financing or other transactions be a condition to any of the obligations of Parent or Merger Sub hereunder.
4.12 Stockholder and Management Arrangements. As of the Agreement Date, except for the Voting and Support Agreement, neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder (other than any existing limited partner of any Guarantor or any of its Affiliates), director, officer, employee or other Affiliate of the Company Group (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) such holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) such holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company other than any Guarantor has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.
4.13 Solvency. None of Parent, Merger Sub or any Guarantor is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of any Company Group Member. As of the Effective Time and immediately after giving effect to the Merger (including the payment of the Required Amounts), assuming the accuracy of the representations and warranties set forth in Article III, (a) the amount of the “fair saleable value” of the assets of Parent and its Subsidiaries, taken as a whole, will exceed the amount that will be required to pay the probable liabilities (including contingent liabilities) of Parent and its Subsidiaries, taken as a whole, as such liabilities become absolute and matured; (b) the assets of Parent and its Subsidiaries, taken as a whole, at a fair valuation, will exceed their liabilities (including the probable amount of all contingent liabilities); (c) the Parent and its Subsidiaries, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged; and (d) Parent and its Subsidiaries, taken as a whole, will not have incurred liabilities, including contingent and other liabilities, beyond their ability to pay such liabilities as they mature or become due.
4.14 Exclusivity of Representations and Warranties; Investigation.
(a) No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in any closing certificate delivered pursuant to Section 7.2(d):
(i) none of the Company, its Subsidiaries or any other Person makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;
(ii) no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty relating to the Company Group or any of its businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).
(b) No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and in any closing certificate delivered pursuant to Section 7.2(d), it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:
(i) any representation or warranty, express or implied;
(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or
(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.
Without limiting the foregoing, each of Parent and Merger Sub acknowledge and agree that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article III and in any closing certificate delivered pursuant to Section 7.2(d), neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the Transactions, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions.
(c) Investigation. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, technology, liabilities, results of operations, financial condition and prospects of the Company Group, and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company Group and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company Group.
ARTICLE V
INTERIM OPERATIONS
5.1 Affirmative Obligations. Except (a) as expressly contemplated by this Agreement; (b) as set forth in Section 5.1 of the Company Disclosure Letter; (c) as required by applicable Law; (d) for any reasonable actions taken in good faith to respond to the actual effects of COVID-19 or COVID-19 Measures; or (e) as approved in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time (the “Interim Period”), the Company will, and will cause each of its Subsidiaries to (i) subject to the restrictions and exceptions set forth in Section 5.2 of this Agreement, use reasonable best efforts to carry on its business, in all materials respects, in the ordinary course of business consistent with past practice; and (ii) use its reasonable best efforts to (A) preserve intact its present business, (B) keep available the services of its officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and other

Persons with which it has significant business dealings; provided that notwithstanding anything in this Section 5.1 to the contrary, no action by or failure to act of any Company Group Member in order to comply with the express requirements of any subsection of Section 5.2 shall in and of itself be deemed a breach of this Section 5.1 or any other subsection of Section 5.2.
5.2 Forbearance Covenants of the Company. Except (i) as set forth in Section 5.2 of the Company Disclosure Letter; (ii) as approved in writing in advance by Parent (which approval, except in the case of Sections 5.2(b), 5.2(c), 5.2(d), 5.2(e), 5.2(f), 5.2(l), 5.2(m), 5.2(r), 5.2(v) or 5.2(z) (in the case of Section 5.2(z), to the extent relating to any of the foregoing), will not be unreasonably withheld, conditioned or delayed); (iii) as required by applicable Law; or (iv) as contemplated by the terms of this Agreement, at all times during the Interim Period, the Company will not directly or indirectly, including through any Subsidiary:
(a) propose to adopt any amendments to or amend the Charter, the Bylaws (other than the amendment of the Bylaws contemplated by Section 3.3(a)) or any other similar organizational document of any Company Group Member other than immaterial amendments to such organizational documents of the Company’s Subsidiaries;
(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting restricted stock units, options, warrants, other equity-based commitments, subscriptions, rights to purchase or otherwise) any securities of the Company Group, except for the issuance and sale of shares of common stock pursuant to the exercise or settlement of stock options, restricted stock units or performance stock units outstanding as of the date of this Agreement or pursuant to the current offering period of the ESPP;
(c) acquire or redeem, directly or indirectly, or amend any of the securities of the Company Group, other than planned exercise of Company Options and except for transactions solely between the Company and any of its direct or indirect wholly-owned Subsidiaries or solely among the Company’s wholly-owned Subsidiaries;
(d) other than cash dividends made by any of its wholly owned Subsidiaries to the Company or another of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;
(e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of itself or any of its Subsidiaries (other than the transactions contemplated hereby);
(f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) trade payables and letters of credit issued in the ordinary course of business consistent with past practice and which are identified to Parent prior to Closing and (B) loans or advances to direct or indirect wholly owned Subsidiaries in the ordinary course of business consistent with past practice, (ii) other than in the ordinary course of business consistent with past practice, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person except obligations of any of its direct or indirect wholly owned Subsidiaries, (iii) make any loans, advances or capital contributions to or investments in any other Person, (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon or (v) conduct any of the activities set forth in Section 5.2(f) of the Company Disclosure Letter;
(g) except as may be required by applicable Law or as required pursuant to the terms of any Employee Plan or Non-U.S. Employee Plan existing on the Agreement Date: (i) enter into, adopt, amend, modify, renew or terminate any Employee Plan or any Non-U.S. Employee Plan or any plan, policy, program, agreement, arrangement or Contract that would be an Employee Plan or any Non-U.S. Employee Plan if in existence on the date of this Agreement, (ii) pay any special bonus, remuneration or benefit to any director, officer or employee not required by any plan or arrangement as in effect as of the Agreement Date, (iii) grant, accelerate or modify the period of exercisability or vesting of equity or equity-based compensation awards (or announce or promise to do any of the foregoing), (iv) hire, engage, promote, temporarily layoff, furlough or terminate (other than termination for cause) any employee who is at or above

Level 8 (based upon the Company’s current methodology of employee level classification), (v) accelerate, increase or decrease the compensation, remuneration or benefits of any employee, independent contractor or other service provider whose annual base compensation exceeds $125,000 (or announce or promise to do any of the foregoing), (vi) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor, or (vii) implement or announce any facility closings, employee layoffs, furloughs or other such actions that could implicate WARN;
(h) forgive any loans to any of its employees, officers or directors or any employees, officers or directors of any of its Subsidiaries or Affiliates;
(i) make any deposits or contributions of cash or other property or take any other action to fund or in any other way (through a grantor trust or otherwise) secure the payment of compensation or benefits under any of its Employee Benefit Plans or any Employee Benefit Plans of any of its Subsidiaries, other than deposits and contributions that are required pursuant to the terms of any such Employee Benefit Plans or any Contracts subject to any such Employee Benefit Plans in effect as of the Agreement Date or as required by applicable Law;
(j) enter into, amend, negotiate or extend any Labor Agreement or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;
(k) acquire, sell, lease, license or dispose of any material property or assets in any single transaction or series of related transactions, except for (i) transactions pursuant to Contracts existing on the Agreement Date made available to Parent or that are set forth on the Company Disclosure Letter, (ii) transactions in the ordinary course of business consistent with past practice and not in excess of $500,000 individually, or $1,000,000 in the aggregate, or (iii) sales of inventory in the ordinary course of business consistent with past practice;
(l) except as required to remain in compliance with applicable Law or GAAP, make any material change in any of its accounting principles or practices;
(m) make, change or revoke any material Tax election in a manner inconsistent with past practice, adopt or change any material Tax accounting method or period, file any material amended federal Tax Return, enter into any material “closing agreement” for Tax purposes, surrender any right to claim a material Tax refund, settle or compromise any material Tax liability, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;
(n) (i) enter into any Contract that, if in existence on the Agreement Date, would be a Company IP License or a Material Contract described in Section 3.14(a)(ii) or Section 3.14(a)(iii) (together, the “Company IP Contracts”), amend in any material respect any such Company IP Contract, or grant any release, waiver or relinquishment of any material rights under any such Company IP Contract, (ii) enter into any Contract that, if in existence on the Agreement Date, would be a Material Contract described in Section 3.14(a)(xi), Section 3.14(a)(xii) or Section 3.14(a)(xii) (the “Company Relationship Contracts”), amend in any material respect any such Company Relationship Contract or grant any release or relinquishment of any material rights under any such Company Relationship Contract; or (iii) except in the ordinary course of business consistent with past practice, enter into any Contract that would be a Material Contract not described in sub-clauses (i) or (ii) of this Section 5.2(n), amend in any material respect any such Material Contract, as the case may be, or grant any release or relinquishment of any material rights under any such Material Contract;
(o) enter into any Company Material Real Property Lease, or modify, amend or exercise any right to renew any Company Material Real Property Lease;
(p) fail to maintain or allow to lapse, dispose of or abandon, including by failure to pay the required fees in any jurisdiction, any material Company Intellectual Property used in or held for use in its business, or grant permission to enter into the public domain any material trade secrets included in the Company Intellectual Property;

(q) (i) grant any rights with respect to any of its material Intellectual Property Rights or the material Intellectual Property Rights of any of its Subsidiaries (other than non-exclusive licenses entered in the ordinary course of business consistent with past practice that are ancillary to the provision of products or services), (ii) divest any of its material Intellectual Property Rights or the material Intellectual Property Rights of any of its Subsidiaries, or (iii) modify the standard warranty terms for Company Products or services or materially amend or modify any product or service warranty other than in the ordinary course of business consistent with past practice;
(r) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein;
(s) authorize, incur or commit to incur any capital expenditure(s) that in the aggregate exceeds, in any given fiscal quarter, 110% of the amount set forth in the capital expenditure budget with respect to such fiscal quarter of the Company, as made available to Parent prior to the Agreement Date;
(t) settle or compromise any pending or threatened Legal Proceeding, other than the settlement, or compromise of Legal Proceedings solely involving monetary damages and in amounts not exceeding $500,000 individually or $1,000,000 in the aggregate;
(u) except as required by GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;
(v) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or may be entitled to any brokerage, finder’s or other similar fee or commission (whether in connection with the Transactions or otherwise);
(w) enter into any Contract or other arrangement or understanding that would be required to be disclosed under Item 404(a) of Regulation S-K;
(x) convene any special meeting of their stockholders (or any postponement or adjournment thereof), or propose any matters for consideration and a vote of its stockholders at the Company Stockholder Meeting other than as expressly permitted or required pursuant to this Agreement;
(y) enter into or adopt any “poison pill” or similar stockholder rights plan; or
(z) enter into a Contract to do any of the foregoing, or otherwise make a binding commitment to do any of the foregoing.
5.3 No Solicitation.
(a) No Solicitation or Negotiation. Except as permitted by this Section 5.3, from the Agreement Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause its Subsidiaries and its and their respective officers and directors, and will instruct and use reasonable best efforts to cause each of its other Representatives to cease and cause to be terminated any discussions or negotiations with any Third Person and its Representatives relating to any Acquisition Proposal or Acquisition Transaction that are not expressly permitted by Section 5.3(b), promptly (and in any event, within three (3) Business Days of the Agreement Date) request the prompt return or destruction of all non-public information concerning the Company Group theretofore furnished to any such Person with whom a confidentiality agreement with respect to any Inquiry or offer or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal was entered into prior to the date of this Agreement and will (A) cease providing any further information with respect to the Company or any Acquisition Proposal to any such Third Person or its Representatives; and (B) immediately terminate all access granted to any such Third Person and its Representatives to any physical or electronic data room (or any other diligence access). Except as expressly permitted by Section 5.3(b), from the Agreement Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries will not, will cause their directors and officer not to, and will instruct and use reasonable best efforts to cause their other Representative not to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any Inquiry or offer or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any

Third Person any non-public information relating to the Company Group or afford to any Third Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, in any such case with the intent to induce, or that could reasonably be expected to result in, or in response to, the making, submission or announcement of, or to knowingly encourage, facilitate or assist any Inquiry or offer or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (iii) enter into, engage in, knowingly encourage, continue or otherwise participate in any discussions, communications or negotiations with any Third Person with respect to any Inquiry or offer or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (iv) approve, endorse or recommend any offer or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; or (v) enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement), an “Alternative Acquisition Agreement”); provided that, the Company and its Representatives may contact any Third Person in writing with respect to an Acquisition Proposal solely to clarify any ambiguous terms and conditions thereof.
(b) Superior Proposals. Notwithstanding Section 5.3(a) but subject to compliance with the other provisions of this Section 5.3, until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly, through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company Group to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group pursuant to an Acceptable Confidentiality Agreement to any Person (or its Representatives) that has made or delivered to the Company a bona fide written Acquisition Proposal, and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) with such Acquisition Proposal (in each case, if requested by such Person), in each case with respect to an Acquisition Proposal that was not the result of any breach of Section 5.3; provided, however, that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would be reasonably likely to lead to a Superior Proposal, and the Company Board (or a committee thereof) has determined in good faith (after consultation with its outside legal counsel) that the failure to take the actions contemplated by this Section 5.3(b) would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; and provided further, that the Company will provide to Parent and its Representatives any non-public information that is provided to any Person or its Representatives given such access that was not previously made available to Parent prior to or substantially concurrently with the time it is provided to such Person.
(c) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(d), at no time after the Agreement Date may the Company Board (or a committee thereof):
(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation, in each case, in a manner adverse to Parent in any material respect (it being understood that it shall be considered a modification adverse to Parent in a material respect if (1) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the Company Stockholders within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (2) any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Company Board fails to issue a public press release within ten (10) Business Days of such public announcement providing that the Company Board reaffirms the Company Board Recommendation); (B) adopt, authorize, approve, agree to, accept, endorse, recommend, submit to vote of the Company Stockholders or otherwise declare advisable (or propose to adopt, authorize, approve, agree to, accept, endorse, recommend, submit to vote of the Company Stockholders or otherwise declare advisable) an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within four (4) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two (2) separate occasions); (D) fail to include the Company Board Recommendation in the Proxy Statement; or (E) formally resolve to effect, publicly announce an intention or resolution to, or agree to take any of the foregoing actions (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), (2) public disclosure by the Company of the fact that the Company is in receipt of an Acquisition Proposal, (3) the determination by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal, solely to the extent such determination is not publicly disclosed by the Company, or (4) the delivery by the Company to Parent of any notice contemplated by Section 5.3(d), will constitute a Company Board Recommendation Change; or
(ii) cause or permit the Company Group to enter into an Alternative Acquisition Agreement.
(d) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Prior to obtaining the Requisite Stockholder Approval:
(i) the Company Board (or a committee thereof) may effect a Company Board Recommendation Change of the type described in clauses (A), (C) and (D) of the definition thereof in response to any material event, fact, circumstance, development or occurrence that was (A) not known to, or reasonably foreseeable by, the Company Board as of the Agreement Date but becomes known to the Company Board after the Agreement Date; and (B) does not relate to (a) any Inquiry or offer or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; or (b) the fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the Agreement Date, or changes after the Agreement Date in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (b) may be considered and taken into account) (each such event, an “Intervening Event”), if the Company Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law and if and only if:
(1) the Company has provided prior written notice to Parent at least four (4) Business Days (the “Event Notice Period”) in advance to the effect that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change pursuant to this Section 5.3(d)(i), which notice will specify the basis for such Company Board Recommendation Change, including a description of the Intervening Event in reasonable detail;
(2) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such Event Notice Period, must have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to allow Parent to offer such adjustments to the terms and conditions of this Agreement, the Financing Letters and/or the Guarantee to obviate the need to effect a Company Board Recommendation Change, in response to such Intervening Event and (B) taken into account any adjustments to the terms and conditions of this Agreement, the Financing Letters and/or the Limited Guarantee proposed by Parent and other information provided by Parent in response to the notice described in clause (1) of this Section 5.3(d)(i), in each case, that are offered in writing by Parent, no later than 11:59 p.m. (Eastern time) on the last day of the Event Notice Period, in a manner that would constitute a binding agreement between the parties if accepted by the Company;
(3) following such Event Notice Period, the Company Board (or a committee thereof) (after consultation with its outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement, the Financing Letters and/or the Limited Guarantee) shall have determined in good faith that the failure of the Company Board (or a committee thereof) to make such a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; provided that each time material modifications to the Intervening Event occur, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(i)(3) with respect to such new written notice (it being understood that the “Event Notice Period” in respect of such new written notice will be three (3) Business Days).
(ii) if the Company has received a bona fide Acquisition Proposal that has not been withdrawn, and that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal; or (B) authorize the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal substantially concurrently with the termination of this Agreement; provided, however, that the Company Board (or a committee thereof) shall not take any action described in the foregoing clauses (A) or (B) unless:
(1) the Company Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law;
(2) the Company Group and its Representatives have complied with the requirements of and their obligations pursuant to this Section 5.3;
(3) (i) the Company has provided prior written notice to Parent at least four (4) Business Days in advance (the “Proposal Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a bona fide Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to Section 5.3(d)(ii) absent any revision to the terms and conditions of this Agreement, which notice will specify the basis for such Company Board Recommendation Change or termination, including the identity of the Person or “group” of Persons making such Acquisition Proposal, the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Proposal Notice Period, must have (1) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to allow Parent to offer such adjustments to the terms and conditions of this Agreement, the Financing Letters and/or the Guarantee so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (2) taken into account any adjustments to the terms and conditions of this Agreement, the Financing Letters and/or the Guarantee proposed by Parent and other information provided by Parent during the Proposal Notice Period, in each case, that are offered in writing by Parent, no later than 11:59 p.m. (Eastern time) on the last day of the Proposal Notice Period, in a manner that would constitute a binding agreement between the parties if accepted by the Company; provided, however, that in the event of any material modifications to such Acquisition Proposal (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(ii)(3) with respect to such new written notice (it being understood that the “Proposal Notice Period” in respect of such new written notice will be three (3) Business Days);
(4) following such Proposal Notice Period, including any subsequent Proposal Notice Period as provided in the final proviso of the foregoing Section 5.3(d)(ii)(3), the Company Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement, the Financing Letters and/or the Guarantee and any other information provided by Parent) shall have determined that the Acquisition Proposal continues to be a Superior Proposal and that the failure of the Company Board (or a committee thereof) to make such a Company Board Recommendation Change or to terminate this Agreement would reasonably be expected to continue to be inconsistent with its fiduciary duties pursuant to applicable Law; and

(5) in the event of any termination of this Agreement in order to cause or permit the Company Group to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 8.1(h), including paying the Company Termination Fee in accordance with Section 8.3(b)(iii).
(e) Notice. The Company shall promptly (and, in any event, within forty-eight (48) hours) notify Parent in writing if the Company, any of its Subsidiaries or any of their respective Representatives receives any Inquiry or offer or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or any material revisions to the terms and conditions of any pending Acquisition Proposals, including the identity of the Person making such Inquiry, Acquisition Proposal, offer or proposal, copies of any written materials and documents relating thereto provided to the Company or its Representatives and a summary of the material terms and conditions thereof if not included in written materials and documents. Thereafter, the Company must keep Parent informed, on a reasonably prompt basis (and in any event within forty-eight (48) hours thereafter), with respect to any material changes in the status (and supplementally provide the material terms) of any such Inquiries, Acquisition Proposals, offers or proposals (including any amendments thereto and any new, amended or revised written materials relating thereto provided by or to the Company or its Representatives). The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement subsequent to the Agreement Date which prohibits the Company from complying with this Section 5.3(e).
(f) Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iv) making any disclosure to the Company Stockholders as required by applicable Law, regulation or stock exchange rule or listing agreement; provided, that the Company Board shall publicly reaffirm the Company Board Recommendation in such disclosure and nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.3(d), and any public disclosure (other than any “stop, look and listen” statement) by the Company or the Company Board thereof relating to any determination or other action by the Company Board with respect to any Acquisition Proposal shall be deemed to be a Company Board Recommendation Change unless the Company Board expressly publicly reaffirms the Company Board Recommendation in such disclosure; provided, further, that any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.3(f) must be subject to the terms and conditions of this Agreement and will not limit or otherwise modify the effect, if any, that any such action has under this Agreement or the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 5.3.
(g) Breach by Representatives. The Company agrees that any breach of this Section 5.3 by any of its Representatives, including any failure of such Representatives to comply with the terms of Section 5.3(a), shall be deemed to be a breach of this Agreement by the Company.

ARTICLE VI
ADDITIONAL COVENANTS
6.1 Required Action and Forbearance; Efforts.
(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including subject to Section 6.2), each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts (A) to take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, when required pursuant to Section 2.3, the Merger, including by using reasonable best efforts to:
(i) cause the conditions to the Merger set forth in Article VII to be satisfied;
(ii) (1) obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Merger; and
(iii) using reasonable best efforts to execute and deliver any Contracts and other instruments, including obtaining any consents under Material Contracts (other than Material Contracts related to Indebtedness), that are reasonably necessary to consummate the Merger, in each case, to the extent requested by Parent.
(b) No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement (including subject to Section 6.2), neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, shall, nor shall they cause their respective Subsidiaries to, take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of preventing, impairing or otherwise adversely affecting the ability of such Party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1.
(c) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, no Company Group Member will be required to or will agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.
(d) Antitrust. This Section 6.1 shall not apply to filings under Antitrust Laws, which shall be governed by the obligations set forth in Section 6.2. The covenants of Parent in this Section 6.1 to cause its Subsidiaries to take or not take any action shall apply equally to Guarantor and, solely with respect to any notice, filing or information obligation, its Affiliates.
6.2 Antitrust.
(a) Parent and Company shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all reasonable things necessary and proper under any applicable Laws to consummate and make effective the Merger as promptly as practicable and in any event prior to the Termination Date, including (i) preparing and filing all forms, registrations and notifications to or with any Governmental Authority required to be filed to consummate the Merger, (ii) using reasonable best efforts to satisfy the conditions to consummating the Merger, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, order or approval of, waiver or any exemption by, any Governmental Authority, and (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger. In connection with the foregoing, each of Parent and the Company and their respective Subsidiaries shall (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within ten (10) Business Days following the Agreement Date; and (ii) as promptly as practicable after the Agreement Date make all other notices, filings or applications required under any other Antitrust Laws.

(b) Each of Parent and the Company shall, and shall cause their respective Subsidiaries to, (i) promptly furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any governmental filings, submissions or other documents, including any follow-up request for information in respect of any government filing, submission or other document, subject to the limitations herein; (ii) give the other reasonable prior notice of any such filing, submission or other document and, to the extent reasonably practicable, of any communication with or from any Governmental Authority regarding the Merger. Subject to the limitations herein, each of Parent and Company shall permit the other to review (to the extent not prohibited by applicable Law or by the applicable Governmental Authority) and discuss in advance, and consider in good faith the views, and secure the participation, of the other Party in connection with any such filing, submission, document or substantive communication (but not including routine communications); and (iii) to the extent not prohibited by applicable Law or by the applicable Governmental Authority, furnish to the other copies of all filings, submissions, correspondence and communications with any Governmental Authority. In exercising the foregoing rights, each of the Parties shall act reasonably and as promptly as practicable; provided that materials may be redacted (x) to remove references concerning the valuation of Company; (y) as necessary to comply with contractual arrangements or applicable Laws; and (z) as necessary to address reasonable attorney-client or other privilege concerns. Each Party may also, as it deems advisable or necessary, reasonably designate material provided to the other Party as “Outside Counsel Only Material.” Each of Parent and the Company shall cooperate in providing an appropriate response to any inquiry from a Governmental Authority including informing the other Party as soon as practicable of any such investigation or inquiry, and consulting in advance, to the extent practicable, before making any presentations or submissions to a Governmental Authority. In addition, each of the Parties will give reasonable prior notice to and consult with the other in advance of any meeting, conference or substantive communication with any Governmental Authority in connection with the Transactions and to the extent not prohibited by applicable Law or by the applicable Governmental Authority, not participate or attend any meeting or conference, or engage in any substantive communication, with any Governmental Authority in connection with the Transactions without offering the other Party the possibility to participate, attend or engage in such meetings, conferences or communications, and in the event one Party is prohibited from, or unable to participate, attend or engage in, any such meeting, conference or substantive communication, keep such Party apprised with respect thereto.
(c) Without limiting the generality of Section 6.1(a), Parent shall, and shall cause its Subsidiaries to, take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities, competition authorities of any other nation or other jurisdiction or any other Governmental Authority or Person may assert under any Law with respect to the Transactions, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority or Person with respect to the Transactions, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its Subsidiaries (including the Surviving Corporation) and (y) otherwise taking or committing to take any actions that after the Effective Time would limit the freedom of Parent or its Subsidiaries (including the Surviving Corporation) with respect to, or their ability to retain, one or more of their businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any Order in any Legal Proceeding that would otherwise have the effect of preventing the Closing; provided, however, that neither the Company nor any of its Subsidiaries shall become subject to, or be required to consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order, unless such requirement, condition, understanding, agreement or order is binding only in the event that the Closing occurs. The covenants of Parent in this Section 6.2 to cause its Subsidiaries to take or not take any action shall apply equally to Guarantor and, solely with respect to any notice, filing or information obligation, its Affiliates.
6.3 Proxy Statement and Other Required SEC Filings.
(a) Proxy Statement. Promptly (but in no event later than twenty-five (25) days) following the Agreement Date, the Company will prepare and file with the SEC a preliminary proxy statement relating to the Company Stockholder Meeting (as amended or supplemented, the “Proxy Statement”) (it being understood that the Company will take any action within its control to, as promptly as reasonably practicable, make such filing in advance of such date). Subject to Section 5.3, the Company must include the Company Board Recommendation in the Proxy Statement. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable.
(b) Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and the NYSE. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel.
(c) Other Required Parent Filing. If Parent, Merger Sub or any of their respective Affiliates determines that it is required to file any document with the SEC in connection with the Merger or the Company Stockholder Meeting pursuant to applicable Law (an “Other Required Parent Filing”), then Parent and Merger Sub will, and will cause their respective Affiliates to, promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Merger Sub will cause, and will cause their respective Affiliates to cause, any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent or Merger Sub nor any of their respective Affiliates may file any Other Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company or its counsel.
(d) Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing or any Other Required Parent Filing. If at any time prior to the Company Stockholder Meeting or any such filing, any information relating to the Company Group, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Stockholders.
(e) Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff in response to any staff comments with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.
(f) Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, will advise the other, and supply the other with copies of, promptly after it receives notice thereof, of (i) any receipt of a request by the SEC or its staff for any amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any

Other Required Parent Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith. Without limiting the application of Section 6.3(e), the Company shall use its reasonable best efforts to respond to as promptly as practicable, and resolve, any comments or requests from the SEC or its staff.
(g) Dissemination of Proxy Statement. Subject to applicable law, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable (and the Company will use its reasonable best efforts to have disseminated within five (5) Business Days) following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement.
6.4 Company Stockholder Meeting.
(a) Call of Company Stockholder Meeting. Subject to the provisions of this Agreement, the Company will conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act in a manner to enable the record date for the Company Stockholder Meeting to be set so that the Company Stockholder Meeting can be held promptly following the effectiveness of the Proxy Statement and will take all action necessary in accordance with the DGCL, the Charter, the Bylaws and the rules of the NYSE to establish a record date for (and the Company will not change the record date without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed)), duly call, give notice of, convene and hold the Company Stockholder Meeting as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. Subject to Section 5.3 and unless there has been a Company Board Recommendation Change in compliance with Section 5.3, the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval. Without the prior written consent of Parent, obtaining the Requisite Stockholder Approval, or an advisory vote with respect to “golden parachute” compensation and adjournment shall be the only matters (other than procedural matters) which the Company shall propose to be acted on by the Company Stockholders at the Company Stockholder Meeting.
(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, the Company may (and if requested by Parent on no more than two (2) occasions, shall for a reasonable period of time not to exceed thirty (30) days in the aggregate) postpone or adjourn the Company Stockholder Meeting if (i) there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (ii) to allow reasonable additional time for any supplemental or additional disclosure required to be disseminated to the Company Stockholders to be so disseminated and reviewed by the Company Stockholders, (iii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff or (iv) to allow additional solicitation of votes, if proxies granted by the time of time of the Company Stockholder Meeting are insufficient to obtain the Requisite Stockholder Approval; provided that in no event shall the Company postpone or adjourn the Company Stockholder Meeting more than two times pursuant to clauses (i) or (iv) or for an aggregate period of time in excess of thirty (30) days from the date on which the Company Stockholder Meeting was originally scheduled, in each case without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed). In the event that the date of the Company Stockholder Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), it shall use reasonable best efforts to implement such adjournment or postponement or other delay in such a way that the Company does not establish a new record date for the Company Stockholders Meeting, as so adjourned, postponed or delayed, except as required by applicable Law. Unless this Agreement is validly terminated in accordance with Section 8.1, the Company will submit this Agreement and the Merger to its stockholders at the Company Stockholder Meeting even if the Company Board (or a committee thereof) has effected a Company Board Recommendation Change.

6.5 Financing.
(a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing, including using reasonable best efforts to:
(i) maintain in effect the applicable Financing Letters and, to the extent entered into prior to the Closing, the definitive agreements relating to the applicable Financing (subject to Parent’s or Merger Sub’s right to replace, restate, supplement, modify, assign, substitute, waive or amend the Financing Letters in accordance herewith);
(ii) negotiate and enter into definitive agreements with respect to the Debt Financing on terms and conditions no less favorable to Parent than those contained in the Debt Commitment Letter (or on other terms and conditions that are acceptable to Parent, subject to the Prohibited Financing Modifications);
(iii) satisfy on a timely basis (taking into account the anticipated timing of the Closing) all conditions applicable to (and within control of) Parent and Merger Sub in the applicable Financing Letters and, to the extent entered into prior to the Closing, the definitive agreements relating to the Financing;
(iv) fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Commitment Letter as and when they become due in accordance with the terms of the Debt Commitment Letter;
(v) enforce its rights pursuant to the Debt Commitment Letter, including in the event of a breach by the Debt Financing Source under the Debt Commitment Letter or the definitive agreement with respect to the Debt Financing;
(vi) upon the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to consummate Merger, consummate the Financing and cause the Debt Financing Sources and the Guarantor to fund the Financing at (or substantially concurrently with) the Closing; and
(vii) comply with its obligations under the Financing Letters in accordance with its terms.
(b) Prior to the Closing Date, Parent and Merger Sub shall not, without the prior written consent of the Company, (x) agree to or permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Equity Commitment Letter or (y) subject to the last sentence of this paragraph, agree to or permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Debt Commitment Letter or the Redacted Fee Letter if, in the case of this clause (y) such termination, amendment, supplement, modification or waiver would:
(i) reduce the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount as compared to the fees and original issue discount contemplated by the Debt Commitment Letter on the date of this Agreement unless the amount of the Debt Financing or Equity Financing is increased by a corresponding amount) such that Parent or Merger Sub, as applicable, would not have sufficient available funds necessary to pay the Required Amounts on the Closing Date;
(ii) impose new or additional conditions precedent to the availability of the Debt Financing or expand or amend or modify any of the existing conditions precedent to the Debt Financing, in each case, in a manner that would reasonably be expected to make the funding of the Debt Financing less likely to occur or materially hinder, delay or prevent the Closing;
(iii) otherwise reasonably be expected to materially hinder, delay or prevent the Closing (the foregoing clauses (i) through (iii), collectively, the “Prohibited Financing Modifications”). Notwithstanding the foregoing, any amendment, supplement or modification (1) to add or replace lenders, lead arrangers, bookrunners, syndication agents or other similar entities (or titles with respect to such entities) thereto or (2) contemplated by the terms of the Debt Commitment Letter as of the

Agreement Date, in each case, shall be permitted and shall not require written consent of the Company. Parent shall promptly deliver to the Company copies of any written amendment, modification, supplement, consent or waiver to or under any Debt Commitment Letter promptly upon execution thereof.
(c) Parent shall, upon Company’s reasonable written request, keep the Company informed on a reasonably prompt basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and, upon Company’s reasonable request, provide, to the extent available, to the Company complete, correct and executed copies of the material definitive documents for the Debt Financing. Parent and Merger Sub shall give the Company prompt written notice of:
(i) any material breach, default, termination, cancellation or repudiation by any party to any of the Financing Letters of which Parent or Merger Sub becomes aware;
(ii) the receipt by Parent or Merger Sub of any written notice or other written communication from any Financing Source with respect to any actual or alleged (in writing) material breach, default, termination, cancellation or repudiation by any party to any of the Financing Letters of any provisions of the Financing Letters;
(iii) the occurrence of an event or development that would reasonably be expected to adversely impact the ability of Parent or Merger Sub to obtain all or any portion of the Financing necessary to fund the Required Amount on the Closing Date. Additionally, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence, subject to applicable legal privilege or confidentiality obligations.
(d) If, all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter and such portion is necessary to fund the Required Amount on the Closing Date (after taking into account any available Equity Financing, other committed financing or other sources of cash then available), Parent shall promptly notify the Company in writing and Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain, prior to the Termination Date, alternative debt financing from the same or alternative sources in an amount sufficient, together with the remaining available Financing, to fund the Required Amount on the Closing Date and with terms and conditions (including market “flex” provisions) not less favorable to Parent and Merger Sub (or their respective Affiliates) than the terms and conditions set forth in the Debt Commitment Letter (“Alternative Debt Financing”). Parent shall deliver to the Company true and complete copies of any commitment letters (including related fee letters) with respect to any Alternative Debt Financing (which fee letters may be redacted in a fashion consistent with the Redacted Fee Letter).
(e) Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 6.5 shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (x) seek the Equity Financing from any source other than the Guarantor, or in any amount in excess of that contemplated by the Equity Commitment Letter, (y) incur or pay any fees to obtain a waiver of any term of the Debt Commitment Letter or pay any material fees that are, in the aggregate, in excess of those contemplated by the Equity Commitment Letter or the Debt Commitment Letter (including any market “flex” provisions contained therein) or (z) agree to financing on terms and conditions less favorable to Parent or Merger Sub (or their Affiliates) than the terms and conditions set forth in the Debt Commitment Letter.
(f) For purposes of this Agreement, references to (x) the “Financing” shall include the financing contemplated by the Financing Letters as permitted to be amended, modified, supplemented, waived or replaced by this Section 6.5 and any Alternative Debt Financing, (y) the “Debt Commitment Letter” shall include such documents as permitted to be amended, modified, supplemented, waived or replaced by this Section 6.5 and any commitment letter or other binding documentation with respect to any Alternative Debt Financing and (z) “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, supplemented, waived or replaced by this Section 6.5 and any Alternative Debt Financing.

(g) For the avoidance of doubt, compliance by Parent and Merger Sub with this Section 6.5 shall not relieve Parent or Merger Sub of their obligations to consummate the transactions contemplated by this Agreement whether or not the Financing is available. The Parties acknowledge and agree that all obligations of Parent relating to its efforts to obtain the Financing shall be governed exclusively by this Section 6.5
6.6 Cooperation With Debt Financing.
(a) Prior to the Closing Date, the Company shall use its reasonable best efforts to, and shall cause its Subsidiaries to and use its reasonable best efforts to cause its and their respective Representatives to, use reasonable best efforts to provide to Parent and Merger Sub, in each case at Parent’s sole cost and expense but subject to the Reimbursement Obligations, such necessary, advisable or customary cooperation as is reasonably requested by Parent in connection with the arrangement of the Debt Financing, including:
(i) causing senior management of the Company, with appropriate seniority and expertise, to assist in preparation for and participate in a reasonable number of investor and lender meetings (including a reasonable and limited number of one-on-one meetings and calls that are requested in advance with or by the parties acting as lead arrangers or agents for, and prospective lenders of, the Debt Financing), presentations, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies in connection with the Debt Financing at reasonable times and locations mutually agreed (such agreement not to be unreasonably withheld, conditioned or delayed), and assisting Parent in obtaining ratings in connection with the Debt Financing;
(ii) (A) providing assistance with the preparation by Parent and the Debt Financing Sources of materials for rating agency presentations, bank information memoranda syndication memoranda, lender presentations and other customary marketing documents required in connection with the Debt Financing and (B) providing customary authorization letters with respect to the Company authorizing the distribution of information to prospective lenders and investors (including customary 10b-5 and material non-public information representations);
(iii) cooperating reasonably with the Debt Financing Sources’ due diligence, to the extent customary and reasonably requested;
(iv) assisting Parent in connection with Parent’s preparation of pro forma financial statements of the Company and its Subsidiaries of the type necessary or reasonably requested by the Debt Financing Sources to be included in any bank information memoranda or other customary marketing materials, including by providing such financial and other pertinent information regarding the Company and its Subsidiaries and their respective businesses; provided that neither the Company nor any of its Subsidiaries or Representatives shall be required to provide any information or assistance relating to (A) the proposed debt and equity capitalization that is required for such pro forma financial information or assumed interest rates and fees and expenses relating to such debt and equity capitalization, (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing or (C) any information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company;
(v) (A) assisting in the preparation, execution and delivery of definitive financing documents, including any credit agreement, notes, guarantee and collateral documents, pledge and security documents, customary closing certificates and documents and back-up therefor and for legal opinions in connection with the Debt Financing (including executing and delivering a solvency certificate from the chief financial officer or treasurer (or other comparable officer) of the Company (in the form attached as Exhibit D to the Debt Commitment Letter)) and other customary documents as may reasonably be requested by Parent or the Debt Financing Sources and (B) facilitating the pledge of, grant of security interests in and obtain perfection of any liens on collateral in connection with the Debt Financing, including taking actions reasonably requested by Parent and Merger Sub necessary or advisable to permit the Debt Financing Sources and their advisors and consultants to evaluate and appraise the Company Group’s inventory, current assets, equipment, real estate, intellectual property and cash management systems for the purpose of establishing collateral arrangements (including sufficient access to allow such Debt Financing Sources to complete field exams and conduct inventory, real estate and intellectual property appraisals); provided that, except in the case of customary authorization letters as contemplated by Section 6.6(a)(ii), (I) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing, (II) the effectiveness thereof shall be conditioned upon, or become operative as of or after, the occurrence of the Closing and (C) no liability shall be imposed on the Company or any of its Subsidiaries or any of their respective officers or employees involved prior to the Closing Date; and
(vi) providing all documentation and other information about the Company and its Subsidiaries as is reasonably requested under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) and the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018) and providing a certification regarding beneficial ownership required by 31 C.F.R. § 1010.230, in each case, at least four (4) Business Days prior to the Closing Date to the extent requested in writing at least nine (9) Business Days prior to the Closing Date;
(vii) delivering notices of prepayment within the time periods required by the Credit Agreement and obtaining the Pay-Off Letters and the Credit Agreement Terminations to be delivered at the Closing, giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all Indebtedness required to be repaid at the Closing and release of all Liens and guarantee obligations in connection therewith and cooperating in the replacement, backstop or cash collateralization of any outstanding letters of credit issued for the account of the Company or any of its Subsidiaries; and
(viii) taking all corporate, limited liability company, partnership or other similar actions reasonably requested by Parent or any Debt Financing Sources to permit the consummation of the Debt Financing; provided that no such actions shall be required to be effective prior to the Closing;
provided, that:
(A) in no event shall the Company or any of its Subsidiaries be required to provide any such cooperation to the extent it interferes unreasonably with the ongoing operations of the Company and its Subsidiaries;
(B) no obligation of the Company or any of its Subsidiaries or any of their respective Representatives on account of the Debt Financing shall be effective until the Closing Date (excluding in connection with any authorization letters referred to in clause (iii) above);
(C) in no event shall the Company or any of its Subsidiaries be required to pay any commitment or other fee, enter into any definitive agreement (excluding in connection with any authorization letters referred to in clause (iii) above) or agree to provide any indemnity (that is not being indemnified pursuant to the Reimbursement Obligations) in connection with the Financing that is effective, prior to the Closing Date;
(D) nothing in this Section 6.6 shall require any action that would conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any applicable Laws or result in, prior to the Closing Date, the contravention of any Material Contract to which the Company or its Subsidiaries is a party;
(E) neither the Company or its Subsidiaries nor any Persons who is a director, officer or employee of the Company or its Subsidiaries shall be required to (x) pass resolutions or consents (except those which are subject to the occurrence of the Closing passed by directors or officers continuing in their positions following the Closing) or (y) execute any document (excluding the authorization letter referred to in clause (iii) above) or Contract prior to the occurrence of the Closing in connection with the Debt Financing;
(F) none of the Company or its Subsidiaries or any of their respective Representatives shall be required to disclose or provide any information in connection with the Financing, the disclosure of which, in the judgement of the Company, is subject to attorney-client privilege or could result in the disclosure of any trade secrets or the violation of any confidentiality obligation; provided that the Company or such Subsidiary shall use reasonable best efforts to provide an alternative means of disclosing or providing such information, and in the case of any confidentiality obligation, Company shall, to the extent permitted by such confidentiality obligations, notify Parent if any such information that Parent, Merger Sub or any Debt Financing Source has specifically identified and requested is being withheld as a result of any such obligation of confidentiality;
(G) none of the Company or its Subsidiaries or any of their respective Representatives shall be required to deliver any legal opinion in connection with the Debt Financing;
(H) none of the Company or its Subsidiaries or any of their respective Representatives shall be required to take any action that would cause the Company or any of its Subsidiaries to breach any representation, warranty, covenant or agreement in this Agreement; and
(I) none of the Company or its Subsidiaries or any of their respective Representatives shall be required to take any action that would reasonably be expected to cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur personal liability.
Parent shall, in the event the Closing shall not occur, (x) promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including (A) reasonable and documented attorneys’ fees and (B) reasonable and documented fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 6.6(a) (it being understood that the reimbursement set forth in this paragraph shall not apply to any fees, costs and expenses incurred by, or on behalf of, the Company in connection with its ordinary course financial reporting requirements); and (y) indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing (including the performance of their respective obligations under this Section 6.6) and any information used in connection therewith, in each case other than to the extent any of the foregoing was suffered or incurred as a result of (I) fraud, bad faith, gross negligence or willful misconduct or (II) information provided by or on behalf of the Company, any of its Subsidiaries or any of their respective Representatives (collectively, the “Reimbursement Obligations”).
(b) The Company agrees to provide, and shall cause its Subsidiaries and Affiliates to, and cause its and their respective Representatives to provide, to Parent, Merger Sub and the Debt Financing Source, the Required Financial Information in accordance with the terms set forth in the in the definition thereof, as promptly as practicable following the Agreement Date;
(c) The Company hereby consents to the use of its logos solely in connection with the Financing; provided that Parent and Merger Sub shall ensure that such logos are used solely (i) in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company’s reputation or goodwill, (ii) in connection with a description of the Company, its business and products or the Merger and (iii) in a manner that will comply with the Company’s usage requirements to the extent made available to Parent prior to the date of this Agreement.
(d) Parent and Merger Sub acknowledge and agree that (i) the obtaining of the Financing, or any Alternative Debt Financing, is not a condition to Closing and (ii) a material breach of this Section 6.6 will only constitute a material breach of the Company for purposes of Section 7.2 if (x) Parent has provided the Company with notice in writing of such breach (with reasonable specificity as to the basis for any such breach) and the Company has failed to cure such breach (to the extent such breach can be cured) within ten (10) days following such notice and (y) such breach is a proximate and substantial cause of the Debt Financing not being consummated.
6.7 Anti-Takeover Laws. Each of Parent and the Company and the Company Board (and any committee empowered to take such action, if applicable) will (a) take all actions within their power to ensure that no Takeover Statute is or becomes applicable to this Agreement, the Voting and Support Agreement, the Merger or

any of the transactions contemplated by this Agreement or the Voting and Support Agreement; and (b) if any Takeover Statute becomes applicable to this Agreement, the Voting and Support Agreement, the Merger or any of the transactions contemplated by this Agreement or the Voting and Support Agreement, take all action within their power to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.
6.8 Access. At all times during the Interim Period, the Company will afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company Group, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law (including COVID-19 Measures) requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which any Company Group Member is a party or otherwise bound would violate or cause a material default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets of third Persons; or (e) relates to the activities of the Company pursuant to Section 5.3(b), except to the extent required to be provided pursuant to Sections 5.3(d) and 5.3(e); provided that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company shall reasonably cooperate with Parent to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate any of clauses (a) through (e). Without limiting the generality of this Section 6.8, from the Agreement Date until the Effective Time, the Company will use its reasonable best efforts to promptly furnish to the Parent (i) monthly financial statements of the Company Group, including an unaudited balance sheet, income statement and statement of cash flows for each month through the Closing Date, as it may prepare for management’s internal use, (ii) the cash balance of the Company Group as of the end of each calendar week, (iii) monthly cash forecasts for the Company Group and (iv) any update to the financial outlook of the Company Group for the calendar month, fiscal quarter or the balance of the fiscal year as it may prepare for management’s internal use. Any investigation conducted pursuant to the access contemplated by this Section 6.8 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company Group (including the activities of the Company pursuant to Section 5.3(b)). Any access to the properties of the Company Group will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8. References to “Parent” in this Section 6.8 shall be deemed to include the Debt Financing Sources.
6.9 Section 16(b) Exemption. During the Interim Period, the Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.
6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.
(a) From and after the Effective Time, the Surviving Corporation and Parent shall, to the fullest extent permitted by applicable Laws, as now or hereafter in effect: (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the Effective Time will be, serving as a director or officer of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of any Company Group Member (collectively, the “Covered Persons”) in connection with any D&O Claim and any losses, claims, damages, liabilities, judgments, fines, penalties, amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) and out-of-pocket attorneys’ fees and all other out-of-pocket costs relating to or resulting from such D&O Claim. In addition, from and after the Effective Time, each of the Surviving Corporation and Parent shall advance costs and expenses (including attorneys’ fees) as incurred by any Covered Person in connection with any D&O Claim after receipt by Parent of a written request for such advance to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined (after exhausting all available appeals) that such Person is not entitled to indemnification. Any Covered Person wishing to claim indemnification under this Section 6.10, upon learning of any claim, action or proceeding in respect of which such indemnification will be sought, shall notify Parent thereof in writing; provided, that the failure to so notify the Surviving Corporation shall not affect the indemnification obligations of the Surviving Corporation or Parent under this Section 6.10(a), except to the extent such failure to notify materially prejudices the Surviving Corporation or Parent. In the event of any such D&O Claim, Parent and the Surviving Corporation shall cooperate with the Covered Person in the defense of any such D&O Claim. All rights to the indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a director or officer of the Company or any of its Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, successors, executors and personal and legal representatives.
(b) For not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, limitations on liability of Covered Persons, indemnification of and advancement of expenses to Covered Persons than are set forth as of the Agreement Date in the Charter and the Bylaws. Notwithstanding anything herein to the contrary, if any D&O Claim (whether arising before, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 6.10(b) shall continue in effect until the final disposition of such D&O Claim. Following the Effective Time, the indemnification Contracts, if any, in existence on the Agreement Date with any of the Covered Persons shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms.
(c) At the Company’s option, prior to the Effective Time, the Company may purchase (and pay in full the aggregate premium for) a six (6)-year prepaid “tail” insurance policy (which policy by its express terms shall survive the Merger) of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the covered individuals as the Company Group’s existing directors’ and officers’ insurance policy or policies with a claims period of six (6) years from the Effective Time for D&O Claims arising from facts, acts, events or omissions that occurred on or prior to the Effective Time; provided that the premium for such tail policy shall not exceed three hundred percent (300%) of the aggregate annual amounts currently paid by the Company Group for such insurance (such amount being the “Maximum Premium”). If the Company fails to obtain such tail policy prior to the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, obtain such a tail policy; provided, however, that the premium for such tail policy shall not exceed the Maximum Premium; provided, further, that if such tail policy cannot be obtained or can be obtained only by paying aggregate annual premiums in excess of the Maximum Premium, Parent, the Company and/or the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Maximum Premium. Parent and the Surviving Corporation shall cause any such policy (whether obtained by Parent, the Company or the Surviving Corporation) to be maintained in full force and effect, for its full term, and Parent shall cause the Surviving Corporation to honor all its obligations thereunder.
(d) In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) sells all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.10.
(e) The obligations under this Section 6.10 shall not be terminated or modified in any manner that is adverse to any Covered Persons (and their respective successors and assigns), it being expressly agreed that each Covered Person (including their respective successors and assigns) shall be a third-party beneficiary of this Section 6.10(e). In the event of any breach by the Surviving Corporation or Parent of this Section 6.10(e), the Surviving Corporation shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 6.10(e) as such fees are incurred, upon the written request of such Covered Person.

6.11 Employee Matters.
(a) For a period commencing at the Effective Time and ending on December 31, 2022 (or, if sooner, on the date of termination of employment of the relevant Continuing Employee), Parent shall provide, or cause to be provided, to each Continuing Employee, (i) base salary and base wages that are no less favorable than that in effect immediately prior to the Effective Time, and (ii) other compensation and employee benefits (excluding equity or equity-based, long-term incentives, defined benefit pension, severance, nonqualified deferred compensation and retiree or post-termination welfare benefits or compensation, the “Excluded Benefits”) that are substantially comparable in the aggregate to the employee benefits (excluding the Excluded Benefits) provided to such Continuing Employees immediately prior to the Effective Time pursuant to the Employee Plans set forth on Section 3.16(a) of the Company Disclosure Letter. From a period commencing at the Effective Time through December 31, 2022 (or, if earlier the date of termination), Parent shall, and shall cause the Surviving Company, to provide Continuing Employees with severance benefits that are consistent with the description set forth in Section 6.11(a) of the Company Disclosure Letter, subject to the terms and conditions of the applicable severance policy.
(b) Parent agrees that all Continuing Employees shall be eligible to continue to participate in the Surviving Corporation’s or a Subsidiary’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate under the analogous health and welfare benefits plans of the Company or a Subsidiary immediately prior to the Effective Time); provided, however, that (i) nothing in this Section 6.11 or elsewhere in this Agreement shall limit the right of Parent, its Affiliates or the Surviving Corporation to amend, modify or terminate, in accordance with its terms, any benefit or compensation plan, policy, program, agreement, Contract or arrangement at any time assumed, established, sponsored or maintained by any of them, and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan in the plan year in which the Effective Time occurs, then the Continuing Employees shall be eligible to participate in the Surviving Corporation’s (or a Subsidiary’s) health and welfare benefit plans to the extent that coverage under such plans is replacing analogous coverage under an Employee Plan in which such Continuing Employee participated immediately before the Effective Time. To the extent that service is relevant under any 401(k) plan or other health and welfare benefit plan of Parent or Subsidiary of Parent and/or the Surviving Corporation, then Parent shall ensure that such benefit plan shall, for purposes of eligibility to participate and vesting, credit Continuing Employees for their years of service prior to the Effective Time with the Company Group or their respective predecessors; provided that, no credit for any service will be required that would result in duplication of benefits and such credit shall only be given to the same extent that such service was recognized prior to the Effective Time under the corresponding benefit plan of a Company Group Member. Nothing in this Section 6.11 or elsewhere in this Agreement shall be construed to create a right in any Person to employment, engagement or service or any right to continued employment, engagement or service with Parent, the Surviving Corporation or any other Affiliate of the Surviving Corporation for any specific period.
(c) With respect to any group medical or welfare plan maintained by Parent or its Subsidiaries in which the Continuing Employees participate following the Effective Time and in the plan year in which the Effective Time occurs, Parent shall, and shall cause the Surviving Corporation and any of its Subsidiaries to use reasonable best efforts to (i) cause there to be waived any eligibility requirements or pre-existing condition limitations or waiting period requirements under any such group health or welfare plans to the same extent waived or satisfied under any corresponding Employee Plan of a Company Group Member in which such Continuing Employee participated immediately prior to the Effective Time, and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations under such group health or welfare plans in the plan year in which the Effective Time occurs, to amounts paid by such Continuing Employees during the portion of the year prior to the Effective Time under the Employee Plans maintained by a Company Group Member.
(d) The provisions of this Section 6.11 are solely for the benefit of the Parties, and no provision of this Section 6.11 is intended to, or shall, constitute the establishment or adoption of or an amendment to any Employee Plan or any Non-U.S. Employee Plan for purposes of ERISA or otherwise, or give any Continuing Employee any right to continued employment, and no current or former employee or any other individual associated therewith or any other Person (other than the Parties) shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof.

6.12 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.
6.13 Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will be a joint press release reasonably acceptable to Parent and the Company. At all times during the Interim Period, the Company (other than with respect to the portion of any communication relating to a Company Board Recommendation Change in compliance with Section 5.3), on the one hand, and Parent and Merger Sub, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger or the other transactions contemplated by this Agreement, except that (x) Parent and the Company will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable law, regulation or stock exchange rule or listing agreement; (ii) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party); or (iii) solely to the extent related to a Superior Proposal or Company Board Recommendation Change in compliance with Section 5.3 and (y) Parent will not be obligated to engage in such consultation with respect to communications that are disclosures or communications by Parent, Merger Sub and their Affiliates to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions.
6.14 Transaction Litigation. At all times during the Interim Period, the Company will provide Parent with prompt written notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate (at Parent’s expense) in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, delayed or conditioned). For purposes of this Section 6.14, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above. For the avoidance of doubt, any Legal Proceeding related to Dissenting Company Shares will be governed by Section 2.7(c).
6.15 Stock Exchange Delisting; Deregistration. At all times during the Interim Period, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of the NYSE to cause (a) the delisting of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.
6.16 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.
6.17 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL.

6.18 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.
6.19 Treatment of Certain Indebtedness. Prior to the Effective Time, the Company shall (a) deliver (or cause to be delivered) notices of prepayment and/or termination of the Credit Agreements (which notices may be conditioned upon the consummation of the Closing and other transactions contemplated hereunder (including the Debt Financing)) within the time periods required by the Credit Agreement; (b) take all other actions required to facilitate the repayment of the accrued Liabilities owing, and termination of the commitments, under the Credit Agreements and the release of any Liens (including any Liens granted against the Company Registered Intellectual Property) and termination of all guarantees granted in connection therewith, in each case on the Closing Date subject to the delivery of funds arranged by Parent and the occurrence of the Effective Time (the “Credit Agreement Terminations”) and (c) use reasonable best efforts to obtain executed pay-off letters (in form and substance reasonably satisfactory to Parent) (the “Pay-Off Letters”) from the Administrative Agent in respect of the Credit Agreements at least one (1) Business Day prior to Closing and use reasonable best efforts to obtain and furnish Parent with a draft of such Pay-Off Letters not fewer than five (5) Business Days prior to the contemplated Effective Time. Notwithstanding anything to the contrary herein, (x) in no event shall this Section 6.19 require the Company or any of its Subsidiaries to cause any Credit Agreement Terminations unless the Closing shall have occurred and (y) Parent shall provide, or cause to be provided, all funds required to effect any Credit Agreement Terminations.
6.20 Resignations. The Company shall use reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time, effective upon the Effective Time.
6.21 Section 280G. No later than thirty (30) days following the the date of this Agreement, the Company shall provide Parent with a report from an outside independent public accounting firm or Section 280G advisory or consulting firm (x) setting forth its calculations performed in accordance with Section 280G of the Code with respect to each service provider of the Company who is a “disqualified individual” (as defined in Section 280G(c) of the Code), including all worksheets relating to the calculations, and (y) which identifies any potential payments which would be treated as “excess parachute payments” (as defined in Section 280G(b) of the Code) with respect to each such individual.
6.22 Certification. The Company shall deliver to Parent an affidavit stating that the Company is not and has not within the applicable statutory holding period been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulations Section 1.897-2(h), together with an accompanying notice to the IRS; provided, that the only remedy for any failure of the Company to comply with the covenant included in this Section 6.22 shall be for an applicable withholding agent to make any withholding that is required by applicable Law as a result of the such failure, as provided in Section 2.13 of this Agreement.
ARTICLE VII
CONDITIONS TO THE MERGER
7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the Effective Time of each of the following conditions:
(a) Requisite Stockholder Approval. The Company shall have received the Requisite Stockholder Approval at the Company Stockholder Meeting.
(b) HSR Act and Other Antitrust Laws. The applicable waiting period under the HSR Act shall have expired or been terminated and any other approvals, clearances or expirations of waiting periods under any other Antitrust Laws set forth on Section 7.1(b) of the Company Disclosure Letter shall have been obtained or deemed obtained as a result of the expiry of applicable waiting periods.

(c) No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction preventing the consummation of the Merger will be in effect, nor will any action have been taken by any Governmental Authority of competent jurisdiction, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger, that in each case prohibits, makes illegal, or enjoins the consummation of the Merger.
7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:
(a) Representations and Warranties.
(i) Other than the representations and warranties listed in clauses (ii), (iii) and (iv) in this Section 7.2(a), the representations and warranties of the Company set forth in Article III will be true and correct (without giving effect to any materiality, Company Material Adverse Effect or similar qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not, individually or in the aggregate, have a Company Material Adverse Effect;
(ii) the representations and warranties set forth in Sections 3.1, Section 3.2, clause (i) of Section 3.3(a) and Section 3.27 that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date);
(iii) the representations and warranties set forth in Section 3.10(b)(i) will be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date; and
(iv) the representations and warranties set forth in Section 3.5(a) and Section 3.5(b), the first sentence of Section 3.5(c) and the first and second sentence of Section 3.5(d) (solely with respect to the Company and not any Subsidiary) will be true and correct as of the Closing Date (in each case (A) without giving effect to any Company Material Adverse Effect or other materiality qualifications; and (B) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failure to be so true and correct would not reasonably be expected to result in additional cost, expense or liability to any of the Company, Parent and their Affiliates, individually or in the aggregate, that is more than $1,000,000.
(b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.
(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing.
(d) Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except for (i) any failure to be so true and correct that would not, individually or in the aggregate, reasonably be expected to prevent or materially impair, interfere with, hinder or delay the ability of Parent or Merger Sub to perform their respective obligations under, or to consummate the transactions contemplated by, this Agreement; and (ii) those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date, except for any failure to be so true and correct that would not, individually or in the aggregate, reasonably be expected to prevent or materially impair, interfere with, hinder or delay the ability of Parent or Merger Sub to perform their respective obligations under, or to consummate the transactions contemplated by, this Agreement.
(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.
(c) Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
8.1 Termination. This Agreement may be validly terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):
(a) at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;
(b) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable or (ii) any statute, rule or regulation has been enacted, entered or enforced against the Parties by a Governmental Authority of Competent Jurisdiction that prohibits, makes illegal or enjoins the consummation of the Merger; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order in accordance with Sections 6.1 and 6.2; provided, further, neither Parent nor the Company may terminate this Agreement pursuant to this Section 8.1(b) unless it is in material compliance with its obligations under Sections 6.1 and 6.2;
(c) by either Parent or the Company, at any time on or after 11:59 p.m., Eastern time, on May 14, 2022 (the “Termination Date”), whether prior to or after the receipt of the Requisite Stockholder Approval, unless the Effective Time has occurred prior to such time; it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) Parent if the Company has perfected its right to terminate this Agreement pursuant to Section 8.1(i); and (ii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement and it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for all purposes of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (B) the failure of the Effective Time to have occurred prior to the Termination Date;
(d) by either Parent or the Company, at any time prior to the Effective Time, if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger;
(e) by Parent (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.2 to be satisfied, except that if such breach is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Company Breach Notice Period”), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if (i) such breach has been cured within the Company Breach Notice Period or (ii) the Company has the valid right to terminate this Agreement pursuant to Section 8.1(g);
(f) by Parent, if at any time prior to receipt of Company Stockholder Approval (i) the Company Board (or a committee thereof) has effected a Company Board Recommendation Change or (ii) the Company, its Affiliates or any of their respective Representatives acting on behalf of either the Company or its Affiliates shall have Willfully Breached the obligations under Section 5.3;
(g) by the Company (whether prior to or after the receipt of the Requisite Stockholder Approval), if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that if such breach is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Parent Breach Notice Period”), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if (i) such breach has been cured within the Parent Breach Notice Period or (ii) Parent has the valid right to terminate this Agreement pursuant to Section 8.1(e);
(h) by the Company, at any time prior to receiving the Requisite Stockholder Approval, if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal in accordance with Section 5.3; (iii) the Company has complied in all material respects with its obligations under Section 5.3; and (iv) substantially concurrently with such termination the Company pays the Company Termination Fee due to Parent in accordance with Section 8.3(b); or
(i) by the Company, at any time prior to the Effective Time, if (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been, and continue to be, satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) or, to the extent permitted by Law, waived; (B) Parent and Merger Sub shall have failed to consummate the Merger by the time the Closing was required to occur under Section 2.3; (C) the Company has irrevocably notified Parent in writing that, if Parent performs its obligations hereunder and the Equity Financing contemplated by the Equity Commitment Letter and the Debt Financing (if any) is funded, the Company stands ready, willing and able to consummate, and will consummate, the Merger; (D) the

Company shall have given Parent written notice at least five (5) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i); and (E) the Merger shall not have been consummated by the end of such five (5) Business Day period.
8.2 Manner and Notice of Termination; Effect of Termination.
(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated.
(b) Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party (including, with respect to Parent and Merger Sub, any Non-Recourse Parent Party)) to the other Parties, as applicable, except that Section 6.13, this Section 8.2, Section 8.3 and Article IX (other than Section 9.8(b)) will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing but subject to Section 8.3(f), nothing in this Agreement will relieve either Party from any liability for any actual and intentional fraud or Willful Breach of this Agreement prior to its termination. In the event of termination of this Agreement, the Debt Financing Sources will have no liability to the Company, any of its Affiliates or any of its or their direct or indirect equityholders hereunder or otherwise relating to or arising out of the Merger or any Debt Financing (including for any Willful Breach). In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement or the Guarantee, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.
8.3 Fees and Expenses.
(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Except to the extent otherwise provided in Section 2.10(e), Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, real property transfer and other similar Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Merger.
(b) Company Payments.
(i) If (A) this Agreement is validly terminated pursuant to (x) Section 8.1(c) or Section 8.1(d) or (y) by Parent pursuant to Section 8.1(e) (each, an “Applicable Termination”); (B) following the execution and delivery of this Agreement and prior to an Applicable Termination, an Acquisition Proposal has been publicly announced or disclosed and not irrevocably withdrawn or otherwise irrevocably abandoned; and (C) within twelve (12) months following such Applicable Termination, an Acquisition Transaction is consummated or the Company enters into a definitive agreement with respect to an Acquisition Transaction, then the Company will substantially concurrently with the earlier of the execution of the definitive agreement and the consummation of such Acquisition Transaction, pay to Parent an amount equal to $9,140,000 (the “Company Termination Fee”), in accordance with the payment instructions which have been provided to the Company by Parent as of the Agreement Date, or as further updated by written notice by Parent from time to time. For purposes of this Section 8.3(b)(i), all references to “20%” and “80%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”
(ii) If this Agreement is validly terminated pursuant to Section 8.1(f) or Section 8.1(e), then the Company must promptly (and in any event within five (5) Business Days) following such termination pay to Parent the Company Termination Fee.
(iii) If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must prior to or substantially concurrently with such termination pay to Parent the Company Termination Fee.

(c) Parent Payment. If this Agreement is validly terminated pursuant to (x) Section 8.1(c) at a time when the Company could otherwise terminate pursuant to Section 8.1(g) or Section 8.1(i) (assuming for this purpose there was no Parent Breach Notice Period or other notice requirement or passage of time required in each such section as a predicate to such termination right), (y) Section 8.1(g), or (z) Section 8.1(i), then Parent must promptly (and in any event within five (5) Business Days) following such termination pay to the Company $24,375,000 in cash (the “Parent Termination Fee”) in accordance with the payment instructions which have been provided to Parent by the Company as of the Agreement Date, or as further updated by written notice by the Company from time to time.
(d) Single Payment Only. The Parties acknowledge and agree that in no event will the Company or Parent, as applicable, be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee, or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.
(e) Integral. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement.
(f) Sole and Exclusive Remedy.
(i) If this Agreement is terminated pursuant to Section 8.1, and subject to the Cap, the Company’s receipt of the Parent Termination Fee (if payable) and the Reimbursement Obligations will be the sole and exclusive remedy for money damages of the Company and the Company Related Parties against the Parent Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any breach, termination or failure. Other than the Parent Termination Fee and the Reimbursement Obligations, and subject to the Cap, none of the Parent Related Parties will have any further liability or obligation to any of (A) the Company and its Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company and its Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby for any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreement and this Section 8.3(f), as applicable). In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of $24,375,000 (the “Cap”) hereunder against (A) Parent, Merger Sub or the Guarantor; or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Debt Financing Sources, Affiliates (other than Parent, Merger Sub or the Guarantor), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and the Guarantor (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”), and in no event will the Company be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, other than, and subject to the Cap, the Parent Termination Fee and the Reimbursement Obligations, in each case, if and when payable hereunder against the Parent Related Parties for, or with respect to, this Agreement, the Financing Letters, the Guarantee or the transactions contemplated hereby and thereby (including, any breach by any Guarantor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure. Other than the Guarantor’s obligations under the Guarantee and the Equity Commitment Letter and other than the obligations of Parent and Merger Sub to the extent expressly provided in this Agreement, in no event will any Parent Related Party or any other Person other than any Guarantor, Parent and Merger Sub have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Merger.

(ii) Subject to the last sentence of this Section 8.3(f)(ii), if this Agreement is terminated pursuant to Section 8.1, Parent’s receipt of the Company Termination Fee (if payable) will be the sole and exclusive remedy of Parent, Merger Sub, the Guarantor and the Parent Related Parties against the Company Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any breach, termination or failure. Subject to the last sentence of this Section 8.3(f)(ii), other than the Company Termination Fee, none of the Company Related Parties will have any further liability or obligation to any of Parent, Merger Sub, the Guarantor, or the Parent Related Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby for any matters forming the basis of such termination. Subject to the last sentence of this Section 8.3(f)(ii), Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 8.3(b) will be the only damages of Parent and Merger Sub and each of their respective Affiliates may recover from Company Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure, and (1) none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreement and Section 8.3(e), as applicable); and (2) none of Parent, Merger Sub or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.3(a) and Section 8.3(e), as applicable). Notwithstanding the foregoing, this Section 8.3(f)(ii) will not relieve the Company Group from liability (1) for any actual and intentional fraud or Willful Breach of this Agreement or (2) for any breaches of the Confidentiality Agreement.
(iii) Each of the parties hereto acknowledges that the Company Termination Fee and the Parent Termination Fee, do not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.
(g) Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 8.3(f), it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.8(a), except that, although the Company, in its sole discretion, may determine its choice of remedies hereunder, and pursue, in the alternative, both a grant of specific performance in accordance with, but subject to the limitations of, Section 9.8(a) (and, if the Company elects, doing so concurrently with seeking monetary damages and/or payment of the Parent Termination Fee), under no circumstances will the Company be permitted or entitled to receive both specific performance of the type contemplated by Section 9.8(a), on the one hand, and payment of the Parent Termination Fee as and when due, pursuant to this Section 8.3, on the other hand.
8.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Debt Financing Sources set forth in Section 8.3(f), Section 8.6, Section 9.3, Section 9.6, Section 9.8(b), Section 9.10(b), Section 9.11 and this Section 8.4 (and any provision of this Agreement to the extent an amendment, a modification, waiver or termination of such provision would modify the substance of the provisions relating to the Debt Financing Sources set forth in Section 8.3(f), Section 8.6, Section 9.6, Section 9.8(b), Section 9.10(b), Section 9.11 or this Section 8.4) may not be amended, modified or altered in a manner materially adverse to any Debt Financing Source without the prior written consent of the Debt Financing Commitment Sources.
8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.
8.6 No Liability of Debt Financing Sources. None of the Debt Financing Sources will have any liability to the Company or any of its Subsidiaries relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and neither the Company nor any of its Subsidiaries will have any rights or claims against any of the Debt Financing Sources hereunder or thereunder; provided, however, that the foregoing shall not preclude any liability of (i) the equity financing sources under the Limited Guarantee and/or Equity Commitment Letter in its capacity as an equity financing source even if any such equity financing source is a Debt Financing Source and (ii) the Debt Financing Sources to the Company and its Affiliates under the Confidentiality Agreement; provided, further, however, that nothing in this Section 8.6 shall limit the rights of the Company and its Subsidiaries from and after the Effective Time under any debt commitment letter or the definitive agreements for the Debt Financing executed in connection with the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its Affiliates are party thereto.
ARTICLE IX
GENERAL PROVISIONS
9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.
9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:
(a)	if to Parent or Merger Sub to:

Durational Capital Partners
107 Grand Street, 7th Floor
New York, NY 10013
	Attention:	Eric Sobotka
	Email:	[***]

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP,
601 Lexington Avenue
New York, NY 10022
	Attention:	Jonathan L. Davis, P.C.; Joshua Kogan, P.C.; Francisco J. Morales Barrón
	Email:	[***]

(b)	if to the Company (prior to the Effective Time) to:

Casper Sleep Inc.
3 World Trade Center
175 Greenwich Street, 40th Floor
New York, NY 10007
	Attention:	Jonathan Truppman
	Email:	[***]

with a copy (which will not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of Americas
New York, NY 10020
	Attention:	Justin Hamill
Josh Dubofsky
	Email:	[***]
Any notice received at the addressee’s location, or by email at the addressee’s email address on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., Eastern time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.
9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) to any of their respective Affiliates; or (b) to any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not (i) relieve Parent or Merger Sub of any of its obligations hereunder or (ii) impede or delay the consummation of the Merger. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns.
9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge and agree that the Confidentiality Agreement will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreements as if they were parties thereto.
9.5 Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties and all common law duties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.
9.6 Third-Party Beneficiaries. Except as set forth in Section 6.10 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.10; and (b) from and after the Effective Time, the rights of the holders of shares of Company Common Stock and the Company Equity Awards to receive the Per Share Price in accordance with Article II. The provisions of Section 8.3(f), Section 8.4, Section 8.6, Section 9.3, Section 9.8(b), Section 9.10(b), Section 9.11, Section 9.16 and this Section 9.6 will, subject to the rights of the Debt Financing Commitment Sources set forth in the last sentence of Section 8.4, inure to the benefit of the Debt Financing Sources, the Parent Related Parties, the Company Related Parties and the Non-Recourse Parties, and each of their successors and assigns, each of whom are intended to be third party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Debt Financing Sources and their respective successors and assigns). Section 8.3(f) will inure to the benefit of the Parent Related Parties and the Company Related Parties.
9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
9.8 Remedies.
(a) Remedies Cumulative. Except as otherwise provided herein, and subject to the terms and conditions set forth herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
(b) Specific Performance.
(i) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not timely perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject to the last two (2) sentences of this Section 9.8(b)(i), (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 8.3 are not intended to and do not diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. It is explicitly agreed that, subject to the limitations in the next two (2) sentences of this Section 9.8(b)(i), the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger and cause the Equity Financing to be funded (including to cause Parent to enforce the obligations of the Guarantor under the Limited Guarantee in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter) subject to the terms and conditions set forth therein and herein. Notwithstanding the foregoing and subject to the rights of the parties to the definitive agreements for the Debt Financing under the terms thereof, none of the Company and its Affiliates and their direct and indirect equityholders shall be entitled to seek the remedy of specific performance of this Agreement against any Debt Financing Source. Without limiting the application of the immediately preceding sentence, but otherwise notwithstanding anything else to the contrary in this Agreement, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to consummate the Merger and the Closing and to cause the Equity Financing to be funded to fund a portion of the Required Amounts (but not the right of the Company to seek such injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the requirements that (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions) and the Closing is required to occur pursuant to Section 2.3, (ii) the Debt Financing has been funded in full in accordance with the terms and conditions thereof or would be required to be funded in full at the Closing in accordance with the terms and conditions of the Debt Commitment Letter if the Equity Financing is funded and (iii) the Company has irrevocably confirmed in writing that if the Equity Financing and Debt Financing are funded, the Company is ready, willing and able to consummate the Merger and the Closing and take all actions that are required of it by this Agreement to consummate the Merger and the Closing pursuant to the terms of this Agreement on the date of such written notice and throughout the immediately subsequent three (3) Business Day period.
(ii) Subject to Section 8.3(g) and Section 9.8(b)(i), the Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.
9.9 Governing Law. This Agreement, the documents, instruments and certificates contemplated or delivered hereunder, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the documents, instruments and certificates contemplated or delivered hereunder, or the negotiation, execution or performance of this Agreement, the documents, instruments and certificates contemplated or delivered hereunder, (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or the documents, instruments and certificates contemplated or delivered hereunder or as an inducement to enter into this Agreement, the documents, instruments and certificates contemplated or delivered hereunder or the negotiation, execution or performance of this Agreement, the documents, instruments and certificates contemplated or delivered hereunder or the Transactions), shall be governed by the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, including its statute of limitations, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction; provided that each of the parties hereto agree that all disputes or controversies arising out of or relating to the Debt Commitment Letter or the Debt Financing involving or relating to any Debt Financing Source shall be governed by the laws of the State of New York.
9.10 Consent to Jurisdiction.
(a) General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding that may be based upon, arise out of or relate to this Agreement, the documents, instruments and certificates contemplated or delivered hereunder or the negotiation, execution or performance of this Agreement or the documents, instruments and certificates contemplated or delivered hereunder (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement, the documents, instruments and certificates contemplated or delivered hereunder or as an inducement to enter into this Agreement, the documents, instruments and certificates contemplated or delivered hereunder or the negotiation, execution or performance of this Agreement, the documents, instruments and certificates contemplated or delivered hereunder or the Transactions (the “Transaction Legal Proceedings”), for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Transaction Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Guarantee or the transactions contemplated hereby or thereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Transaction Legal Proceeding will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any Transaction Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Transaction Legal Proceeding in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Transaction Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
(b) Jurisdiction for Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary but subject to Section 8.6, the Parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Debt Financing Sources arising out of, or relating to, the Merger, the Debt Commitment Letter, the Debt Financing or the performance of services thereunder or related thereto will be brought in and subject to the exclusive jurisdiction of the Supreme Court of the State of New York, county of New York sitting in the Borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable debt commitment letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) except as specifically set forth in the Debt Commitment Letter, any such Legal Proceeding will be governed by, construed in accordance with and enforced under the laws of the State of New York.
9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY TRANSACTION LEGAL PROCEEDING, INCLUDING ANY CONTROVERSY OR LITIGATION THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS, THE GUARANTY, THE EQUITY COMMITMENT LETTER, THE DEBT COMMITMENT LETTER, THE DEBT FINANCING OR THE EQUITY FINANCING INCLUDING ANY TRANSACTION LEGAL PROCEEDING AND ANY SUCH LEGAL PROCEEDING INVOLVING DEBT FINANCING SOURCES IN CONNECTION WITH THE FINANCING DESCRIBED IN THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
9.12 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein).
9.13 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
9.14 Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation.
9.15 Disclaimer. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole contractual benefit of such parties. Such representations and warranties may be made as of specific dates, only for purposes of the Agreement and for the benefit of the Parties. Such representations and warranties are subject to important exceptions and limitations agreed upon by the parties, including being qualified by confidential disclosures, made for the purposes of allocating contractual risk between the parties rather than establishing these matters as facts, and were made subject to a contractual standard of materiality that may differ from the standard generally applicable under federal securities laws or under other contracts. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. Any information concerning the subject matter of such representations and warranties may have changed, and may continue to change, since the Agreement Date, and such subsequent information may or may not be fully reflected in the Company’s public reports. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of contractual risks associated with particular matters regardless of the knowledge of any of such parties. Any filing of this Agreement with the SEC or otherwise is only to provide investors with information regarding its terms and conditions and not to provide any other factual information regarding the Company or its business. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement or any description thereof as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date. The information in this Agreement should be considered together with the Company’s public reports filed with the SEC.
9.16 Non-Recourse Parent Parties. In no event will the Company or any Company Related Party (other than any stockholder or equityholder of the Company), whether prior to or after termination of this Agreement, seek or obtain, nor will any of them permit any of their Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Guarantor Affiliate (as defined in the Limited Guarantee, which excludes, for the avoidance of doubt, each of the Guarantor, Parent and Merger Sub) with respect to this Agreement, the Equity Commitment Letter or the Limited Guarantee or the transactions contemplated hereby and thereby (including any breach by any Guarantor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable laws arising out of any such breach, termination or failure, other than from Parent or Merger Sub to the extent expressly provided for in this Agreement or any Guarantor to the extent expressly provided for in the Limited Guarantee and the Equity Commitment Letter.
9.17 Non-Recourse Company Related Parties. In no event will Parent, Merger Sub, Guarantor or any Parent Related Party whether prior to or after termination of this Agreement, seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Company Related Party with respect to this Agreement or the transactions contemplated hereby and thereby (including any breach by any Company Related Party), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable Laws arising out of any such breach, termination or failure, other than from the Company to the extent expressly provided for in this Agreement or from any Company Related Party in connection with any Ancillary Agreements to which that Company Related Party is a party thereto.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.
MARLIN PARENT, INC.

By:	/s/ Eric Sobotka
	Name:	Eric Sobotka
	Title:	President
MARLIN MERGER SUB, INC.

By:	/s/ Eric Sobotka
	Name:	Eric Sobotka
	Title:	President
[Signature Page to Agreement and Plan of Merger]
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.
CASPER SLEEP INC.

By:	/s/ Philip Krim
	Name:	Philip Krim
	Title:	CEO
[Signature Page to Agreement and Plan of Merger]

ANNEX B – Opinion of Jefferies LLC

Jefferies LLC
520 Madison Avenue
New York, NY 10022
www.jefferies.com
November 14, 2021
The Board of Directors
Casper Sleep Inc.
Three World Trade Center, 39th Floor
175 Greenwich St.
New York, NY 10007
Members of the Board:
We understand that Casper Sleep Inc. (the “Company”), Marlin Parent, Inc. (“Parent”), and Marlin Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”) in a transaction in which each outstanding share of common stock, par value $0.000001 per share, of the Company (the “Common Stock”), other than shares of Common Stock held in the treasury of the Company, owned by Parent or Merger Sub, or any direct or indirect wholly owned subsidiary of Parent or Merger Sub, all of which shares will be cancelled, or as to which dissenters rights have been properly exercised, will be converted into the right to receive $6.90 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates).
In arriving at our opinion, we have, among other things:
(i)	reviewed a draft dated November 14, 2021 of the Merger Agreement;
(ii)	reviewed certain publicly available financial and other information about the Company;
(iii)
reviewed certain information furnished to us and approved for our use by the Company’s management, including financial forecasts, estimates and analyses, relating to the business, operations and prospects of the Company;

(iv)	held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above;
(v)	reviewed the share trading price history and valuation multiples for the Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;
(vi)	reviewed and compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and
(vii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.
In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to us by the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of the Company that it is not aware of any facts or circumstances that would make any of the foregoing information incomplete, inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor did we conduct a physical inspection of any of the properties or facilities of, the Company, and we have not been furnished with and assume no responsibility to obtain, any such evaluations, appraisals or physical inspections. We have not evaluated the solvency or fair value of the Company, Parent or any other entity under any laws relating to bankruptcy, insolvency or similar matters.
With respect to the financial forecasts and estimates provided to and reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. However, we have been advised, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. We express no opinion as to the Company’s financial forecasts or the assumptions on which they are based.
Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.
We have made no independent investigation of, and we express no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to the Company, and we have assumed the correctness in all respects material to our analyses and opinion of all legal, regulatory, accounting and tax advice given to the Company and its Board of Directors, including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting the Company or the Merger and legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement and related documents to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Common Stock. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on the Company or the contemplated benefits of the Merger or that otherwise would be material in any respect to our analyses or opinion.
Our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein, including the form or structure of the Merger or any term, aspect or implication of any other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from the Merger or otherwise. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote on the Merger or any matter related thereto. We have not been asked to address, and our opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company or any other party, other than the holders of shares of Common Stock. We express no view or opinion as to the price at which shares of Common Stock will trade or otherwise be transferrable at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Consideration to be received by holders of shares of Common Stock or otherwise. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.
It is understood that our opinion is for the use and benefit of the Board of Directors of the Company (in its capacity as such) in its consideration of the Merger. We have been engaged by the Company to act as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for certain expenses incurred. The Company has also agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. While we have provided financing services to the Company during the past two years for which we or our affiliates have received compensation, we have not provided financial advisory or financing services to Parent or Durational Capital Management, an affiliate of Parent, during the past two years for which we or our affiliates have received compensation. In the ordinary course of our business, we and our affiliates may trade or hold securities or financial instruments (including loans and other obligations) of the Company or Parent and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent.
Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates).
Very truly yours,
JEFFERIES LLC

ANNEX C – Appraisal Rights
SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
§262 Appraisal rights
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation, the words “stock” and “share” mean and include what is ordinarily meant by those words and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one (1) or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §§251 (other than a merger effected pursuant to §251(g) of this title), 252, 254, 255, 256, 257, 258, 263 or 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to §251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 or §267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e) and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one (1) of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within ten (10) days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to §228, §251(h), §253 or §267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten (10) days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one (1) of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty (20) days after the date of giving such notice or, in the case of a merger approved pursuant to §251(h) of this title, within the later of the consummation of the offer contemplated by §251(h) of this title and twenty (20) days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within ten (10) days after such effective date; provided, however, that if such second notice is sent more than twenty (20) days following the sending of the first notice or, in the case of a merger approved pursuant to §251(h) of this title, later than the later of the consummation of the offer contemplated by §251(h) of this title and twenty (20) days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten (10) days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within sixty (60) days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to §251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in §251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in §251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within ten (10) days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall, within twenty (20) days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one (1) or more publications at least one (1) week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal; (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1,000,000; or (3) the merger was approved pursuant to §253 or §267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court; and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within sixty (60) days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within sixty (60) days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D – Voting and Support Agreement
VOTING AND SUPPORT AGREEMENT
This Voting and Support Agreement (this “Agreement”) is made and entered into as of November 14, 2021 (the “Agreement Date”), by and among Marlin Parent, Inc., a Delaware corporation (“Parent”), Casper Sleep Inc., a Delaware corporation (the “Company”), and the stockholder(s) of the Company listed on Schedule A and the signature pages hereto (each, a “Stockholder” and, collectively, the “Stockholders”). Each of Parent, the Company and the Stockholders are sometimes referred to as a “Party” and collective as the “Parties”.
RECITALS
A. Concurrently with the execution and delivery of this Agreement, Parent, Merger Sub, and the Company are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company, with the Company being the surviving entity in such merger (the “Merger”).
B. As of the Agreement Date, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Common Stock, $0.000001 par value per share, of the Company (the “Company Stock”), such shares being all of the shares of Company Stock owned of record or beneficially by such Stockholder as of the Agreement Date (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares together with any additional shares of Company Stock that such Stockholder may acquire record and/or beneficial ownership of after the Agreement Date (including, for the avoidance of doubt, as a result of the settlement or exercise of any Company Equity Awards), such Stockholder’s “Covered Shares”) set forth next to such Stockholder’s name on Schedule A hereto.
C. In connection with Parent’s and Merger Sub’s entry into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:
1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.
1.1. “Expiration Time” shall mean the earlier to occur of (a) the time that the Requisite Stockholder Approval has been obtained, (b) the Effective Time, (c) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VIII thereof, and (d) any amendment of any term or provision of the original Merger Agreement, dated as of the Agreement Date, that (i) reduces the Per Share Price or changes the form of consideration payable to the Stockholders pursuant to Section 2.7(a)(ii) of the Merger Agreement or (ii) extends the Termination Date, in each case without such Stockholder’s prior consent.
1.2. “Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares, or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b) above.
2. Agreement to Not Transfer the Covered Shares.
2.1. No Transfer of Covered Shares. Until the Expiration Time, each Stockholder agrees not to Transfer, or cause or permit the Transfer, of any of such Stockholder’s Covered Shares, other than with the prior written consent of Parent or in accordance with, and subject to, Section 2.2. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void and of no effect whatsoever.
2.2. Permitted Transfers. Notwithstanding anything herein to the contrary, any Stockholder may Transfer any such Covered Shares to (a) any other Stockholder or any Affiliate of any such Stockholder, (b) any family member (including a trust for such family member’s benefit) of such Stockholder or (c) any charitable foundation or organization, in the case of each of the foregoing clauses (a)-(c) if and so long as, prior to and as a condition to effectuating any such Transfer, the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the Parties a written consent and joinder memorializing such agreement in form and substance reasonably satisfactory to Parent. During the term of this Agreement, the Company will not register or otherwise recognize the transfer (book-entry or otherwise) of any Covered Shares or any certificate or uncertificated interest representing any of such Stockholder’s Covered Shares, except as permitted by, and in accordance with, this Section 2.2.
3. Agreement to Vote the Covered Shares.
3.1. Voting Agreement. Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (including any adjournment or postponement thereof), and on any action or approval of the Company’s stockholders by written consent with respect to any of the following matters, each Stockholder shall vote (including via proxy) all of such Stockholder’s Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) all of such Stockholder’s Covered Shares) (a) in favor of adoption of the Merger Agreement and the Transactions (including the Merger); and (b) against (i) any action or agreement that would reasonably be expected to result in any of the conditions to the Company’s obligations set forth in Section 7.1 or Section 7.3 under the Merger Agreement not being satisfied and (ii) any Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with or materially and adversely affect the consummation of the Merger and the other Transactions (clauses (a) and (b), the “Covered Proposals”).
3.2. Quorum. Until the Expiration Time, at every meeting of the Company’s stockholders (including any adjournment or postponement thereof), each Stockholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.
3.3. Return of Proxy. Each Stockholder shall execute and deliver (or cause the holders of record to execute and deliver), within 48 hours of receipt, any proxy card or voting instructions it receives that is sent to stockholders of the Company soliciting proxies with respect to any matter described in Section 3.1, which shall be voted in the manner described in Section 3.1 (with Parent to be promptly notified (and provided reasonable evidence) of such execution and delivery of such proxy card or voting instructions).
4. Waiver of Appraisal Rights. Each Stockholder hereby irrevocably waives all appraisal rights under Section 262 of the DGCL with respect to all of such Stockholder’s Covered Shares owned (beneficially or of record) by such Stockholder, a copy of which is attached hereto as Schedule B, with respect to the Merger and the other Transactions.
5. New Shares. Each Stockholder agrees that any shares of Company Stock that such Stockholder purchases or with respect to which such Stockholder otherwise acquires record or beneficial ownership (including (a) any shares of Company Stock that such Stockholder acquires pursuant to the exercise or settlement of any Company Equity Awards or (b) pursuant to a stock split, reverse stock split, stock dividend or distribution or any change in Company Stock by reason of any recapitalization, reorganization, combination, reclassification, exchange of shares or similar transaction) after the Agreement Date and prior to the earlier of the Effective Time and the Expiration Time, shall automatically become, and shall be deemed to be, Covered Shares and will thereafter be subject to the terms and conditions of this Agreement to the same extent as if they comprised Covered Shares on the date hereof.
6. Fiduciary Duties; Legal Obligations. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this

Agreement shall in any way prevent, limit or affect any actions taken by any such Stockholder in his or her capacity as a director or officer of the Company or any of its Affiliates or from complying with his or her fiduciary duties or other legal obligations under applicable Law while acting in such capacity as a director or officer of the Company or any of its Affiliates.
7. Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to Parent that:
7.1. Due Authority. The Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. If the Stockholder is not a natural person, (a) the Stockholder is duly organized, validly existing and in good standing in accordance with the applicable Laws of its jurisdiction of formation, as applicable and (b) the execution and delivery of this Agreement, the performance of the Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other applicable Laws affecting creditors’ rights generally and general principles of equity).
7.2. Ownership of the Covered Shares. (a) The Stockholder is, as of the Agreement Date and, with respect to any Covered Shares acquired after the Agreement Date, will be as of the date of such acquisition, the beneficial or record owner of such Stockholder’s Owned Shares, free and clear of any and all Liens, other than those (i) created by this Agreement, (ii) arising under applicable securities laws or (iii) as disclosed on Schedule A hereto, and (b) the Stockholder has sole voting power over all of such Owned Shares and Covered Shares, respectively, beneficially owned by the Stockholder. The Stockholder has not entered into any agreement to Transfer any Covered Shares. As of the Agreement Date, the Stockholder does not own, beneficially or of record, any shares of Company Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Company Stock or other voting shares of the Company) other than the Owned Shares and the Company Equity Awards held by the stockholder.
7.3. No Conflict; Consents.
a. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement and the compliance by the Stockholder with any provisions hereof does not and will not: (i) conflict with or violate any applicable Laws, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares beneficially owned by the Stockholder pursuant to any Contract or obligation to which the Stockholder is a party or by which the Stockholder is subject.
b. No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by them of the transactions contemplated hereby.
7.4. Absence of Litigation. As of the Agreement Date, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder that would reasonably be expected to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
8. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that:
8.1. Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the applicable Laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other applicable Laws affecting creditors’ rights generally and general principles of equity).
8.2. No Conflict; Consents.
a. The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement and the compliance by Parent with the provisions hereof do not and will not: (i) conflict with or violate any applicable Law, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which Parent is a party or by which Parent is subject.
b. No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.
8.3. Absence of Litigation. As of the Agreement Date, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
9. Miscellaneous.
9.1. Other Agreements. Each Stockholder further agrees that, from and after the date hereof until the Expiration Time, such Stockholder will not, and will not permit any entity under such Stockholder’s control to, (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) in opposition to any Covered Proposal, (b) initiate a stockholders’ vote with respect to an Acquisition Proposal, (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Acquisition Proposal, or (d) take any action that the Company is prohibited from taking pursuant to Section 5.3 (No Solicitation), Section 6.4 (Company Stockholder Meeting) or Section 6.13 (Public Statements and Disclosures) of the Merger Agreement, subject in each case of this clause (d) to Section 6 of this Agreement in all respects.
9.2. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.
9.3. Certain Adjustments. In the event of any change in the Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
9.4. Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the Parties.
9.5. Expenses. All costs and expenses incurred by any Party in connection with this Agreement shall be paid by the Party incurring such cost or expense.
9.6. Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:
a. if to the Stockholder, to the address for notice set forth on Schedule A hereto.
b. if to Parent, to:
Marlin Parent, Inc. c/o Durational Capital Partners 107 Grand Street, 7th Floor New York, NY 10013
Attention:	Eric Sobotka
Email:	[***]

with a copy to:

Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022
Attention:	Jonathan L Davis, P.C.
Joshua Kogan, P.C.
Francisco Morales Barrón
E-mail:	[***]
[***]
[***]
c. if to Company, to:
Casper Sleep Inc. 3 World Trade Center 175 Greenwich Street, 40th Floor New York, NY 10007
Attention:	Jonathan Truppman
Email:	[***]

with a copy to:

Latham & Watkins LLP 1271 Avenue of Americas New York, NY 10020
Attention:	Josh Dubofsky
Justin Hamill
Email:	[***]
[***]
or to such other address or facsimile number as such Party may hereafter specify in writing for the purpose by notice to the other Parties. Any notice received at the addressee’s location, or by email at the addressee’s email address on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., Eastern time, on the next Business Day.
9.7. Jurisdiction; Waiver of Jury Trial.
a. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement, or the negotiation, execution or performance of this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.6 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.7 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding described in clause (i) hereto to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding described in clause (i) hereto will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any Legal Proceeding described in clause (i) hereto in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding described in clause (i) hereto in any court other than the Chosen Courts. Each Party agrees that a final judgment in any Legal Proceeding described in clause (i) hereto in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
b. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY LEGAL PROCEEDING DESCRIBED IN SECTION 9.7(A) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE), INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING DEBT FINANCING SOURCES IN CONNECTION WITH THE FINANCING DESCRIBED IN THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7(B).
9.8. Documentation and Information. Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the other Transactions.
9.9. Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
9.10. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, the Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of the Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.

9.11. Enforcement. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that any breach of this Agreement would not be adequately compensated by monetary damages, and that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required, in addition to any other remedy to which they are entitled at law or in equity.
9.12. Entire Agreement. This Agreement, including the schedules and exhibits hereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.
9.13. Interpretation. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections and Schedules are to Sections and Schedules of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute or applicable Law shall be deemed to refer to such statute or applicable Law as amended from time to time and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any applicable Law promulgated under such statute or law. With respect to an action taken or not taken by any Person, “ordinary course” means an action or inaction that is consistent in nature, scope, frequency, timing and magnitude with the ordinary course of business and the past practices of such Person. The word “shall” shall be construed to have the same meaning and effect of the word “will.” The phrase “to the extent” shall mean the degree to which, and such phrase shall not mean simply “if.” Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive.
9.14. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
9.15. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
9.16. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
9.17. Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement, or the negotiation, execution or performance of this Agreement or of the transactions contemplated hereby), shall be governed by the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, including its statute of limitations, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.
9.18. Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.18 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.
9.19. Termination. This Agreement shall automatically terminate without further action by any of the Parties and shall have no further force or effect as of the Expiration Time; provided that the provisions of this Section 9 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any Party from seeking any remedies (at law or in equity) against any other Party for that Party’s breach of any of the terms of this Agreement prior to the date of termination in accordance with Section 9.11.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.
MARLIN PARENT, INC.

By:
Name:	Eric Sobotka
Title:	President
[Signature Page to Voting and Support Agreement]

CASPER SLEEP INC.

By:
Name:	Philip Krim
Title:	Chief Executive Officer
[Signature Page to Voting and Support Agreement]

New Enterprise Associates 14, L.P.

By:
Name:
Title:

Address:
New Enterprise Associates, Inc., 1954 Greenspring Drive, Suite 600, Timonium, Maryland 21903
Email:
[Signature Page to Voting and Support Agreement]

NEA Ventures 2014, L.P.

By:
Name:
Title:

Address:
New Enterprise Associates, Inc., 1954 Greenspring Drive, Suite 600, Timonium, Maryland 21903
Email:
[Signature Page to Voting and Support Agreement]

By:
Name:	Philip Krim
Title:

Address:
Three World Trade Center, 175 Greenwich Street, 40th Floor, New York, NY 10007
Email:

By:
Name:	Neil Parikh
Title:

Address:
Three World Trade Center, 175 Greenwich Street, 40th Floor, New York, NY 10007
Email:
[Signature Page to Voting and Support Agreement]

By:
Name:	Benjamin Lerer
Title:

Address:
Three World Trade Center, 175 Greenwich Street, 40th Floor, New York, NY 10007
Email:
[Signature Page to Voting and Support Agreement]

By:
Name:	Emilie Arel
Title:

Address:
Three World Trade Center, 175 Greenwich Street, 40th Floor, New York, NY 10007
Email:
[Signature Page to Voting and Support Agreement]

Schedule A
[***]

Schedule B
General Corporation Law of the State of Delaware, Section 262
§ 262. Appraisal rights [For application of this section, see § 17; 82 Del. Laws, c. 45, § 23; and 82 Del. Laws, c. 256, § 24].
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION

Casper

BROADRIDGE C/O
CASPER SLEEP INC.
THREE WORLD TRADE CENTER
175 GREENWICH STREET FLOOR 40
NEW YORK, NY 10007

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on [TBD], 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **[TBD]**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on [TBD], 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D63697-[TBD]

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CASPER SLEEP INC.

The Board of Directors recommends you vote FOR the following:	**For**	**Against**	**Abstain**
1. To approve and adopt the Agreement and Plan of Merger, dated as of November 14, 2021 (the “Merger Agreement”), by and among Marlin Parent, Inc., Marlin Merger Sub, Inc., and Casper Sleep Inc.; and	☐	☐	☐
2. To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the Merger Agreement if there are not sufficient votes at the time of such adjournment to approve and adopt the Merger Agreement.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any continuation, adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D63698-[TBD]

CASPER SLEEP INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CASPER SLEEP INC. FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD [TBD], 2022 [TBD] a.m. Eastern Time

The undersigned stockholder(s) of Casper Sleep Inc. hereby appoint(s) Emilie Arel, Philip Krim and Michael Monahan, or each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Casper Sleep Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [TBD] a.m. Eastern Time on [TBD], 2022, via a live webcast at [TBD], and any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE